Exhibit 2

DATED: 17 February 2010

Hickson Nederland BV

Hickson Investments Limited

Arch UK Biocides Limited

Arch Chemicals, Inc.

Arch Coatings UK Limited

Hickson Limited (UK)

RPG Acquisition Limited

The Sherwin-Williams Company

and

Sherwin-Williams Coatings S.à r.l.

AGREEMENT

relating to the sale and purchase of

shares and assets comprising

the Industrial Wood Coatings Business

Slaughter and May

One Bunhill Row

London EC1Y 8YY

(RDD/WSW)

23.	The Purchasers’ and the Purchasers’ Guarantors’ undertakings	66

24.	Restrictions on the Sellers’ business activities	68

25.	The Purchasers’ remedies and the Sellers’ limitations on liability	69

26.	Release of the Sellers	71

27.	Restrictions on the Purchasers’ use of the Retained Marks	71

28.	Intellectual Property	72

29.	Employment	73

30.	Access to, and transfer of, Books and Records	79

31.	Sellers’ Guarantee and Purchasers’ Guarantee	80

32.	Effect of Completion	84

33.	Remedies and waivers	84

34.	Assignment	84

35.	Further assurance	85

36.	Entire agreement	85

37.	Notices	86

38.	Announcements	87

39.	Confidentiality	88

40.	Costs and expenses	89

41.	Counterparts	90

42.	Invalidity	90

43.	Contracts (Rights of Third Parties) Act 1999	90

44.	Choice of governing law	91

45.	Jurisdiction	91

46.	Agents for service	91

3

*	Omitted from this filing. Registrant will furnish supplementally a copy of these schedules to the Commission upon request.

4

THIS AGREEMENT is made on the 17 of February 2010

BETWEEN:

1.	the persons whose names and addresses are set out in column (1) of Part A of Schedule 5 (Ownership of the Shares and the Asset Sellers Business) (collectively, the “Share Sellers” and, individually, a “Share Seller”);

2.	Arch Chemicals, Inc. whose registered office is at CT Corporation System 4701 Cox Road, Suite 301, Glen Allen, Virginia, 23060 (“ACI”);

3.	Arch Coatings UK Limited whose registered office is at A1 Business Park, Knottingley, West Yorkshire, WF11 OBU (registered number 02274789); and

4.	Hickson Limited (UK) whose registered office is at Wheldon Road, Castleford, West Yorkshire, WF10 2JT (registered number 00328747),

(the parties at paragraphs 3 and 4 above together the “UK Asset Sellers” and each a “UK Asset Seller”)

(the Share Sellers and Asset Sellers collectively, the “Sellers”, and the expression “Seller” shall be construed accordingly);

5.	RPG Acquisition Limited Thorncliffe Park, Chapeltown, Sheffield S35 2YP (registered number 7148590) (the “UK Purchaser”);

6.	The Sherwin-Williams Company of 101 Prospect Avenue, N.W., Cleveland, Ohio 44115, U.S.A. (the “US Purchaser”); and

7.	Sherwin-Williams Coatings S.à r.l., société à responsabilité limitée, whose registered office is at 13-15, Avenue de la Liberté L-1931 Luxembourg, Grand Duchy of Luxembourg (the “Lux Purchaser”),

(the Italian Purchaser, French Purchaser, UK Purchaser, US Purchaser and the Lux Purchaser, collectively, the “Purchasers”, and the expression “Purchaser” shall be construed accordingly);

WHEREAS:

(A)	The IWC Business is carried on by the Companies and certain members of the Retained Group (each as defined in this Agreement).

(B)	ACI wishes to sell or procure the sale of, and the Purchasers wish to purchase, the IWC Business.

(C)	Accordingly:

(i)	the Share Sellers have each agreed to sell and the Lux Purchasers and the Italian Purchaser have each agreed to purchase those Shares (as defined in this Agreement) indicated in Part A of Schedule 5 (Ownership of the Shares and the Asset Sellers Business) on the terms and subject to the conditions of this Agreement;

(ii)	the UK Asset Sellers have agreed to sell and the UK Purchaser has agreed to purchase the UK Asset Seller Business (as defined in this Agreement) as a going concern;

(iii)	if the French Asset Seller decides to do so, the French Asset Seller shall sell, and the French Purchaser has agreed to purchase the French Asset Seller Business (as defined in this Agreement) as a going concern; and

(iv)	ACI has agreed to sell and the US Purchaser has agreed to purchase the US Asset Seller Business (as defined in this Agreement).

(D)	ACI has agreed to guarantee the obligations of the Sellers under this Agreement and the Purchasers’ Guarantor has agreed to guarantee the obligations of the Purchasers under this Agreement.

(E)	The Retained Group will retain the Retained Business.

NOW IT IS HEREBY AGREED as follows:

1.	Interpretation

1.1	In this Agreement and the Schedules to it:

“Accounts”	means the financial information in respect of the IWC Business attached to the Disclosure Letter at document 02-A-74 (Accounts), comprising unaudited statements of income of the IWC Business in respect of the accounting periods ending on 31 December 2006, 31 December 2007 and 31 December 2008 and unaudited balance sheets of the IWC Business as at 31 December 2007 and 31 December 2008;

“Accounts Date”	means 31 December 2008;

“Accrued Liabilities Amount”	means the sum (as at the close of business on the Completion Date, as shown by the Completion Statement) calculated on the same basis as the Accrued Liabilities Amount set out in the pro forma completion statement set out in Part D of Schedule 10 (Completion Statement);

“Accrued Liabilities Excess”	has the meaning given in sub-paragraph 1.6(C) of Part A of Section I of Schedule 10 (Completion Statement);

“ACI”	means Arch Chemicals, Inc., whose registered office is at The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle, Delaware 19801;

“ACI Confidential Information”	means all information (other than to the extent that it relates to the IWC Business) which is not in the public domain in whatever form held and which:

(i) relates to any member of the Retained Group or the business of any such member; and

(ii) was supplied at any time on or prior to Completion by or on behalf of any member of the Retained Group to any member of the Purchasers’ Group;

“Affected Parties”	has the meaning given in sub-clause 46.3 (Agents for service);

“Affiliate”	means, in relation to any party to this Agreement, any subsidiary undertaking or parent undertaking of that party and any subsidiary undertaking of any such parent undertaking, in each case from time to time;

“Asset Sellers”	means the persons whose names and addresses are set out in column (1) of Part B of Schedule 5 (Ownership of the Shares and the Asset Sellers Business), each individually an “Asset Seller”;

“Asset Sellers Business”	means that part of the IWC Business carried on by the Asset Sellers and which is comprised of the French Asset Seller Business, the UK Asset Seller Business and the US Asset Seller Business;

“Asset Sellers Business Assets”	means all the assets used in the French Asset Seller Business, the UK Asset Seller Business and the US Asset Seller Business, (including all the rights and property relating to such assets), falling within the categories set out in clause 3 (Sale and purchase of the Asset Sellers Business) but excluding the Excluded Asset Sellers Business Assets;

“Asset Sellers Business Goodwill”	means all the goodwill of each of the Asset Sellers in relation to the French Asset Seller Business, the UK Asset Seller Business and the US Asset Seller Business respectively, together with the exclusive right for the Purchasers and their successors in title and assignees to trade and represent themselves as carrying on the Asset Sellers Business;

“Asset Sellers Business Information”	means all Information owned by any Asset Seller and which is used primarily in the French Asset Seller Business, the UK Asset Seller Business and/or the US Asset Seller Business as at the Completion Date;

“Asset Sellers Business Intellectual Property”	means the Intellectual Property owned by any Asset Seller which is used primarily in the French Asset Seller Business, the UK Asset Seller Business and/or the US Asset Seller Business as at the Completion Date, excluding (for the avoidance of doubt) the Retained Marks and excluding the Retained IT;

“Asset Sellers Business Inventory”	means all inventory, stocks of raw materials, work-in-progress, finished goods or completed services and other stock-in-trade and packaging owned by any Asset Seller as at the Completion Date used or to be used primarily by or primarily in the French Asset Seller Business, the UK Asset Seller Business and/or the US Asset Seller Business;

“Asset Sellers Business Payables”	means, in respect of each Asset Seller, creditors/accounts payable of a trading nature arising in the ordinary course of business of that Asset Seller for the purpose of the Asset Sellers Business outstanding at Completion (and including any amount in respect of VAT properly chargeable on the relevant supply), other than amounts due:

(i) in respect of Borrowings; or

(ii) in respect of Taxation (except any such amount in respect of VAT as described above);

“Asset Sellers Business Plant and Machinery”	means all the plant, machinery and other equipment (including furniture, vehicles, spares, loose tools, fittings, office equipment, chattels, information technology and telecommunications equipment) owned by any of the Asset Sellers and used primarily by or in the French Asset Seller Business, the UK Asset Seller Business and/or the US Asset Seller Business as at the Completion Date excluding (for the avoidance of doubt) the Retained IT;

“Asset Sellers Business Property”	means the Property or Properties described in Part B of Schedule 8 (Properties), and the expression “Asset Sellers Business Properties” shall be construed accordingly;

“Asset Sellers Business Receivables”	means, in respect of each Asset Seller, debtors/accounts receivable of a trading nature arising in the ordinary course of business of that Asset Seller for the purpose of the Asset Sellers Business outstanding at Completion (and including any amount in respect of VAT properly chargeable on the relevant supply);

“Asset Sellers Business Records”	means all Books and Records of the Asset Sellers primarily containing or primarily relating to Asset Sellers Business Information or on which the Asset Sellers Business Information is primarily recorded as at the Completion Date;

“Asset Sellers Contracts”	means all the contracts, agreements, orders and legally binding arrangements and commitments (whether reduced to writing or not) which are current at Completion and to which any of the Asset Sellers is a party or under which an Asset Seller has any outstanding right, liability or obligation and which either (a) relate primarily to the French Asset Seller Business, the UK Asset Seller Business and/or the US Asset Seller Business, or (b) relate in part to the French Asset Seller Business, the UK Asset Seller Business and/or the US Asset Seller Business (but only to the extent that they so relate), but excluding:

	(i)	contracts with employees;

	(ii)	contracts in relation to Borrowings;

	(iii)	contracts governing the ownership and occupation of the Asset Sellers Business Properties; and

	(iv)	contracts which provide to a member of the Retained Group the right to use or ownership of the Retained Marks or the Retained IT;

“Asset Sellers Retention Bonuses”	means the retention bonuses owed to certain Senior Employees by the Asset Sellers referred to at disclosure 29 of the Disclosure Letter;

“Assumed AS European IWC Employees”	means:

	(i)	the Current Asset Seller Employees; and

	(ii)	individuals employed by any of the Asset Sellers or any other member of the Retained Group and assigned wholly or mainly, in the ordinary course of business, to the IWC Business, between the List Date and Completion; but

	(iii)	excluding any such persons who cease to be wholly or mainly assigned to the IWC Business between the List Date and Completion in the ordinary course of business;

who are part of the IWC Business in Europe except to the extent that such employees are: i) listed at Part A of Schedule 13 (Excluded employees); or ii) without prejudice to the terms of clause 29.16(C), are included in the definition of Assumed AS Other IWC Employees;

“Assumed AS Other IWC Employees”	means:

	(i)	those Current Asset Seller Employees whose names are set out at Part B of Schedule 12 (Current Employees) as “Current Assumed AS Other IWC Employees”; and

	(ii)	individuals employed by any of the Asset Sellers or any other member of the Retained Group and assigned wholly or mainly, in the ordinary course of business, to the IWC Business, between the List Date and Completion who would not be either “Assumed AS European IWC Employees” or “Assumed AS US IWC Employees”; but

	(iii)	excluding any such persons who cease to be wholly or mainly assigned to the IWC Business between the List Date and Completion in the ordinary course of business.

“Assumed AS US IWC Employees”	means:

	(i)	the Current Asset Seller Employees; and

	(ii)	individuals employed by any of the Asset Sellers or any other member of the Retained Group and assigned wholly or mainly, in the ordinary course of business, to the IWC Business, between the List Date and Completion; but

(iii) excluding any such persons who cease to be wholly or mainly assigned to the IWC Business between the List Date and Completion in the ordinary course of business,

who are part of the IWC Business in the US, except to the extent that such employees are listed at Part C of Schedule 13 (Excluded employees);

“Assumed Company Employees”	means:

(i) the Current Company Employees; and

(ii) individuals employed by any of the Companies in the ordinary course of business between the List Date and Completion; but

(iii) excluding any such persons who cease to be employed by any of the Companies in the ordinary course of business between the List Date and Completion;

except to the extent that such employees are listed at Part B of Schedule 13 (Excluded employees);

“Assumed Employees”	means the Assumed AS European IWC Employees, the Assumed AS US IWC Employees, the Assumed AS Other IWC Employees and the Assumed Company Employees;

“Assumed Obligations”	has the meaning given in sub-clause 12.2(A) (Obligations of the Purchasers);

“Attiva Litigation”	means the litigation relating to claims by Attiva Components against Arch Sayerlack Coatings S.r.l. in connection with damage allegedly caused by flaws in varnishing products purchased from Arch Sayerlack Coatings S.r.l., referred to at disclosure 66 of the Disclosure Letter;

“Beneteau Litigation”	means the litigation pending in France bought by the Boatyards Beneteau S.A. Company against Arch Coatings France S.A., in a product liability claim, referred to at disclosure 54 of the Disclosure Letter;

“Books and Records”	has its common law meaning and includes, without limitation, all books of account and other documents and all computer disks or tapes or other machine legible programs or other records (excluding software);

“Borrowings”	means all outstanding borrowings and outstanding indebtedness in the nature of borrowings or for the payment or repayment of money, including (without limitation):

	(i)	any bank debit balances, bonds, notes, loan stock, debentures, letters of credit or other debt instruments, any overdraft, or finance lease (including accrued interest on the foregoing items);

	(ii)	recourse factoring or recourse discounting of receivables,

but excluding:

	(a)	ordinary trade credit;

	(b)	acceptances of trade bills in respect of purchases in the ordinary course of trading;

	(c)	any amount owing from one Company to another Company; and

	(d)	Inter-Company Payables and Inter-Company Receivables;

“Business Benefit Plan”	means each “employee benefit plan” within the meaning of section 3(3) of ERISA and each pension, retirement benefit, bonus, stock option, stock purchase, equity incentive, and deferred compensation plan and arrangement and other material employee fringe benefit plan and arrangement maintained or contributed to, or required to be maintained or contributed to, by ACI or any of the Companies or the Asset Sellers for the benefit of any Assumed AS US IWC Employee;

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are generally open for business in New York (except when the term Business Day is used in relation to a provision involving the transfer of funds, in which case the term Business Day shall exclude days on which banks are generally closed in the jurisdiction in which funds are being transferred from and the jurisdiction in which funds are being transferred to);

“Carryover Period”	means the meaning given in Schedule 17 (Covenants in respect of US Transferred Participants);

“Cash”	means any cash at banks or other financial institutions or in hand, bank deposits or Cash Equivalents owned by any of the Companies and interest accrued on each of the foregoing, but excluding (so as to avoid any double-counting) any amount deposited by one Company with another Company;

“Cash Equivalents”	includes, without limitation, any liquid or easily realisable stocks, shares, bonds, treasury bills and other such securities and any other readily negotiable right or asset;

“COBRA”	has the meaning given in Schedule 17 (Covenants in respect of US Transferred Participants);

“Code”	means the Internal Revenue Code of 1986, as amended;

“Companies”	means those companies listed in Schedule 6 (Basic information about the Companies), basic information relating to which is set out in that Schedule, and the expression “Company” shall be construed accordingly;

“Companies Acts”	means the Companies Act 1985, the Companies Consolidation (Consequential Provisions) Act 1985, the Companies Act 1989, the Companies Act 2006 and Part V of the Criminal Justice Act 1993;

“Company Property”	means the Property or Properties referred to in Part A of Schedule 8 (Properties), and the expression “Company Properties” shall be construed accordingly;

“Company Retention Bonuses”	means the retention bonuses owed to certain Senior Employees by the Companies referred to at disclosure 29 of the Disclosure Letter;

“Completion”	means completion of the sale and purchase of the Shares and the Asset Sellers Business under this Agreement (subject to sub-clause 9.3 (Completion) and clause 11 (Asset Sellers Contracts);

“Completion Date”	means the date on which Completion occurred;

“Completion Statement”	means the completion statement prepared in accordance with Part A of Section I of Schedule 10 (Completion Statement) and in the format set out in Part D of Section I of Schedule 10 (Completion Statement) and, in relation to each of the Accrued Liabilities Amount, the Prepaid Amount, the Working Capital Amount, the Net External Cash Balance, the Inter-Company Payables and the Inter-Company Receivables, means that part of the Completion Statement relating to such item as agreed or determined in accordance with sub-paragraphs 1.3 to 1.5 of Part A of Section I of Schedule 10 (Completion Statement);

“Component Assets”	has the meaning given in sub-paragraph 1.8 of Part A of Section I of Schedule 10 (Completion Statement);

“Consultation Completion”	has the meaning given in sub-clause 4.3;

“Current Asset Seller Employees”	means those individuals who were employed by an Asset Seller or any other member of the Retained Group and assigned wholly or mainly to the IWC Business, at the close of business on the List Date, as listed in Part A of Schedule 12 (Current employees);

“Current Company Employees”	means those individuals who are employed by a Company at the close of business on the List Date as listed in Part A of Schedule 12 (Current employees);

“Current Employees”	means the Current Asset Seller Employees and the Current Company Employees;

“Current Use”	means the use specified for the Relevant Properties in Schedule 8 (Properties);

“Data Protection Legislation”	means the Data Protection Act 1984 (in respect of those provisions still applicable, the Data Protection Act 1998, the Italian Legislative Decree no. 196 of 30 June 2003 and any similar data protection or privacy legislation in Spain, Singapore, the United States or France;

“Data Room”	means the data room, the index to which is annexed to the Disclosure Letter together with the documents attached to the Disclosure Letter;

“Delivery Date”	has the meaning given in sub-paragraph 1.1(A) of Part A of Section I of Schedule 10 (Completion Statement);

“Disclosure Letter”	means the letter dated the same date as this Agreement written by the Sellers to the Purchasers for the purposes of sub-clause 25.1 (The Purchasers’ remedies and the Sellers’ limitations on liability) and delivered to the Purchasers’ Solicitors before the execution of this Agreement;

“Dispute Notice”	has the meaning given in sub-paragraph 1.2(A) of Part A of Section I of Schedule 10 (Completion Statement);

“Disputed Items”	has the meaning given in sub-paragraph 1.2(A) of Part A of Section I of Schedule 10 (Completion Statement);

“Draft Allocation Statement”	has the meaning given in sub-paragraph 2.2 of Schedule 9 (Initial Price);

“Draft Completion Statement”	has the meaning given in sub-paragraph 1.1(A) of Part A of Section I of Schedule 10 (Completion Statement);

“Encumbrance”	means any security granted in respect of the Borrowings or other obligations of the Retained Group;

“Environment”	means all or any part of the air (including, without limitation, the air within buildings and the air within other natural or man-made structures above or below ground), water above and below the surface, land above and below the surface, natural resources and any living organisms (including man) or systems supported by those media;

“Environmental Authority”	has the meaning given in the Environmental Covenant;

“Environmental Covenant”	means the deed of covenant between the parties entered into on the date hereof in respect of Environmental Matters;

“Environmental Laws”	means all international, European Union, national, state, federal, regional or locals laws (including common law, statute law, regulations, secondary legislation, bye-laws, civil law, criminal law and judgments and decisions of any court or tribunal) or permit requirements which relate to Environmental Matters and are in force and binding at the date of this Agreement, but excluding, for the avoidance of doubt, any of the foregoing relating to product liability or zoning;

“Environmental Matters”	means:

(i) the release, spillage, deposit, escape, discharge, disposal, leak, emission or presence of Hazardous Material or Waste;

(ii) the creation of noise, vibration, radiation, common law or statutory nuisance; or

(iii) other matters relating to the protection of workplace health and safety or the Environment arising out of the manufacturing, processing, treatment, keeping, handling, use (including as a building material), possession, supply, receipt, sale, purchase, import, export or transportation of Hazardous Material or Waste but excluding matters relating to product liability;

“Environmental Permits”	means any permit, licence, order, consent, approval or authorisation required by Environmental Laws or any Environmental Authority in relation to the operation of the IWC Business and/or the use of, or any activities or operations carried out at any of the Company Properties and/or the Assets Sellers Business Properties;

“ERISA”	means the Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate”	means any trade or business, whether or not incorporated, that, together with ACI or any Company or any predecessor thereof, would be deemed a “single employer” within the meaning of section 4001(b) of ERISA or section 414(b), (c), (m), or (o) of the Code;

“€ or Euros”	means the single currency of the participating member states in the third stage of the European Economic and Monetary Union pursuant to the Treaty establishing the European Community (as amended from time to time);

“Exchange Rate”	means the WM Reuters spot rate at 4.00 p.m. (London time) quoted in the market data section of the Financial Times for the conversion of the relevant currency into Euros or US Dollars (as the case may be) on the Completion Date or such other date as may be specified;

“Excluded Asset Sellers Business Assets”	means all the assets relating to the Asset Sellers Business which the parties agree are not to be purchased under this Agreement in accordance with clause 3 (Sale and purchase of the Asset Sellers Business) and which are set out in Schedule 14 (Excluded Asset Sellers Business Assets) and, for the avoidance of doubt, the Retained Marks and Retained IT;

“Excluded Asset Sellers Liabilities”	means any and all claims, liabilities, obligations or debts of any nature whatsoever arising out of:

	(i)	amounts due from any member of the Retained Group in respect of Taxation except as provided in any Purchase Document;

	(ii)	the Borrowings of any member of the Retained Group;

	(iii)	any asset used in the Asset Sellers Business to the extent that any rights in such assets remain with the Retained Group;

	(iv)	amounts due, including in respect of interest accrued on all such amounts, as at the close of business on the Completion Date from the Asset Sellers to members of the Retained Group but excluding those trading balances in respect of the IWC Business which are due from the Asset Sellers to members of the Retained Group;

	(v)	the Asset Sellers Retention Bonuses;

	(vii)	the Beneteau Litigation;

	(viii)	the Pedley Litigation; and

	(ix)	any fees or commissions of any broker or finder or person providing comparable or similar services incurred by any member of the Retained Group as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement;

“Excluded Company Assets”	means the following assets owned by or licensed to, the Companies which the parties agree are not to be purchased under this Agreement and which are (to the extent permitted) to be dealt with pursuant to clause 15 (Excluded Company Assets, Excluded Company Contracts and Excluded Company Liabilities):

	(i)	Cash

	(ii)	Books and Records to the extent they record Information which does not relate to the IWC Business;

	(iii)	the Retained Marks and the Retained IT;

“Excluded Company Contracts”	means:

	(i)	any contracts which provide to the Company or a member of the Retained Group the right to use or ownership of the Retained Marks or the Retained IT;

	(ii)	the local insurance policy held by Arch Coatings España S.L. with ACE (as part of the global foreign liability programme);

	(iii)	the local insurance policies held by Arch Sayerlack Coatings S.R.L. and Arch Color S.R.L. with ACE (as part of the global foreign liability programme);

	(iv)	insurance policies that name as the insured person ACI and all or any of its subsidiaries;

	(v)	insurance policies that cover any Company and any member of the Retained Group;

	(vi)	insurance policies that, in accordance with their terms, would not provide cover for the Companies post-Completion;

	(vii)	any agreement relating to the hedging of interest rates or currencies (including any swap, option, cap, collar, floor, forward foreign exchange transaction, option transaction or any other treasury transaction);

“Excluded Company Liabilities”	means:

	(i)	the Mornago Litigation;

	(ii)	the Attiva Litigation;

	(iii)	the Gandia Litigation;

	(iv)	the Mallorquimica Litigation;

	(v)	the Sylor Litigation;

	(vi)	the Company Retention Bonuses;

	(vii)	any fees or commissions of any broker or finder or person providing comparable or similar services incurred by any Company as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement; and

	(viii)	any and all claims, liabilities, obligations or debts, of any nature whatsoever arising solely out of or in connection with any Excluded Company Asset and/or Excluded Company Contract;

“Expert”	has the meaning given in sub-paragraph 1.3(C)(ii) of Part A of Section I of Schedule 10 (Completion Statement);

“External Cash Value”	means the aggregate of the amount of Cash as at the close of business on the Completion Date converted into Euros at the Exchange Rate;

“External Debt Value”	means the aggregate of all the Borrowings of the Companies as at the close of business on the Completion Date converted into Euros at the Exchange Rate;

“Financing Guarantees”	means any guarantee, indemnity, surety, comfort letter, letter of credit or similar assurance given by any member of the Retained Group in respect of the Borrowings or other financial obligations of any of the Companies or in relation to the IWC Business and which is referred to in Part C of Schedule 11 (Guarantees);

“Foreign Laws”	has the meaning given in paragraph 9 of Schedule 8 (Properties);

“French Asset Seller”	means Arch Coatings France S.A. of 28 Rue Jean Jaures BP 16, 78132 Les Mureaux, France;

“French Asset Seller Business”	means that part of the IWC Business carried on by the French Asset Seller;

“French Asset Seller Receivables”	means those Asset Sellers Business Receivables relating to the French Asset Seller;

“French Asset Transfer Agreement”	means the business transfer agreement between the French Asset Seller and the French Purchaser in the substantially agreed form (and subject to any amendment reasonably required or appropriate as a result of the information-consultation process with the French Employee Body which may be included at the discretion of the Sellers, with the consent of the French Purchaser not to be unreasonably withheld or delayed) pursuant to which the Asset Sellers Business Assets owned by the French Asset Seller (other than the French Real Property) will be transferred;

“French Consideration”	has the meaning given in sub-clause 6.6 (Consideration);

“French Employee Body”	means the “Délégation Unique du Personnel – DUP” relating to the French Asset Seller Business;

“French Purchaser”	shall mean the US Purchaser, subject to sub-clause 12.4;

“French Real Property”	means the Asset Sellers Business Property owned by the French Asset Seller;

“French Real Property Transfer Agreement”	means the real property transfer agreement between the French Asset Seller and the French Purchaser in the substantially agreed form (and subject to any amendment reasonably required or appropriate as a result of the information-consultation process with the French Employee Body which may be included at the discretion of the Sellers, with the consent of the French Purchaser not to be unreasonably withheld or delayed) pursuant to which the French Real Property will be transferred;

“French TFR”	means certain unfunded liabilities of the types included in the line item “French TFR” shown in Schedule 14 (“Other Long Term Liabilities”, “Miscellaneous Non-current Liabilities”) to the Coatings Quarterly Reporting Package posted in the Data Room;

“French Transfer Agreements”	means each of the following agreements in the substantially agreed form (and subject to any amendment reasonably required or appropriate as a result of the information-consultation process with the French Employee Body which may be included at the discretion of the Sellers, with the consent of the French Purchaser not to be unreasonably withheld or delayed) pursuant to which title to the French Asset Seller Business will be transferred from the French Asset Seller to the French Purchaser, which documents are entered into for the purpose of making local registrations in France and which shall operate in all respects subject to the terms of this Agreement:

	(A)	the French Asset Transfer Agreement; and

	(B)	the French Real Property Transfer Agreement;

“Gandia Litigation”	means the litigation in connection with the suit filed on 15 March 2004 against Arch Sayerlack Coatings S.r.l. by Gandia Import Export claiming for lost commission arising from the alleged unlawful termination of an agency agreement referred to at disclosure 58 of the Disclosure Letter;

“Governmental Authority”	means any:

	(i)	nation, region, state, county, city, town, village, district or other jurisdiction;

	(ii)	federal, state, local, municipal, foreign or other government;

	(iii)	department, agency or instrumentality of a foreign or other government, including any state-owned or state-controlled instrumentality of a foreign or other government;

	(iv)	governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal);

	(v)	body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power of any nature; or

	(vi)	official of any of the foregoing;

“Group”	means, in relation to a company, every person which is from time to time:

	(i)	a holding company or parent undertaking;

	(ii)	a subsidiary or subsidiary undertaking; or

	(iii)	a subsidiary or subsidiary undertaking of a holding company or parent undertaking,

of that company;

“Hazardous Material”	means anything which alone or in combination with other things is capable of causing harm to man or the Environment or any other organism supported by the Environment;

“HMRC”	means Her Majesty’s Revenue & Customs;

“Identified Issues”	has the meaning given in the Environmental Covenant;

“Information”	means all information (in whatever form held) including, without limitation, all:

	(i)	formulae, designs, specifications, drawings, know-how, manuals and instructions;

	(ii)	customer lists, sales, marketing and promotional information;

	(iii)	business plans and forecasts;

	(iv)	technical or other expertise; and

(v) all accounting and Tax records, correspondence, orders and enquiries;

“Information Technology”	means computer hardware, software and networks;

“Initial Price”	has the meaning given in paragraph 1 of Schedule 9 (Initial Price);

“Intellectual Property”	means patents, trade marks, rights in designs, copyrights and database rights (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

“Inter-Company Payables”	means the aggregate of the amounts owing, including in respect of interest accrued on all such amounts, as at the close of business on the Completion Date from the Companies to the members of the Retained Group (including any outstanding distribution declared by any of the Companies in favour of or payable to any member of the Retained Group) but excluding those Inter-Company Trading Balances which are due from the Companies to the members of the Retained Group;

“Inter-Company Receivables”	means the aggregate of the amounts owing, including in respect of interest accrued on all such amounts, as at the close of business on the Completion Date from the members of the Retained Group to the Companies but excluding those Inter-Company Trading Balances which are due from the members of the Retained Group to the Companies;

“Inter-Company Trading Balances”	means trade indebtedness outstanding as at the close of business on the Completion Date between, on the one hand, any Company and, on the other hand, any member of the Retained Group;

“Interest Rate”	means 3.5% per annum;

“Internal Revenue Service”	means the federal tax collection agency of the US which administers the Code;

“Italian Companies”	means Arch Sayerlack Coatings S.R.L. and Arch Color S.R.L., basic information relating to which is set out in Schedule 6 (Basic information about the Companies);

“Italian Purchaser”	shall mean the US Purchaser, subject to sub-clause 12.5;

“Italian TFR”	means those unfunded liabilities of the types included in the line item “Italian TFR” shown in Schedule 14 (“Other Long Term Liabilities”, “Miscellaneous Non-current Liabilities”) to the Coatings Quarterly Reporting Package posted in the Data Room;

“Italian Transfer Deeds”	has the meaning given in paragraph 8 of Schedule 2 (Completion arrangements);

“IWC Business”	means the business of developing, producing and selling wood coatings (including polyurethane, UV cure and waterborne coatings, stains and thinners) for industrial applications, comprising the industrial coatings business unit of ACI, as conducted by the Retained Group and the Companies as at the date of this Agreement;

“Knottingley Lease”	means the lease of the Knottingley facility dated 7 October 1994 between (i) Caddick Developments Limited and (2) Hickson Limited;

“Lease”	has the meaning given in sub-paragraph 20.6(A) of Schedule 3 (Warranties);

“Lease Guarantees”	means any guarantee, indemnity, surety, comfort letter, letter of credit or similar assurance given by any member of the Retained Group in respect of the obligations of any of the Companies under any lease, licence or tenancy agreement in relation to a Relevant Property, and which is referred to in Part A of Schedule 11 (Guarantees);

“Lettings”	means, in respect of a Relevant Property, the leases, tenancies and other rights of occupation affecting the Relevant Property and which are referred to in section 3 of Part A of Schedule 8 (Properties);

“List Date”	means 29 January 2010;

“Long-Stop Date”	means the date falling 9 months from the date hereof;

“LTIP Indemnity”	has the meaning given in clause 8.6;

“Mallorquimica Litigation”	means the litigation in Spain brought by Mallorquimica S.A. against Arch Coatings Italia S.p.A. and Arch Coatings Espana S.L. in connection with the termination of an exclusive distribution agreement in respect of the territory of Baleares, referred to at disclosure 65 of the Disclosure Letter;

“Material Adverse Change”	means an event or series of events that has or had a material adverse effect on the assets, business, operations or financial condition of the IWC Business taken as a whole but excluding any effect resulting from or arising out of:

(i) any change or conditions generally affecting the economies or political environments or financial markets on a regional, national or international level;

(ii) any seasonal fluctuation in the IWC Business or fluctuations in sales or earnings that are consistent with the past operating history of the IWC Business;

(iii) any change in laws, regulations or accounting standards or requirements or proposed changes in laws, regulations or accounting standards or requirements;

(iv)	the execution or the announcement of the execution of this Agreement or the consummation of the transactions contemplated hereby and costs incurred in connection herewith;

(v)	compliance by the Purchasers (or any of their Affiliates) or Sellers (or any of their Affiliates) with the terms of, or the taking of any action (or the failure to take any action) by the Purchasers or Sellers required by this Agreement;

(vi)	any change affecting the sector in which the IWC Business operates which does not have a disproportionate effect on the IWC Business;

(vii)	the identity of the Purchasers (or any of their Affiliates) or of Sellers (or any of their Affiliates) as the acquiror and seller respectively of the IWC Business;

(viii)	any changes in the Purchasers’ or ACI’s share price or the trading volume of the Purchasers’ or ACI’s shares;

(ix)	conditions in the equity markets or other capital markets or developments or changes in those conditions;

(x)	any actions taken by or on behalf of the Purchasers (or any of their Affiliates); and

(xi)	any loss of employees, customers, agents, distributors or suppliers in the period between the date of this Agreement and Completion, arising (directly or indirectly) as a result of any event or series of events listed in (i)-(x) above.

For the avoidance of doubt, material damage to, or destruction of greater than fifty per cent (50%) of the manufacturing capacity at the Pianoro facility in Italy shall constitute a Material Adverse Change.

If an event or series of events would (but for this proviso) constitute a Material Adverse Change but the material adverse effect is capable of remedy, then that event or series of events shall only constitute a Material Adverse Change for the purposes of this Agreement if the material adverse effect on the assets, business, operations or financial condition of the IWC Business taken as a whole continues for a period in excess of 30 days;

“Material Contracts”	has the meaning given in sub-paragraph 6.1 of Schedule 3 (Warranties);

“Mornago Litigation”	means the litigation and administrative proceedings pending in Italy brought by Galstaff Multiresine S.p.A. against Arch Sayerlack Coatings S.R.L. (formerly known as Arch Coatings Italia S.p.A) for damage suffered by the claimant company for pollution and clean up costs at the Mornago industrial complex, previously owned by Arch Sayerlack Coatings S.R.L., referred to at disclosures 64 and 105 of the Disclosure Letter;

“Net External Cash Balance”	means the External Cash Value less the External Debt Value which may be a positive or negative amount;

“Net Inter-Company Debt”	means the Inter-Company Payables less the Inter-Company Receivables which may be a positive or negative amount;

“NYSE”	means the New York Stock Exchange;

“Non-Disclosure Agreement”	means the non-disclosure agreement dated 23 March 2006 between ACI and the US Purchaser as amended by a letter between the same parties dated 13 May 2009 relating to the proposed sale and purchase of the IWC Business;

“Non-Italian Companies”	means Arch Coatings España S.L. and Arch Sayerlack Coatings Singapore Pte Ltd, basic information relating to which is set out in Schedule 6 (Basic information about the Companies);

“Non-UK Purchasers”	means the French Purchaser, the Italian Purchaser, the Lux Purchaser and the US Purchaser;

“Non-UK Sellers”	has the meaning given in Schedule 5 (Ownership of the Shares and the Asset Sellers Business);

“Objection Notice”	has the meaning given in sub-paragraph 2.4 of Schedule 9 (Initial Price);

“Old Arch Sayerlack Singapore Share Certificates”	has the meaning given in paragraph 12(A) of Part A of Schedule 2 (Completion arrangements);

“Operational Guarantees”	means any guarantee, indemnity, surety, comfort letter, letter of credit or similar assurance (other than the Financing Guarantees) given by any member of the Retained Group in respect of the obligations of any of the Companies or in relation to the IWC Business, and which is referred to in Part B of Schedule 11 (Guarantees);

“Other Jurisdictions”	has the meaning given in paragraph 9 of Schedule 8 (Properties);

“Pedley Litigation”	means the litigation in the United Kingdom in connection with a product liability claim made by Pedley Furniture on 3 January 2007;

“Pension Schemes”	has the meaning given in sub-paragraph 24.1 of Schedule 3 (Warranties);

“Pre-Contractual Statement”	has the meaning given in sub-clause 36.4 Entire agreement);

“Prepaid Amount”	means the sum (as at the close of business on the Completion Date, as shown by the Completion Statement) of the values of the line items in Part E of Schedule 10, which have been included in the calculation of the Prepaid Amount set out in the pro forma completion statement set out in Part D of Schedule 10 (Completion Statement);

“Proceedings”	means any proceeding, suit or action arising out of or in connection with this Agreement;

“Property” or “Properties”	means freehold, leasehold or other immovable property in any part of the world;

“Property Owner”	means in respect of any Relevant Property the person identified as owner in Schedule 8 (Properties);

“Property Transfer”	means the assignment or transfer of the relevant Asset Sellers Business Property (other than the French Real Property) in accordance with the relevant provisions of Schedule 8 (Properties);

“Property Transfer Consent”	means, in relation to any Asset Sellers Business Property (other than the French Real Property), the consent of any landlord or other third party required for the transfer or assignment of the relevant Asset Sellers Business Property to the relevant Purchaser and, for the purposes of this definition, any Asset Sellers Business Property (other than the French Real Property) held (wholly or partly) under a lease which contains an absolute prohibition on assignment or transfer shall be treated as an Asset Sellers Business Property which requires a landlord’s consent for assignment or transfer;

“Purchase Documents”	means this Agreement, the Environmental Covenant, the French Transfer Agreements, the Tax Covenant, the Transitional Services Agreement and the Disclosure Letter;

“Purchase Price”	means the Initial Price as finally adjusted in accordance with the provisions of clause 6 (Consideration);

“Purchaser Cafeteria Plan”	has the meaning given in Schedule 17 (Covenants in respect of US Transferred Participants);

“Purchasers”	has the meaning given under paragraph 5 on page 1 of this Agreement and the expression “Purchaser” means any of them (as the context requires);

“Purchasers’ Accountants”	means PricewaterhouseCoopers;

“Purchasers’ Group”	means the Purchasers’ Guarantor, its subsidiaries and subsidiary undertakings, any holding company of the Purchasers’ Guarantor and all other subsidiaries of any such holding company from time to time (including, after Completion, the Companies);

“Purchasers’ Guaranteed Obligations”	has the meaning given in sub-clause 31.2(A) (Sellers’ Guarantee and Purchasers’ Guarantee);

“Purchasers’ Guarantor”	means the US Purchaser;

“Purchasers’ Representative”	means the US Purchaser;

“Purchasers’ Solicitors”	means Jones Day;

“Regulations”	means, for EU Member States, the relevant domestic provisions which implement the Acquired Rights Directive (2001/23/EC) including, for the United Kingdom, the Transfer of Undertakings (Protection of Employment) Regulations 2006, for France, article L.1224-1 of the French Labour Code, for Ireland, the European Communities (Protection of Employees on Transfer of Undertakings) Regulation 2003, and, for other jurisdictions, any relevant domestic provisions which have equivalent effect;

“Relevant Authority”	means any court or competition, anti-trust, national, supranational or supervisory body or other government, governmental, trade or regulatory agency or body;

“Relevant Other Employer”	means the relevant employer of an Assumed AS Other IWC Employee immediately prior to Completion;

“Relevant Property”	means in respect of any Company or Asset Seller, those Company Properties or Asset Sellers Business Properties (as the case may be) in respect of which the relevant Company or Asset Seller is identified as the Property Owner in connection with the relevant part or parts of the IWC Business and the expression “Relevant Properties” shall be construed accordingly;

“Relevant Shares”	with respect to each Share Seller, means those shares or quota, specified in column (4) of Part A of Schedule 5 (Ownership of the Shares and the Asset Sellers Business), set opposite its name and, with respect to each Purchaser, means those shares or quota, specified in column (4) of Part A of Schedule 5 (Ownership of the Shares and the Asset Sellers Business), set opposite its name;

“Relevant Assets Sellers Business”	with respect to each Asset Seller, means that part of the IWC Business specified in column (3) of Part B of Schedule 5 (Ownership of the Shares and the Asset Sellers Business), set opposite its name and, with respect to each Purchaser, means those assets specified in column (3) of Part B of Schedule 5 (Ownership of the Shares and the Asset Sellers Business), set opposite its name;

“Retained Business”	means all businesses owned and operated by the Retained Group but excluding the IWC Business;

“Retained Business Guarantees”	has the meaning given in sub-clause 14.5 (Retained Group guarantees);

“Retained Group”	means the Sellers, each of their subsidiaries and subsidiary undertakings, any holding company of any of the Sellers and all other subsidiaries or subsidiary undertakings of any such holding company from time to time (except the Companies);

“Retained IT”	means the Information Technology used to provide the Information Technology services to members of the Retained Group and any Information Technology used (other than incidentally) by any employee of any member of the Retained Group;

“Retained Marks”	means:

(i) the names “Arch”, “Hickson”, “Restol”, “Ensele” and “Canopy” (including for the avoidance of doubt “Arch Coatings” and “Hickson Décor”);

(ii) any associated logo or device and similar name or mark owned by any member of the Retained Group; and

(iii) any name or mark owned by any member of the Retained Group which includes any of the foregoing;

“SEC”	means the Securities and Exchange Commission, a regulatory agency of the US government which administers the US securities markets;

“Seller 401(k) Plan”	means the 401(k) plan maintained by ACI;

“Seller Cafeteria Plan”	has the meaning given in Schedule 17 (Covenants in respect of US Transferred Participants);

“Seller LTIP”	has the meaning given in Schedule 17 (Covenants in respect of US Transferred Participants);

“Sellers”	means the Share Sellers and the Asset Sellers;

“Sellers’ Accountants”	means KPMG LLP;

“Sellers’ Guaranteed Obligations”	has the meaning given in sub-clause 31.1(A) (Sellers’ Guarantee and Purchasers’ Guarantee);

“Sellers’ Representative”	means ACI (acting for itself and on behalf of the Sellers);

“Sellers’ Solicitors”	means Slaughter and May;

“Senior Employees”	has the meaning given in sub-paragraph 23.1(A) of Schedule 3 (Warranties);

“Service Document”	has the meaning given in sub-clause 46.5 (Agents for service);

“Share Sellers”	has the meaning given in paragraph 1 on page 1 of this Agreement;

“Shares”	means all the issued shares in the capital of the Non-Italian Companies and the entire quota capital of the Italian Companies;

“Specific Indemnities”	means the indemnities set out in sub-clauses 8.1 and 8.2 (Covenant by the Sellers in respect of certain matters), sub-clause 15.5 (Excluded Company Assets, Excluded Company Contracts and Excluded Company Liabilities) and sub-clause 16.1 (Excluded Asset Sellers Liabilities);

“State Schemes”	has the meaning given in sub-paragraph 24.1 of Schedule 3 (Warranties);

“Supplemental Disclosure Letter”	means the letter dated five Business Days prior to the mutually anticipated Completion Date written by the Sellers to the Purchasers for the purposes of sub-clause 25.3 (The Purchasers’ remedies and the Sellers’ limitations on liability) and delivered to the Purchasers’ Solicitors on such date;

“Sylor Litigation”	means the litigation brought by Sylor A.B.E.E. against Arch Sayerlack Coatings S.r.l. (then called Hickson Surface Coatings A.E.) and Hickson Coatings Italia S.p.A. claiming in respect of damage allegedly caused by varnishes produced by Arch Sayerlack Coatings S.r.l. referred to at disclosure 61 of the Disclosure Letter;

“Tax” or “Taxation”	has the meaning given in the Tax Covenant;

“Tax Authority”	has the meaning given in the Tax Covenant;

“Tax Covenant”	means the tax covenant in the agreed form referred to in paragraph 1 of Schedule 2 (Completion arrangements);

“Tax Return” or “Tax Returns”	means any return, report, declaration, information return, statement or other document filed or required to be filed with any Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws relating to any Tax;

“Tax Warranties”	means the Warranties set out in paragraphs 25 and 26 of Schedule 3 (Warranties), and the expression “Tax Warranty” shall be construed accordingly;

“Third Party Consent”	means any consent, approval, authorisation or waiver required from a third party for the transfer, assignment or novation of any Asset Sellers Contract in favour of the Purchasers or for the performance of, or assumption of the obligations of any member of the Retained Group under, any Asset Sellers Contract by the Purchasers;

“Title Warranties”	means those Warranties set out at sub-paragraphs 1 (Ownership of the Shares), 2 (Capacity of the Sellers), 3 (Group structure and corporate matters) and 20.2(A) (Property) of Schedule 3 (Warranties) and the expression “Title Warranty” shall be construed accordingly;

“Transferred Account Balances”	has the meaning given in Schedule 17 (Covenants in respect of US Transferred Participants);

“Transitional Services Agreement”	means the transitional services agreement substantially in the form agreed by the parties (subject to completion of certain details) referred to in paragraph 1 of Schedule 2 (Completion arrangements);

“UK Asset Sellers”	means Hickson Limited of Wheldon Road, Castleford, West Yorkshire, WF10 2JT, United Kingdom and Arch Coatings UK Limited of A1 Business Park, Knottingley, West Yorkshire, WF11 OBU, United Kingdom;

“UK Asset Seller Business”	means that part of the IWC Business carried on by the UK Asset Sellers;

“UK Asset Seller Business Assets”	means all the assets used in the UK Asset Seller Business (including all the rights and property relating to such assets);

“US”	means the United States of America;

“$ or US Dollars”	means the lawful currency of the United States of America;

“US Asset Seller Business”	means that part of the IWC Business carried on by ACI;

“US GAAP”	means the generally accepted accounting principles for financial reporting in the US as at the date of the subject Accounts;

“US Transferred Participant”	has the meaning given in clause 29.12 (Employment);

“VAT”	means, in relation to any jurisdiction within the European Community, the value added tax provided for in Directive 77/388/EEC, as recast from 1 January 2007 by Directive 2006/112/EC, and charged under the provisions of any national legislation implementing that directive together with legislation supplemental thereto and, in relation to any other jurisdiction, the equivalent Tax (if any) in that jurisdiction;

“VATA 1994”	means the Value Added Tax Act 1994;

“Warranties”	means the warranties set out in Schedule 3 (Warranties), the warranties set out in clause 7.1 of the French Asset Transfer Agreement and the warranties set out in clauses 5, 12, 14 and 16 of the French Real Property Transfer Agreement given by the Seller, and the expression “Warranty” shall be construed accordingly;

“Waste”	means any waste including anything which is abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value;

“Working Capital Amount”	means the amount (as at the close of business on the Completion Date, as shown by the Completion Statement) calculated on the same basis as the Working Capital Amount set out in the pro forma completion statement set out in Part D of Schedule 10 (Completion Statement), which amount may be a positive or negative amount;

“Working Capital Excess”	has the meaning given in sub-paragraph 1.6(A) of Part A of Section I of Schedule 10 (Completion Statement);

“Working Capital Reference Amount”	means €23,474,440;

“Working Capital Shortfall”	has the meaning given in sub-paragraph 1.6(A) of Part A of Section I of Schedule 10 (Completion Statement); and

“Working Hours”	means 9.30 a.m. to 5.30 p.m. (local time applicable to the jurisdiction in which the relevant inspection or copying is taking place) on a Business Day.

1.2	In this Agreement, unless otherwise specified:

(A)	references to clauses, sub-clauses, paragraphs, sub-paragraphs and Schedules are to clauses, sub-clauses, paragraphs, sub-paragraphs of, and Schedules to, this Agreement;

(B)	a reference to any statute or statutory provision shall not be construed to include any reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(C)	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(D)	references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

(E)	use of either gender includes the other gender;

(F)	the expressions “accounting reference date”, “accounting reference period”, “allotment”, “debentures”, “holding company”, “paid up”, “subsidiary” and “subsidiary undertaking” shall have the meaning given in the Companies Acts and the expression “body corporate” shall have the meaning given in section 1173 Companies Act 2006;

(G)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(H)	a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied or supplemented at any time;

(i)	the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(ii)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(J)	references to times of the day are to London time unless otherwise specified;

(K)	headings to clauses, sub-clauses, paragraphs, sub-paragraphs and Schedules are for convenience only and do not affect the interpretation of this Agreement;

(L)	the Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules;

(M)	reference to the knowledge, belief or awareness of the Sellers (or similar phrases, including any reference to the receipt of any notice) shall mean that the Sellers are deemed to have the knowledge which Domenico Bonsante, Maurizio Brini, Alessandro Pirotta, Vincenzo Pulpito, Michele Raule, Alberto Somaini, Gianni Valentini, Xander Kruger, Graham Buchan, Peter David Wright, Mike Cook and Daniel Bennewitz have, or would have had if they had made reasonable enquiry of relevant personnel within the IWC Business, which enquiry shall be or deemed to be, repeated immediately prior to the issue of the Supplemental Disclosure Letter for the purposes of sub-clause 20.2 only;

(N)

reference to the knowledge, belief or awareness of the Purchasers (or similar phrases, including any reference to the receipt of any notice) shall mean that the Purchasers are deemed to have the knowledge which Timothy Knight, Edward Thompson, Bryan Draga, Drew McCandless, Steven Winters, George

Young, Gordon Kuntz, Richard Legenza, James Donchess, James Papenfuss and Paul Reoli have, or would have had if they had made reasonable enquiry of relevant personnel within the Purchasers’ Group;

(O)	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(P)	references to any document in the “agreed form” means the document in a form agreed by the parties to this Agreement and initialled, for the purposes of identification only, by the Purchasers’ Solicitors on behalf of the Purchasers and the Sellers’ Solicitors on behalf of the Sellers;

(Q)	the amount payable pursuant to any indemnity or covenant to pay contained in this Agreement (the “Payment”):

(i)	shall be paid net of any Tax required to be deducted or withheld from the Payment; and

(ii)	shall not be increased to reflect any additional Tax which becomes payable or may become payable by the recipient of the Payment as a result of the Payment’s being subject to Tax in the hands of the recipient of the Payment; and

(iii)	shall not be decreased to reflect any Tax benefit which is obtained by the recipient of the Payment and which is attributable to the matter giving rise to the obligation to make the Payment or to the receipt of the Payment or to any other matter; and

(R)	references to “costs” and/or “expenses” incurred by a person shall not include any amount in respect of VAT comprised in such costs or expenses for which either that person or, if relevant, any other member of the group to which that person belongs for VAT purposes is entitled to credit as VAT input tax under any applicable provisions.

2.	Sale and purchase of the Shares

2.1	On the terms and subject to the conditions set out in this Agreement, each Share Seller shall, with full title guarantee, sell or procure the sale of the Relevant Shares, and each relevant Purchaser shall purchase the full legal and beneficial interest in the Relevant Shares as at and with effect from Completion free from all charges and Encumbrances and from all other rights exercisable by third parties, together with all rights attached or accruing to them at Completion (including, without limitation, the right to receive all dividends, distributions or any return of capital declared, made or paid on or after the Completion Date).

2.2	ACI (for itself and on behalf of the other members of the Retained Group) waives all rights of pre emption over any of the Shares conferred upon it by the articles of association or constitutional documents of any of the Companies or in any other way and undertakes to take all steps necessary to ensure that any rights of pre-emption which any member of the Retained Group may have over any of the Shares are waived.

3.	Sale and purchase of the Asset Sellers Business

3.1	On the terms and subject to the conditions set out in this Agreement (including for the avoidance of doubt, with respect to the French Asset Seller, subject to its adherence to this Agreement in the manner contemplated by sub-clause 4.3(C)(ii) (Conditions)), each Asset Seller shall sell or procure the sale, free from all Encumbrances, of the Relevant Asset Sellers Business, and each relevant Purchaser shall purchase, the Relevant Asset Sellers Business as a going concern comprising the Asset Sellers Business Assets listed below relating to each Relevant Asset Sellers Business as at, and with effect from, Completion:

(A)	the Asset Sellers Business Goodwill;

(B)	the Asset Sellers Business Properties;

(C)	the Asset Sellers Business Plant and Machinery;

(D)	the Asset Sellers Business Inventory;

(E)	the benefit (subject to the burden) of the Asset Sellers Contracts;

(F)	the Asset Sellers Business Intellectual Property;

(G)	subject to clause 7 (UK VAT), all right, title and interest of the Asset Sellers in:

(i)	the Asset Sellers Business Information; and

(ii)	the Asset Sellers Business Records;

(H)	the Asset Sellers Business Receivables;

(I)	the benefit of any existing claim or right against any third party which is not a member of the Retained Group and not a director, officer or employee of a member of the Retained Group, to the extent that such claim or right relates to the Asset Sellers Business Assets and can lawfully be assigned, or the benefit of which can otherwise lawfully be passed on, to the relevant Purchaser or enforced for the benefit of the relevant Purchaser; and

(J)	all other property, assets and rights of the Asset Sellers used primarily by or primarily in the Asset Sellers Business or primarily in or on the Asset Sellers Business Properties and relating to the IWC Business at Completion, but in each case excluding any right, title or interest in or to the Excluded Asset Sellers Business Assets.

3.2	Sub-clause 3.1 shall operate as an assignment of such of the Asset Sellers Business Intellectual Property as is owned by the Asset Sellers and as is not the subject of a registration or an application for registration, with effect from Completion. Any Asset Sellers Business Intellectual Property which is registered or which is the subject of an application for registration, shall be assigned to the relevant Purchaser pursuant to the assignment referred to in paragraph 19 of Schedule 2 (Completion arrangements).

3.3	(A)	The Asset Sellers shall sell and the UK Purchaser shall purchase the Asset Sellers Business Properties (other than the French Real Property) in accordance with the terms of Part C of Schedule 8 (Properties).

(B)	Any Asset Sellers Business Plant and Machinery at an Asset Sellers Business Property (other than the French Real Property) which is leasehold shall be sold subject to the rights of the relevant landlord arising under the law relating to landlord’s fixtures and tenant’s fixtures and under the relevant lease.

3.4	Clause 11 (Asset Sellers Contracts) shall apply in respect of the Asset Sellers Contracts.

3.5	For the avoidance of doubt, Part 1 Law of Property (Miscellaneous Provisions) Act 1994 shall not apply to the UK Asset Sellers Business for the purposes of this clause.

French	Transfer Agreements

3.6	Without prejudice to the rights of the parties under this Agreement with respect to the sale and purchase of the French Asset Sellers Business, such assets which are the subject of the French Transfer Agreements shall not be transferred pursuant to this Agreement but under such French Transfer Agreements. The relevant parties shall enter into the French Transfer Agreements at Completion and will make the necessary governmental filings and/or local registrations in relation to those agreements.

3.7	To the extent that the provisions of the French Transfer Agreements are inconsistent with the provisions of this Agreement and so far as permissible under the laws of France:

(A)	the provisions of this Agreement shall prevail; and

(B)	the French Asset Seller and the French Purchaser shall procure that the provisions of the relevant French Transfer Agreement are adjusted to the extent necessary to give effect to the provisions of this Agreement.

3.8	If there is an adjustment to the consideration under sub-clause 6.3 (Consideration) which relates to the French Asset Sellers Business, then, if and to the extent required to implement the adjustment, the French Asset Seller and the French Purchaser shall enter into a supplemental agreement reflecting such adjustment and the allocation of such adjustment.

3.9	The French Asset Seller shall not bring any claim against the French Purchaser, and the French Purchaser shall not bring any claim against the French Asset Seller, in respect of or based upon the French Transfer Agreements save, in each case, to the extent necessary to implement any transfer of the French Asset Sellers Business in accordance with this Agreement or, as the case may be, if otherwise necessary to protect their respective rights under this Agreement. Any remedy of the French Purchaser as arising out of or in connection with the French Asset Seller Business shall, to the maximum extent permitted under French law, be dealt with solely under this Agreement.

4.	Conditions

4.1	The respective obligations of the Sellers to sell or procure the sale of, and the Purchasers to purchase, the Shares and the Asset Sellers Business, pursuant to this Agreement are in all respects conditional upon the satisfaction or waiver of the conditions set out in Schedule 1 (Conditions to Completion).

4.2	The parties to this Agreement will each use their respective reasonable endeavours to fulfil or procure the fulfilment of the conditions listed in Schedule 1 (Conditions to Completion) before the Long-Stop Date, and the Sellers’ Representative and the Purchasers’ Representative will notify each other upon becoming aware of the satisfaction of each such condition.

4.3	Notwithstanding any other term of this Agreement, the following provisions shall apply in respect of the French Asset Seller Business:

(A)	the French Asset Seller shall not adhere to this Agreement or the Environmental Covenant unless and until all necessary information and all consultation procedures have been completed with the French Employee Body with which it is required to inform and consult, and the French Employee Body has issued an opinion or an order or judgment of a competent court has been obtained lawfully enabling the French Asset Seller to enter into this Agreement (“Consultation Completion”);

(B)	nothing in this Agreement shall constitute an obligation on the French Asset Seller to sell the French Asset Seller Business unless, following Consultation Completion, it decides to sell the French Asset Seller business and adheres to this Agreement and the Environmental Covenant, and nothing in this Agreement shall constitute an obligation on any other party to sell the French Asset Seller Business until Consultation Completion;

(C)	ACI shall inform the French Asset Seller of the terms of this Agreement and shall procure that:

(i)	the French Asset Seller takes such steps as are within its powers to achieve Consultation Completion as soon as reasonably practicable and, in any event, before the Long Stop Date; and

(ii)	following Consultation Completion (notwithstanding the foregoing) the French Asset Seller decides to sell the French Asset Seller Business and enters into a deed of adherence (in a form reasonably satisfactory to the Purchasers’ Representative) under which it shall agree to comply with those provisions of this Agreement and the Environmental Covenant that are stated to apply to it as if it had been an original party to them and, for the avoidance of doubt, it shall be deemed to have given the Warranties as at the date of this Agreement.

4.4	Without limiting sub-clause 4.2, each of the Purchasers and each of the Sellers undertakes that it shall (and shall procure that each member of its Group shall) provide such information to, and co-operation with, the Sellers or the Purchasers as is reasonably necessary for the relevant Purchaser to comply, and/or for the Sellers to comply, with all relevant obligations to consult with any works council or employee representative body, in each case, in any jurisdiction referred to in the Disclosure Letter as being a jurisdiction in which such consultation or approval is necessary or desirable.

4.5	The conditions set out in paragraphs 1 to 3 of Schedule 1 (Conditions to Completion) may only be waived by agreement between the Sellers’ Representative, acting on behalf of the Sellers, and the Purchasers’ Representative, acting on behalf of the Purchasers.

4.6	The conditions set out in paragraphs 4 and 5 of Schedule 1 (Conditions to Completion) are included for the benefit of the Purchasers and may only be waived, and the latest date for their satisfaction may only be extended, by the Purchasers’ Representative, acting on behalf of the Purchaser, giving notice of waiver or extension to the Sellers’ Representative.

4.7	Each of the Sellers, on the one hand, and each of the Purchasers, on the other hand, undertake to disclose in writing to the other anything which will or may prevent a condition set out in Schedule 1 (Conditions to Completion) from being satisfied on or prior to the Long-Stop Date immediately that it comes to its notice.

4.8	The Purchasers’ Representative undertakes to keep the Sellers’ Representative informed as to progress towards satisfaction of each of the conditions in Schedule 1 (Conditions to Completion) and undertakes to:

(A)	notify the Sellers’ Representative and provide copies of any communications from any governmental or regulatory body or other person in relation to obtaining any consent, approval or action where such communications have not been simultaneously supplied to the Sellers’ Representative; and

(B)	provide the Sellers’ Representative (or any advisers nominated by the Sellers’ Representative) with draft copies of all submissions and communications to governmental or regulatory bodies or other persons in relation to obtaining any consent, approval or action at such time as will allow the Sellers a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent and take reasonable account of the Sellers’ comments in relation to the form and content of such submissions and communications, and provide the Sellers’ Representative (or such nominated advisers) with copies of all such submissions and communications in the form finally submitted or sent (save that in relation to all disclosures to the Sellers under this sub-clause 4.8, the Purchasers’ Representative may redact business secrets and other confidential material and such information shall be provided on an outside counsel to counsel, confidential basis).

4.9	If any of the conditions listed in Schedule 1 (Conditions to Completion) are not fulfilled or waived by the Purchasers’ Representative and/or the Sellers’ Representative, as the case may be, on or before 5.00 p.m. (London time) on the Long-Stop Date, then (unless the parties to this Agreement agree otherwise) this Agreement shall automatically terminate without prejudice to any rights which have accrued to any party prior to such termination (subject to clause 10 (Termination) and clause 25 (The Purchasers’ remedies and the Sellers’ limitations on liability)).

4.10	Each Seller shall undertake to provide to the Purchasers’ Representative promptly all reasonable co-operation and assistance and all information in its or its Group’s possession or under its control which the Purchasers’ Representative may reasonably request for the purpose of any necessary submissions to be made by any Purchaser to any Relevant Authority in connection with the satisfaction of any of the Conditions, insofar as any information is competitively sensitive, such information being exchanged on an outside counsel to counsel, confidential basis only.

5.	Conduct of business before Completion

5.1	Subject to sub-clause 5.2 and the extent permitted by law, between the date of this Agreement and Completion, the Sellers shall:

(A)	exercise all rights available to them to procure that the IWC Business is carried on in the ordinary and usual course and in a manner and scope substantially in accordance with the manner and scope in which the business was carried on during the preceding 36 months);

(B)	exercise all rights available to them to ensure that the acts specified in Schedule 7 (Conduct of business before Completion) are not taken in relation to the IWC Business without the prior written consent of the Purchasers’ Representative (such consent not to be unreasonably withheld or delayed);

(C)	cooperate as the Purchasers may reasonably require to enable the Purchasers to make reasonable preparations for management of the IWC Business after the Completion Date, and the Sellers undertake, in each case to the extent related to the IWC Business and to the extent not otherwise restricted or prohibited by applicable law or direction of a Relevant Authority:

(i)	to make available (and to procure that the Companies, the Asset Sellers and the relevant members of the Retained Group make available) to the Purchasers aggregated financial and other information relating to the IWC Business consistent with the information previously provided by the Sellers to the Purchasers as the Purchasers shall reasonably require to make reasonable preparations for management of the IWC Business after the Completion Date and, accordingly, upon being given reasonable notice by the Purchasers’ Representative, procure that such information is made available to the Purchasers’ Representative for inspection (during Working Hours at the Purchasers’ expense) for, and only to the extent necessary for, such purpose;

(ii)	to use their reasonable endeavours to make arrangements for the Purchasers’ Representative, upon giving reasonable notice to the Sellers’ Representative, to contact, correspond with and meet Senior Employees of the IWC Business, and have access to offices and facilities owned or used by the IWC Business in accordance with a schedule pre-agreed with the Sellers’ Representative in order to develop an implementation programme for the technical operation of the IWC Business after Completion, provided that the Sellers shall not be obliged to make such arrangements if, in the Sellers’ reasonable opinion, such contact, correspondence or access would materially interfere with or prejudice the IWC Business prior to or in the absence of Completion, and also provided that the Sellers shall have the right to be present at all times; and

(D)	subject to sub-clause 5.1(B), take all reasonable steps which are within the Sellers’ control to preserve the property and assets comprising the IWC Business to be transferred to the Purchaser pursuant to the terms of this Agreement PROVIDED THAT none of the Sellers shall be required as a result of this clause 5.1(D) to take any action or steps which are more onerous than those which it is accustomed to taking in respect of the IWC Business in the ordinary course of business and consistent with prior practice during the 12 months prior to the date of this Agreement.

(E)

(i)	the Purchasers hereby undertake to treat and keep all such information as made available under sub-clause 5.1(C)(i) or as a result of the arrangements described in sub-clause 5.1(C)(ii) as secret and confidential and will not, without the Sellers Representatives prior written consent, directly or indirectly communicate or disclose (whether in writing or orally or in any other manner) such information as is made available under those paragraphs to any other person before Completion.

(ii)	Furthermore, in the event that this Agreement is terminated before Completion, the Purchasers hereby undertake that they will treat all such information as made available under sub-clause 5.1(C)(i) or resulting from the arrangements described in sub-clause 5.1(C)(ii) as secret and confidential and will not, without the Sellers Representatives prior written consent, directly or indirectly communicate or disclose (whether in writing or orally or in any other manner) or use such information and shall return the information to the Sellers Representatives (and copies of such information) or destroy such information (and copies of such information) to the extent it is practicable to do so and certify to the Sellers’ Representative that it has done so.

(iii)	This sub-clause 5.1(E) will survive any termination of the Agreement.

5.2	Sub-clause 5.1 shall not operate so as to restrict or prevent:

(A)	any matter contemplated by any of the Purchase Documents or any action taken by any member of the Retained Group or any of the Companies pursuant to the Purchase Documents;

(B)	any matter undertaken in connection with clause 15, including the extraction of Cash and the discharge and termination of third party debt and Inter-Company Payables and Inter-Company Receivables;

(C)	any action reasonably undertaken by any of the Companies or by any member of the Retained Group in relation to the IWC Business in response to (i) events that impose a threat of injury or harm to any Person or the environment or (ii) any emergency situation that resulted in, or may result in, any significant economic loss to, or significant damage to any assets of, the IWC Business;

(D)	the completion or performance of any obligations undertaken pursuant to any contract or arrangement entered into prior to the date of this Agreement, or otherwise required by law or regulation, to the extent that such completion or performance is due prior to Completion;

(E)	any action or omission which any member of the Retained Group or any of the Companies is required to take or omit to take by any applicable law or regulation or any Tax Authority provided that the Sellers’ Representative shall promptly inform the Purchasers’ Representative of the relevant matter and circumstances where such action or omission is material;

(F)	any disposal of inventory, stocks, obsolete assets or redundant assets, or any payment of cash, in each case consistent with the ordinary course of conducting the IWC Business during the 36 months prior to the date of this Agreement;

(G)	any increase in emoluments of any of the Assumed Employees, where (in any case) such increase is made in accordance with the normal practice of the Asset Sellers or the relevant employing Company (as applicable), or in accordance with any applicable collective bargaining agreement entered into in relation to the Asset Sellers Business or by any Company; or

(H)	any matter undertaken at the written request of any of the Purchasers.

5.3	The Purchasers acknowledge that this clause 5 does not apply to the Excluded Asset Sellers Assets, the Excluded Asset Sellers Liabilities, the Excluded Company Assets, the Excluded Company Contracts and the Excluded Company Liabilities.

6.	Consideration

6.1	The total consideration due from the Purchasers to the Sellers for the purchase of the Shares and the Asset Sellers Business, and the other rights and benefits under this Agreement shall be:

(A)	the payment by the Purchasers to the Sellers’ Representative (acting on behalf of the Sellers) of the Purchase Price; and

(B)	the assumption by the Purchasers, with effect from the time of Completion, of the Assumed Obligations.

6.2	The Initial Price shall be the amount set out in Schedule 9 (Initial Price) and shall be paid at Completion.

6.3	The Initial Price shall be adjusted after Completion in accordance with Schedule 10 (Completion Statement) and clause 7 (UK VAT) and clause 6.4(b) of the French Asset Transfer Agreement and shall be subject to further adjustment as provided in Schedule 4 (Basis of, and limitations on, the Sellers’ liability).

6.4	All payments made under this Agreement to the Sellers, or any of them, shall be exclusive of any amounts in respect of VAT and, subject to the provisions of clause 7 (UK VAT) with respect to the UK Asset Sellers Business and subject to the provisions of clause 6 of the French Asset Transfer Agreement with respect to the French Asset Seller Business, the relevant payer shall, in addition to its other obligations under this Agreement, pay to the relevant supplier an amount equal to any amounts in respect of VAT properly chargeable in respect of any supply for which the payment in question was consideration for VAT purposes upon presentation of a valid VAT invoice.

6.5

The parties to this Agreement agree to allocate the Purchase Price between the Shares in each of the Companies and the assets comprising the Asset Sellers Business in accordance with the allocations set out in paragraph 2 of Schedule 9 (Initial Price). The parties to this Agreement agree that they will use the values there allocated for all purposes (including, without limitation, for the purposes of completing and filing any Tax Return and in all correspondence with any Tax Authority), subject to the adjustments provided for in clause 6.3 above.

6.6	The French Asset Seller and the French Purchaser agree that where a creditor holding a security interest over the French Asset Seller Business or assets comprising the French Asset Seller Business, or a creditor objecting to the transfer of the French Asset Seller Business, makes a claim against the amount allocated to the French Asset Seller Business (the “French Consideration”) and placed in escrow pursuant to clause 5.2 of the French Asset Transfer Agreement, pursuant to such creditor’s entitlement under French law, and the underlying claim of such creditor:

(A)	is an Assumed Obligation; or

(B)	has been taken into account in the Completion Statement,

then:

(C)	the French Purchaser covenants to pay to the French Asset Seller an amount equal to the French Consideration within 10 Business Days of the Sellers’ Representative notifying to the Purchasers’ Representative that such claim has been made by the creditor by way of wire transfer to the account of the Sellers’ Representative (on behalf of the French Asset Seller) notified in advance to the party making the payment by the Sellers’ Representative;

(D)	the French Asset Seller will, at the cost of the French Purchaser, take all reasonable action as the French Purchaser may request to oppose the claim by the creditor or request that the amount blocked in escrow as a result of such creditor’s claim is reduced and limited to the claim made by the creditor; and

(E)	the French Asset Seller will forthwith repay to the French Purchaser the amount remaining in escrow when released to the benefit of the French Asset Seller (which sum shall include any interest accrued on the amount placed in escrow).

7.	UK VAT

7.1	The UK Asset Sellers and the UK Purchaser shall use all reasonable endeavours to procure that the sale of the UK Asset Seller Business Assets by the UK Asset Sellers under this Agreement is treated by HMRC as a transfer of a business (or of part of a business) as a going concern for the purposes of both section 49(1) of the VATA 1994 and article 5 of the Value Added Tax (Special Provisions) Order 1995, except that neither of the UK Asset Sellers shall be required by virtue of this sub-clause 7.1 to make any appeal to any court against any determination of HMRC that the sale does not fall to be so treated.

7.2	The UK Purchaser represents and undertakes that it is duly registered for VAT purposes or it has submitted an application for registration for VAT purposes which requested an effective date prior to the date of Completion, and that it shall, upon and immediately after Completion, use the UK Asset Seller Business Assets sold to it by the UK Asset Sellers to carry on the same kind of business (whether or not as part of any existing business of the UK Purchaser) as that carried on by the UK Asset Sellers in relation to the UK Asset Seller Business Assets before Completion. The UK Purchaser further represents and undertakes that:

(A)	it will prior to Completion exercise the option to tax under Part 1 of Schedule 10 of the VATA 1994 in relation to the Asset Sellers Business Property at A1 Business Park, Knottingley Road, Knottingley, West Yorkshire WF11 0BU and give written notification of that option to HMRC in accordance with Part 1 of Schedule 10 to the VATA 1994;

(B)	it will not revoke the option to tax described in sub-clause 7.2(A) above; and

(C)	paragraph (2B) of article 5 of the Value Added Tax (Special Provisions) Order 1995 does not apply to the UK Purchaser.

7.3	The UK Asset Sellers and UK Purchaser do not intend to make a joint application to HMRC for the UK Purchaser to be registered for VAT under the VAT registration number of the UK Asset Sellers pursuant to regulation 6(1)(d) of the VAT Regulations 1995. Accordingly, the UK Asset Sellers shall retain the records of the UK Asset Seller Business which under paragraph 6 of Schedule 11 to the VATA 1994 are required to be preserved after Completion (the “VAT Records”).

7.4	The UK Asset Sellers shall, for a period of not less than six years from Completion (or for such longer period as may be required by law), preserve the VAT Records and, so far as is necessary to enable the UK Purchaser to comply with its duties under the VATA 1994 and upon being give reasonable notice by the UK Purchaser or its agents, the UK Asset Sellers shall make those records available to the Purchaser or its agents for inspection (during Working Hours) or copying (at the Purchaser’s expense) and shall give to the UK Purchaser, in such form as the UK Purchaser may reasonably require, such information contained in the VAT Records as the Purchaser may reasonably specify.

7.5

If, notwithstanding the provisions of sub-clause 7.1, HMRC shall determine that VAT is chargeable in respect of the supply of all or any part of the UK Asset Seller Business Assets sold by the UK Asset Sellers under this Agreement, the UK Asset Sellers shall notify the UK Purchaser of that determination within seven days of its being so advised by HMRC and the UK Purchaser shall pay to the UK Asset Sellers by way of additional consideration for the UK Asset Seller Business in accordance with clause 6 (Consideration) a sum which is equal to the aggregate of: (i) the amount of VAT determined by HMRC to be so chargeable; (ii) (if the representation made by the UK Purchaser in sub-clause 7.2 is untrue or the UK Purchaser has breached any other obligations on its part under this clause 7) any interest charged in respect thereof; and

(iii) (if the representation made by the UK Purchaser in sub-clause 7.2 is untrue or the UK Purchaser has breached any other obligations on its part under this clause 7) any penalty imposed on the UK Asset Sellers in respect thereof, within 14 days of the UK Asset Sellers notifying the UK Purchaser of that determination (against delivery by the UK Asset Sellers (or either of them) of an appropriate VAT invoice).

8.	Covenant by the Sellers in respect of certain matters

8.1	Each Seller covenants, and ACI shall procure that each Relevant Other Employer shall covenant (which Relevant Other Employer shall, for the purposes of this Clause 8, be treated as an Asset Seller), subject to sub-clause 8.3, to pay to the relevant Purchaser or Company an amount equal to all losses, costs, liabilities or expenses (including reasonable legal costs) which the relevant Purchaser or Company may sustain, pay or incur, arising out of or in connection with any of the following to the extent that such losses, costs, liabilities or expenses relate to an asset or Company sold by, or employee or former employee of, such Seller pursuant to the transactions contemplated by this Agreement and the French Transfer Agreements:

(A)	claims (whether arising under contract, common law, statute, in equity or otherwise) brought by any employees or former employees of the Companies with regard to their employment with the Companies on or prior to the Completion Date;

(B)	claims (whether arising under contract, common law, statute, in equity or otherwise) brought by any of the Assumed AS European IWC Employees, Assumed AS US IWC Employees and Assumed AS Other IWC Employees with regard to their employment with the Asset Sellers or other members of the Retained Group on or prior to the Completion Date;

(C)	subject to clause 29.5(D) (Employment), claims (whether arising under contract, common law, statute, in equity or otherwise) brought by any person who was formerly assigned to the Asset Sellers Business on or prior to the Completion Date with regard to their employment with the Asset Sellers prior to the Completion Date, other than those claims which relate to termination arising in connection with the transactions contemplated by this Agreement and the French Transfer Agreements; and

(D)	claims (whether arising under contract, common law, statute, in equity or otherwise) relating to or arising out of any alleged employment status brought by any individual not being an Assumed Employee who provided personal services (whether as a consultant, agent or otherwise) to the Asset Sellers’ Business and/or to the Companies on or prior to the Completion Date, save to the extent of any provision or accrual in respect of any Accrued Liability Amount in the Completion Statement, and save for the French TFR and the Italian TFR.

8.2	Each Seller covenants to pay to each Company which it has sold an amount equal to all fees or commissions of any broker or finder or person providing comparable or similar services which the relevant Company has paid or incurred as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

8.3	The indemnities contained within this clause 8 shall be enforceable against the Sellers and the Relevant Other Employers on a several basis and are subject to those matters set out in Schedule 4 (Basis of, and limitations on, the Sellers’ liability) which expressly refer to the Specific Indemnities and/or the LTIP Indemnity (as applicable).

8.4	The Purchasers shall, and shall procure that each member of the Purchasers’ Group shall, provide the Sellers’ Representative with such information in relation to the subject matter of the Specific Indemnities as the Sellers’ Representative may reasonably request, and such co-operation as the Sellers’ Representative may reasonably require, and the provisions of sub-paragraph 6 of Schedule 4 (Basis of, and limitations on, the Sellers’ liability) shall apply.

8.5	No Seller shall exercise any right of set-off or counter claim against or otherwise withhold payment of any sums payable by any Seller to any Purchaser in respect of the Specific Indemnities.

8.6	The UK Asset Sellers shall pay to the UK Purchaser an amount equal to any liability of the UK Purchaser to pay employer’s national insurance contributions which arises as a consequence of payouts made by ACI or its Affiliates to employees following Completion of awards granted under the Arch Chemicals Inc 1999 Long Term Incentive Plan (the “LTIP Indemnity”).

8.7	Hickson Nederland BV shall indemnify (without duplication to the Tax Covenant) Arch Coatings Espana S.L. against the liability secured by the Spanish Mortgages and the costs of discharging them. Schedule 4 (in its entirety) and the other conduct provisions in the Purchase Documents shall not apply to this indemnity. Hickson Nederland BV will use good faith efforts to discharge the Spanish Mortgages. For the purposes of this clause 8.7, the “Spanish Mortgages” means the outstanding mortgages referred to in disclosure 62 of the Disclosure Letter.

9.	Completion

9.1

Unless otherwise agreed by the parties to this Agreement, Completion shall take place at the offices of the Sellers’ Solicitors at One Bunhill Row, London, EC1Y 8YY or the locations specified in Schedule 2 (Completion arrangements), in accordance with Schedule 2 (Completion arrangements) except in relation to the Asset Sellers Business Properties, where Completion shall take place in accordance with sub-clause 9.3(B) and the French Asset Sellers Business, where Completion shall take place in accordance with sub-clause 9.3(D) on a date which is the last Business Day of the calendar month in which the conditions listed in Schedule 1 (Conditions to Completion) shall have been satisfied or waived (PROVIDED THAT the day on which such conditions shall have been satisfied or waived is at least five Business Days before the last Business Day of that calendar month, failing which, the date on which Completion shall take place shall be the last Business Day of the next following calendar month and PROVIDED FURTHER that if an event or events have occurred which would constitute a Material Adverse Change at the end of the 30 day period referred to in the definition of “Materal Adverse Change” if it is continuing at the end of that period and such period has not expired on the date on which Completion would otherwise have taken place in accordance with the foregoing provisions of this Clause 9.1, then Completion shall take place on the last Business Day of the calendar month following the date on which such period expires. This is without prejudice to the Purchasers’ rights under Clause 10).

9.2	Subject to sub-clauses 9.3(B), 9.3(C) and 9.3(D), at Completion, the Sellers shall do those things listed in Part A of Schedule 2 (Completion arrangements) and the Purchasers shall do those things listed in Part B of Schedule 2 (Completion arrangements).

9.3

(A)	Subject to sub-paragraphs (C) and (D) below, neither the Purchasers nor any of the Sellers shall be obliged to complete the sale and purchase of any of the Shares and the Asset Sellers Business, unless the sale and purchase of all of the Shares and the Asset Sellers Business is completed simultaneously. Part C of Schedule 8 (Properties) shall apply in respect of the completion of the sale and purchase of the Asset Sellers Business Properties.

(C)	Clause 11 (Asset Sellers Contracts) shall apply in respect of the transfer of the benefit of the Asset Sellers Contracts.

(D)	The French Transfer Agreements shall apply in respect of the completion of the sale and purchase of the French Asset Seller Business.

9.4	If the respective obligations of the Sellers and/or the Purchasers under sub-clause 9.1 and Schedule 2 (Completion arrangements) are not complied with on the date determined pursuant to sub-clause 9.1, the Purchasers (in the case of non-compliance by any Seller) or the Sellers (in the case of non-compliance by any Purchaser) shall:

(A)	defer Completion for a period of not less than 3 Business Days, or such other period as the Sellers’ Representative and the Purchasers’ Representative may agree (so that the provisions of this clause 9 shall apply to Completion as so deferred); or

(B)	proceed to Completion as far as practicable (without limiting its/their rights under this Agreement).

Where Completion is deferred in accordance with sub-clause 9.4(A) and the respective obligations of the Sellers and/or the Purchasers under sub-clause 9.1 and Schedule 2 (Completion arrangements) are not complied with on such deferred date, the

Purchasers’ Representative may terminate this Agreement by notice in writing to the Sellers’ Representative (in the case of non-compliance by any Seller) or the Sellers’ Representative may terminate this Agreement by notice in writing to the Purchasers’ Representative (in the case of non-compliance by any Purchaser).

9.5	If this Agreement is terminated in accordance with sub-clause 9.4, all obligations of the Sellers and the Purchasers under this Agreement shall cease to apply (except for the provisions of clause 39 (Confidentiality)) but, subject to the provisions of clause 10 (Termination) and clause 25 (The Purchasers’ remedies and the Sellers’ limitations on liability), all rights and liabilities of the parties to this Agreement which have accrued before termination shall continue to exist.

9.6	If Completion takes place after the date determined in accordance with sub-clause 9.1 above due to non-compliance by a Purchaser, the Purchasers shall, in addition to the consideration referred to in clause 6 (Consideration), pay to the Sellers interest on any unpaid consideration from such date until the date of actual payment (before as well as after judgment) at the Interest Rate, such interest to accrue from day to day and be compounded annually.

10.	Termination

10.1	This Agreement may only be terminated and the transactions contemplated herein may only be abandoned prior to Completion:

(A)	in the circumstances, by the parties and in the manner set out in sub-clause 4.9 (Conditions);

(B)	in the circumstances, by the parties and in the manner set out in sub-clause 9.4 (Completion);

(C)	in the circumstances, by the parties and in the manner set out in sub-clause 25.4 (The Purchasers’ remedies and the Sellers’ limitations on liability); and

(D)	by the Purchasers’ Representative at any time after the occurrence of a Material Adverse Change since the date of this Agreement.

10.2	In the event of valid termination of this Agreement in accordance with sub-clause 10.1 above:

(A)	all obligations of the Sellers and the Purchasers under this Agreement shall cease to apply (except for the provisions of clause 39 (Confidentiality), clause 44 (Choice of governing law) and 45 (Jurisdiction)) but, subject to the provisions of sub-clause 10.3 and clause 25 (The Purchasers’ remedies and the Sellers’ limitations on liability), all rights and liabilities of the parties to this Agreement which have accrued before termination shall continue to exist; and

(B)	the Environmental Covenant shall terminate and all obligations of the Sellers and the Purchasers under the Environmental Covenant shall cease to apply (except for the provisions therein equivalent to clauses 39, 44 and 45 of this Agreement), but all rights and liabilities of the Sellers and the Purchasers which have accrued under the Environmental Covenant before its termination shall continue to exist.

10.3	If the Purchasers terminate this Agreement in accordance with sub-clauses 10.1(C) or 10.1(D), the Purchasers will not be entitled to claim damages for the breach of any Warranties, covenants, agreements or undertakings on the part of the Sellers under the Purchase Documents.

11.	Asset Sellers Contracts

11.1	Subject to sub-clauses 11.2 and 11.3, the US Purchaser, the UK Purchaser and the French Purchaser (as the case may be) shall become entitled to the benefits (subject to the burden) of the Asset Sellers Contracts to the extent that the contract relates to the French Asset Seller Business, the UK Asset Seller Business or the US Asset Seller Business (as appropriate) and this Agreement shall constitute an assignment by the Asset Sellers of the benefit of all the Asset Sellers Contracts to the US Purchaser, the UK Purchaser and the French Purchaser (as the case may be) with effect from Completion.

11.2	This Agreement shall not constitute an assignment or attempted assignment of:

(A)	any Asset Sellers Contract if the assignment or attempted assignment would constitute a breach of such Asset Sellers Contract; or

(B)	any Asset Sellers Contract to which the French Asset Seller is a party unless the French Asset Transfer Agreement so provides.

11.3	Where a Third Party Consent is required for the assignment to any Purchaser of the benefit of any Asset Sellers Contract, the relevant Asset Seller and the relevant Purchaser shall co-operate both before and after Completion (with each party to bear their own costs and expenses in relation to the preparation of any related legal documentation) in order to obtain, and shall use reasonable endeavours to obtain, any such Third Party Consent (provided that no Asset Seller and no member of the Retained Group shall be obliged to offer any consideration to any third party to obtain such consent). Upon whichever is the later of Completion and any such Third Party Consent being obtained, the benefit (subject to the burden) of the Asset Sellers Contract to which that Third Party Consent relates shall be assigned to the relevant Purchaser by the relevant Asset Seller.

11.4

Both before and after Completion, the Asset Sellers (on the one hand) and the Purchasers (on the other hand) shall co-operate and use their respective reasonable endeavours (with each party to bear their own costs and expenses in relation to the preparation of any related legal documentation) to procure that the Asset Sellers are released from any obligations or liabilities accruing or arising on or after the Completion Date under those Asset Sellers Contracts which are to be assumed by them respectively hereunder. In order to procure such releases (and without limitation to the obligations of the Purchasers under this sub-clause 11.4), the relevant Purchaser shall be obliged to offer to enter into one or more novation agreements in favour of the relevant counterparty pursuant to which they would assume the liabilities in respect of, and undertake to perform the obligations under, such Asset Sellers Contracts on such terms as are, in the Purchaser’s reasonable opinion no less favourable than those provided in the relevant Asset Sellers Contract.

11.5	Where a Third Party Consent to the assignment of any Asset Sellers Contract is required and such consent is not forthcoming or is refused, the relevant Asset Seller shall use its reasonable endeavours to make such arrangements as may be acceptable to the relevant Purchaser for assigning to the relevant Purchaser the benefit of such Asset Sellers Contract but, for the avoidance of doubt, the Purchasers acknowledge that no Asset Seller will be obliged to incur any financial expense, cost, loss or liability in making such arrangements.

11.6	Without prejudice to the Purchasers’ obligations under sub-clause 11.4, after Completion, and until any necessary Third Party Consent to the assignment of any Asset Sellers Contract is obtained, the following provisions shall apply:

(A)	except in relation to any licence of Intellectual Property, the relevant Asset Seller shall (if it is permissible under the relevant Asset Sellers Contract) be treated as holding the benefit of that Asset Sellers Contract in trust for the relevant Purchaser and any monetary benefit will be promptly paid over to the relevant Purchaser;

(B)	each Asset Seller undertakes to the relevant Purchaser to use its reasonable endeavours to procure that no resolution for the voluntary liquidation of such Asset Seller is passed, that there are no grounds upon which any court might order the liquidation of such Asset Seller, that any petition for the liquidation of the Asset Seller is opposed and that such Asset Seller continues its corporate existence;

(C)	if it is permissible under the relevant Asset Sellers Contract, the relevant Purchaser shall perform on behalf of the relevant Asset Seller, at the Purchaser’s expense, in accordance with and subject to the provisions of clause 12 (Obligations of the Purchasers ), the obligations of the relevant Asset Seller under that Asset Sellers Contract and arising after Completion; and

(D)	in respect of any licence of Intellectual Property in an Asset Sellers Contract, until the relevant licence is novated or assigned, the relevant Asset Seller shall, to the extent permitted under that Asset Sellers Contract, sub-license to the relevant Purchaser and the Companies so as to provide the relevant Purchaser and the Companies (to the fullest extent possible) with the benefit of that licence.

12.	Obligations of the Purchasers

12.1	Except as otherwise provided in this Agreement, each Purchaser severally and not jointly undertakes to that member of the Retained Group which is selling the relevant part of the IWC Business or the relevant Asset Sellers Business Asset or transferring the employment of the Assumed AS Other Employees being acquired by such Purchaser that, with effect from Completion, it will properly perform, assume, pay and discharge when due, and indemnify each such member of the Retained Group against any cost (including legal costs), claim, loss or liability suffered or incurred under or in respect of, all Assumed Obligations relating to or arising out of the relevant part of the IWC Business, the relevant Asset Sellers Business Asset or the employment of the Assumed AS Other Employees being acquired by that Purchaser pursuant to the transactions contemplated by this Agreement and the French Transfer Agreements.

(A)	In this Agreement, “Assumed Obligations” means any and all claims, obligations, liabilities and debts of any nature whatsoever of the Asset Sellers to the extent that they relate to or arise out of the operations of the IWC Business or any Asset Sellers Business Asset and each member of the Retained Group to the extent they relate to or arise out of the employment of Assumed AS Other IWC Employees or in connection with any Asset Sellers Business Property, but excluding the Excluded Asset Sellers Liabilities, the matters described in sub-clause 8.1 (Covenant by the Sellers in respect of certain matters) and, subject to the provisions of the Environmental Covenant, any and all claims, obligations, liabilities and debts relating to Environmental Matters.

(B)	With effect from Completion, each Purchaser shall perform and discharge, or procure the performance and discharge, of the Assumed Obligations relating to the relevant part of the IWC Business, the relevant Asset Sellers Business Assets or employment of the Assumed AS Other IWC Employees being acquired by that Purchaser pursuant to the transactions contemplated by this Agreement and the French Transfer Agreements, including:

(i)	all obligations under the Asset Sellers Contracts and all liabilities under those contracts;

(ii)	the Asset Sellers Business Payables;

(iii)	the liabilities comprising the Accrued Liabilities Amount;

(iv)	the French TFR, the Italian TFR;

(v)	all customer warranties given by the Asset Sellers in conducting the IWC Business; and

(vi)	any other obligations or liabilities of any Asset Seller for which provision or reserve in respect of the obligation or liability is made in the Completion Statement.

12.3	The Purchasers undertake that, following Completion, they will do all those things listed in the Appendix (Post-Completion arrangements) to Schedule 2 (Completion arrangements).

12.4	No later than 10 Business Days prior to Completion, the US Purchaser shall procure that a newly incorporated French company within the Purchaser’s Group shall enter into a deed of adherence (in a form reasonably satisfactory to the Sellers’ Representative) under which it shall agree to comply with those provisions of this Agreement and the Environmental Covenant that are stated to apply to the French Purchaser as if it had been an original party to them and named as the French Purchaser since the date of this Agreement. As part of the deed of adherence, the French company shall provide the same warranties as those set out in clause 22 to each Seller in respect of itself and, upon execution of such deed, the French company shall be entitled to rely on those provisions to this Agreement and the Environmental Covenant that are stated to be for the benefit of the French Purchaser as if it had been an original party to them and had been named as the French Purchaser.

12.5	No later than 10 Business Days prior to Completion, the US Purchaser shall procure that a newly incorporated Italian company within the Purchaser’s Group shall enter into a deed of adherence (in a form reasonably satisfactory to the Sellers’ Representative) under which it shall agree to comply with those provisions of this Agreement and the Environmental Covenant that are stated to apply to the Italian Purchaser as if it had been an original party to them and named as the Italian Purchaser since the date of this Agreement. As part of the deed of adherence, the Italian company shall provide the same warranties as those set out in clause 22 to each Seller in respect of itself and, upon execution of such deed, the Italian company shall be entitled to rely on those provisions of this Agreement and the Environmental Covenant that are stated to be for the benefit of the Italian Purchaser as if it had been an original party to them and had been named as the Italian Purchaser.

13.	Collection of Asset Sellers Business Receivables

With effect from Completion, the Purchasers alone shall be responsible for the collection of any of the Asset Sellers Business Receivables and shall be entitled to take such steps as they may think fit to recover any such outstanding receivables, except that where the debtor is a continuing customer or debtor of any member of the Retained Group the Purchasers’ Representative shall give the relevant Asset Seller not less than 21 days’ notice of a Purchasers’ intention to commence any proceedings, action or suit against such continuing customer or debtor and during such 21 day period the relevant Asset Seller may elect by notice in writing to the Purchasers’ Representative to purchase some or all of the Asset Sellers Business Receivables, in which event the relevant Asset Seller shall pay the outstanding face value of those receivables (including any amount in respect of VAT properly chargeable on the underlying supply and less any applicable discounts or rebates) to the Purchasers’ Representative against delivery of a legal assignment of those receivables in any form that the relevant Asset Seller may reasonably require.

14.	Retained Group guarantees

14.1	The relevant Purchaser shall (with the co-operation of the Sellers) use reasonable endeavours to procure that, with effect from Completion, each member of the Retained Group is fully released from all its liabilities and obligations in respect of the period after Completion under the Operational Guarantees, the Lease Guarantees and the Financing Guarantees listed in Schedule 11 (Guarantees) to the extent that such liabilities and obligations relate to the IWC Business, any Asset Sellers Business Asset or the Companies. Any further Operational Guarantees required for the conduct of the IWC Business after the date hereof but prior to Completion shall only be entered into with the prior written consent of the Purchasers’ Representative (not to be unreasonably withheld or delayed) and any such further Operational Guarantees shall be treated as if they had been listed in Schedule 11 (Guarantees).

14.2	In order to procure the releases referred to in sub-clause 14.1 (and without limitation to their obligations thereunder), the relevant Purchaser shall offer to enter into one or more guarantees in favour of the relevant counterparty in relation to the obligations of the IWC Business following Completion and otherwise on substantially the same terms as the existing guarantee of the relevant member of the Retained Group and otherwise on such reasonable terms as such counterparty may require. The relevant Purchaser shall not be required to offer to provide bank guarantees or any bonds or performance bonds or any security or other collateral in respect of such obligations for the benefit of the relevant counterparty.

14.3	The relevant Purchaser will indemnify each member of the Retained Group and keep it indemnified against all costs, claims, liabilities and expenses (including reasonable legal costs and expenses) suffered or incurred by any of them under or in respect of any Operational Guarantee, Lease Guarantee or Financing Guarantee listed in Schedule 11 (Guarantees) or entered into in accordance with sub-clause 14.1 to the extent that such cost, claim, liability or expense relates to the operation of the IWC Business, the Asset Sellers Business Assets or the Companies in the period after Completion and does not result from the negligent or wilful misconduct of a member of the Retained Group.

14.4	The relevant Purchaser shall procure that no amendment is made to any Operational Guarantee, Lease Guarantee or Financing Guarantee after Completion without the prior written consent of the Sellers’ Representative (such consent not to be unreasonably withheld or delayed unless such amendment may increase the actual, contingent or prospective liability of any member of the Retained Group) unless and until all liabilities of the Retained Group under such Operational Guarantee, Lease Guarantee or Financing Guarantee have been released.

14.5	To the extent that any of the Companies has guaranteed the obligations of any member of the Retained Group in relation to the Retained Business (“Retained Business

Guarantees”), the relevant Seller shall (with the co-operation of the Purchasers) use reasonable endeavours to procure that, with effect from Completion, each Company is fully released from all its liabilities and obligations in respect of the period after Completion under such guarantees to the extent relating to the Retained Business.

14.6	In order to procure the releases referred to in sub-clause 14.5 (and without limitation to their obligations thereunder), the relevant Seller shall offer to enter into one or more guarantees in favour of the relevant counterparty in relation to the obligations of the Retained Business following Completion and otherwise on substantially the same terms as the existing guarantee of the relevant Company and otherwise on such reasonable terms as such counterparty may require. The Purchasers acknowledge that the relevant Seller shall not be required to offer to provide bank guarantees or any bonds or performance bonds or any security or other collateral in respect of such obligations for the benefit of the relevant counterparty.

14.7	The relevant Seller will indemnify each Company which it has sold and keep it indemnified against all costs, claims, liabilities and expenses (including reasonable legal costs and expenses) suffered or incurred by it under or in respect of any Retained Business Guarantee to the extent that such cost, claim, liability or expense relates to the operation of the Retained Business in the period after Completion and does not result from the negligent or wilful misconduct of a member of the Purchasers’ Group.

14.8	The relevant Seller shall procure that no amendment is made to any Retained Business Guarantee after Completion without the prior written consent of the Purchasers’ Representative (such consent not to be unreasonably withheld or delayed unless such amendment may increase the actual, contingent or prospective liability of any relevant Company) unless and until all liabilities of the relevant Company under such Retained Business Guarantee have been released.

15.	Excluded Company Assets, Excluded Company Contracts and Excluded Company Liabilities

15.1	The Sellers shall use their reasonable endeavours to procure that the Excluded Company Assets are transferred as follows:

(A)	Books and Records (to the extent they record information which does not relate to the IWC Business) will be transferred from the Companies to members of the Retained Group; and

(B)	Cash, the Retained Marks and the Retained IT will be transferred from the Companies to members of the Retained Group,

in each case using whatever method as the Sellers may determine in their sole discretion (subject to compliance with applicable laws) by the Completion Date.

15.2	The Sellers shall use their reasonable endeavours to (to the extent permitted) assign, or procure the assignment, of the Excluded Company Contracts (excluding any policy of insurance) to members of the Retained Group for such consideration (if any) as the Sellers may determine by the Completion Date.

15.3	The Sellers will be solely responsible for all costs and other liabilities (including Taxes but provided that these shall be dealt with in accordance with the terms of the Tax Covenant) resulting from the assignment, transfers or termination contemplated by this clause 15.

15.4	In the event that the actions contemplated by this clause 15 have not been carried out by Completion, the Purchasers agree to take, or procure members of the Purchasers’ Group to take, all actions reasonably requested by the Sellers’ Representative to give effect to the provisions of this clause 15. The Sellers shall be responsible for reasonable out-of-pocket expenses incurred by the relevant member of the Purchasers’ Group in connection with the co-operation contemplated by this clause 15.

15.5	The relevant Share Seller covenants to indemnify the relevant Purchaser or the relevant Company against all losses, costs, liabilities or expenses (including reasonable legal costs) which the relevant Purchaser or relevant Company may sustain, pay or incur, arising out of or in connection with the Excluded Company Liabilities to the extent that such losses, costs, liabilities or expenses relate to a Company sold by such Share Seller.

15.6	The indemnities contained within this clause 15 shall be enforceable against the Sellers on a several basis and are subject to those matters set out in Schedule 4 (Basis of, and limitations on, the Sellers’ liability) which expressly refer to the Specific Indemnities.

16.	Excluded Asset Sellers Liabilities

16.1	The relevant Asset Seller covenants to indemnify the relevant Purchaser against all losses, costs, liabilities or expenses (including reasonable legal costs following Completion) which the relevant Purchaser may sustain, pay or incur, arising out of or in connection with the Excluded Asset Sellers Liabilities to the extent that such losses, costs, liabilities or expenses relate to a part of the Asset Seller Business sold by such Asset Seller.

16.2	The indemnities contained within this clause 16 shall be enforceable against the Sellers on a several basis and are subject to those matters set out in Schedule 4 (Basis of, and limitations on, the Sellers’ liability) which expressly refer to the Specific Indemnities.

17.	Wrong pockets

17.1

To the extent that title to any asset or property (including, for the avoidance of doubt, Intellectual Property and Information) which was not used primarily in the IWC Business at the Completion Date, or which is an Excluded Company Asset, Excluded Company Contract or an Excluded Asset Sellers Business Asset, is acquired by the Purchasers’ Group under this Agreement (directly or indirectly, including through the purchase of the Shares), the Purchasers covenant to procure that any such asset or property which is held or acquired by any member of the Purchasers’ Group is promptly transferred for nominal consideration to such member of the Retained Group as the Sellers’ Representative may specify and to the extent permitted is held on trust for the relevant Seller pending such transfer. The Sellers shall be responsible for reasonable out-of-pocket expenses incurred by the relevant member of the Purchasers’ Group (including, without limitation, any transfer taxes or other taxes related thereto) in connection with the co-operation contemplated by this sub-clause 17.1.

17.2	Save as otherwise provided in this Agreement to the extent that title to any asset (including, for the avoidance of doubt, Intellectual Property and Information, but excluding the Retained Marks, the Retained IT and all rights to draw under any borrowing facility of the Retained Group) which was used primarily in the IWC Business at the Completion Date and which was not an Excluded Company Asset, Excluded Company Contract or an Excluded Asset Sellers Business Asset, is retained by the Retained Group after Completion, each Seller covenants to procure that (to the extent it controls such asset) such asset is promptly transferred for nominal consideration to such Company or Purchaser as the Purchasers’ Representative may specify and to the extent permitted is held on trust for the Purchasers pending such transfer.

17.3	If any domain name which was not used primarily in the IWC Business at the Completion Date is registered in the name of (or any right to it is otherwise held by) any of the Companies, the Purchasers shall procure that such registration (or such right) is assigned or novated to, or transferred into the name, of such member of the Retained Group as the Sellers’ Representative may specify and to the extent permitted is held on trust for the relevant Seller pending such transfer. The Purchaser shall execute all such documentation and take all such further acts as are reasonably necessary to effect such assignment, novation or transfer including the preparation, execution and filing of any forms of de-registration and re-registration which may be required by any registrar handling the domain name registrations. The Sellers shall be responsible for reasonable out-of-pocket expenses incurred by the relevant member of the Purchasers’ Group (including, without limitation, any transfer taxes or other taxes related thereto) in connection with the co-operation contemplated by this sub-clause 17.3.

17.4	If any domain name which was used primarily in the IWC Business at the Completion Date is registered in the name of (or any right to it is otherwise held) any of the Sellers or any other member of the Retained Group, the Sellers shall procure that such registration (or such right) is assigned or novated to, or transferred into the name of, such Company or Purchaser as the Purchasers’ Representative may specify and to the extent permitted is held on trust for the Purchasers pending such transfer. The Sellers shall execute all such documentation and take all such further acts as are reasonably necessary to effect such transfer including the preparation, execution and filing of any forms of de registration and re registration which may be required by any registrar handling the domain name registrations.

17.5

To the extent that any member of the Purchasers’ Group receives any payment from a third party after Completion which is attributable to the supply of any goods or services relating to the Retained Business, each Purchaser covenants to procure that (insofar as it is able) such sum is promptly paid to such member of the Retained Group as the Sellers’ Representative may specify and is held on trust for the Sellers pending such transfer.

17.6	To the extent that any member of the Retained Group receives any payment from a third party after Completion which is attributable to the supply of any goods or services relating to the IWC Business, each Seller covenants to procure that (insofar as it is able) such sum is promptly paid to such member of the Purchasers’ Group as the Purchasers’ Representative may specify and is held on trust for the Purchasers pending such transfer.

17.7	Without prejudice to any other provision of this Agreement, to the extent that any liability which relates to the IWC Business (or the assets used in that business) and which is not an Excluded Asset Sellers Liability or an Excluded Company Liability is suffered or incurred by any member of the Retained Group after Completion, each Purchaser covenants to indemnify such member of the Retained Group against such liability, together with all reasonable out-of-pocket expenses incurred by the relevant member of the Retained Group in connection with it, to the extent that such liability relates to such Purchaser or part of the IWC Business purchased by that Purchaser pursuant to the transactions contemplated by this Agreement.

17.8	Without prejudice to any other provision of this Agreement, to the extent that any liability which relates to the Retained Business (or the assets used in that business) and is not an Assumed Obligation is suffered or incurred by any member of the Purchasers’ Group after Completion, each Seller covenants to indemnify such member of the Purchasers’ Group against such liability, together with all reasonable out-of-pocket expenses incurred by the relevant member of the Purchasers’ Group in connection with it, to the extent that such liability relates to such Seller or part of the IWC Business sold by that Seller pursuant to the transactions contemplated by this Agreement.

17.9	Without prejudice to any other provision of this Agreement, sub-clauses 17.1 to 17.8 (inclusive) shall cease to have effect following the third anniversary of the Completion Date.

17.10	The operation of this clause 17 in relation to the Asset Sellers Contracts shall be subject to clause 11 (Asset Sellers Contracts).

18.	Mutual assistance and co-operation

18.1	With effect from Completion, if any claim is made, or an action, suit or proceeding is threatened or commenced (other than a claim for amounts due in respect of Taxation or Environmental Matters) (a “Conduct Claim”):

(A)	against any member of the Retained Group (whether alone or jointly with a member of the Purchaser’s Group) (for the purposes of such Conduct Claim and this clause 18, the member of the Retained Group being the “Defendant Party”) in respect of:

(i)	any Assumed Obligation; or

(ii)	any liability of any Company that is not an Excluded Company Liability; or

(iii)	the IWC Business (except where such Conduct Claim involves an Excluded Asset Seller Liability or Excluded Company Liability),

in which case, for the purposes of such Conduct Claim and this clause 18, the Purchasers’ Representative shall be the “Conduct Party” and the Sellers’ Representative shall be the “Defendant Representative”; or

(B)	against any member of the Purchasers’ Group (whether alone or jointly with a member of the Retained Group) (for the purposes of such Conduct Claim and this clause 18, the member of the Purchaser’s Group being the “Defendant Party”) in respect of:

(i)	any Excluded Asset Sellers Liability; or

(ii)	any Excluded Company Liability; or

(iii)	the Retained Business (except where such Conduct Claim involves an Assumed Obligation or is a liability of a Company (but not an Excluded Company Liability)),

in which case, for the purposes of such Conduct Claim and this clause 18, the Sellers’ Representative shall be the “Conduct Party” and the Purchasers’ Representative shall be the “Defendant Representative”, then:

(a)	the Defendant Party shall promptly give written notice to the Conduct Party of such Conduct Claim and such parties shall consult with each other in respect thereof;

(b)	save where the Conduct Claim is in respect of any alleged criminal acts or seeks an injunction or other form of equitable relief, the Defendant Representative shall, and shall procure that the Defendant Party shall (upon request) permit the Conduct Party, or such member of its Group as it shall nominate (the “Nominated Conduct Party”) have exclusive conduct of such Conduct Claim and in such cases to use advisers nominated by the Conduct Party;

(c)

the Defendant Representative shall, and shall procure that the Defendant Party shall, provide to the Nominated Conduct Party and its professional advisers reasonable access to premises and personnel (who shall be instructed to provide prompt information and all reasonable co-operation and assistance to the Nominated Conduct Party and its professional advisers) and to the relevant assets, documents and records within the Defendant Party’s and the Defendant Representative’s power or control for the purposes of investigating and/or defending the Conduct Claim;

(d)	the Nominated Conduct Party and its professional advisers may take copies of the documents or records, and photograph the premises or assets, referred to in sub-clause 18.1(B)(iii)(c) above to the extent they reasonably consider necessary in connection with the Conduct Claim;

(e)	to the extent reasonably requested by the Nominated Conduct Party, the Defendant Representative shall procure that any personnel of its Group on whom the Nominated Conduct Party or its professional advisers may need to call in order to give or make any deposition, statement, affidavit or other evidence and/or to produce in evidence any document and/or to attend any hearing shall provide all reasonable co-operation and assistance in doing so, including by attending any meetings which the Nominated Conduct Party and its professional advisers may consider reasonably necessary (such personnel to include, in the case where the Defendant Representative is the Purchasers’ Representative (but not be limited to), to the extent that they are employees of the Purchasers’ Group at the relevant time, Yves Trias, Didier Lacour, Philip Crouchman, Steve Hinck, Lee Coupe, Maurizio Brini and Graham Buchan). The Conduct Party shall be responsible for reasonable out-of-pocket expenses incurred by any member of the Defendant Representative’s Group in connection with the co-operation contemplated by this sub-clause 18.1(B)(iii)(e);

(f)	the Defendant Representative shall not, and shall procure that the Defendant Party and every member of the Defendant Party’s Group shall not, make any statement in connection with any such Conduct Claim (other than statements required to be made in accordance with applicable law or for the purpose of any Proceedings or to give “no comment” or equivalent response) without the prior written consent of the Conduct Party (such consent not to be unreasonably withheld or delayed);

(g)	the Defendant Representative shall, and shall procure that the Defendant Party shall, take any action and institute any counter-claim or other proceedings, and give any information and assistance, as the Conduct Party may reasonably request so as to:

(1)	avoid, dispute, resist, appeal, compromise, defend, remedy or mitigate the Conduct Claim;

(2)	enforce against a person (other than any member of the Conduct Party’s Group) the rights of any member of the Defendant Party’s Group in relation to the matter; or

(3)	facilitate or enable an insurance claim, brought by any member of the Conduct Party’s Group, in relation to the matter,

and the relevant Nominated Conduct Party shall be responsible for reasonable out-of-pocket expenses incurred by the Defendant Representative and/or Defendant Party in connection with the co-operation contemplated by this sub-clause 18.1(B)(iii)(g);

(h)	the Conduct Party shall not, and shall ensure that the Nominated Conduct Party shall not, admit liability in respect of, or compromise or settle, the Conduct Claim with any person, body or authority in relation to such matter without the prior written consent of the Defendant Representative (such consent not to be unreasonably withheld or delayed);

(i)	the Defendant Representative shall not, and shall ensure that the Defendant Party and every member of the Defendant Party’s Group shall not, admit liability in respect of, or compromise or settle, the Conduct Claim with any person, body or authority in relation to such matter;

(j)	the Conduct Party shall procure that each member of the Conduct Party’s Group uses any information obtained pursuant to this sub-clause 18.1 only for the purposes contemplated by this clause; and

(k)	nothing in this sub-clause 18.1 shall require the Defendant Representative to procure that any member of the Defendant Representative’s Group provide access to any documents or records where to do so would waive any applicable legal privilege in respect of such documents or records.

18.2	The operation of this clause 18 in relation to the Asset Sellers Contracts shall be subject to clause 11 (Asset Sellers Contracts).

18.3	With effect from Completion, if any claim is made, or an action, suit or proceeding is threatened or commenced (other than a claim for amounts due in respect of Taxation or Environmental Matters) jointly against both (i) any member of the Retained Group, and (ii) any member of the Purchaser’s Group in respect of:

(A)	the IWC Business, where such claim, action, suit or proceeding involves (but not exclusively) an Excluded Asset Seller Liability or Excluded Company Liability; or

(B)	the Retained Business, where the claim, action, suit or proceeding involves (but not exclusively) an Assumed Obligation or a liability of a Company (but not an Excluded Company Liability),

then the relevant member of the Retained Group and the relevant member of the Purchaser’s Group shall co-operate in good faith and provide such information to the other as that other may reasonably request in connection with the defence of the claim, provided that neither shall be obliged to take any action pursuant to this sub-clause 18.3 that would be prejudicial to its own interests.

19.	Insurance

BLANK

20.	The Sellers’ Warranties

20.1	Subject to sub-clauses 25.1 and 25.7 (The Purchasers’ remedies and the Sellers’ limitations on liability), each Seller warrants severally to the relevant Purchaser in respect of the Asset Sellers Business Assets or Company or Companies which it has agreed to sell to such Purchaser and the Assumed Obligations which it has agreed to transfer or novate and which the relevant Purchaser is to assume and perform on the relevant Seller’s behalf pursuant to clause 12.1, that each of the Warranties is accurate as at the date of this Agreement and, for the avoidance of doubt, the French Asset Seller shall only warrant that each of the Warranties was accurate as at the date of this Agreement if it decides to adhere to this Agreement in the manner contemplated by sub-clause 4.3(C)(ii) (Conditions).

20.2	The Warranties set out in Schedule 3 (Warranties) will be deemed to be repeated five Business Days prior to Completion on the basis set out in sub-clauses 25.2 to 25.7 (The Purchasers’ remedies and the Sellers’ limitations on liability) by reference to the facts and circumstances then existing, save that any Warranty which is given by reference to the facts and circumstances at a particular date shall not be deemed to be repeated by reference to the facts and circumstances at any other date.

20.3	Any action which the Sellers take with the written consent, or at the request, of the Purchasers’ Representative, in each case, between the date hereof and the Completion Date shall not constitute a breach of any Warranty deemed to be repeated five Business Days prior to Completion. Any action which the Sellers take as specifically required or permitted by this Agreement, including Schedule 16, shall not constitute a breach of any Warranty deemed to be repeated five Business Days prior to Completion.

20.4	The Purchasers acknowledge that they do not rely on and have not been induced to enter into this Agreement or the French Transfer Agreements on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever, other than the Warranties, and acknowledge that none of the Sellers, no member of the Retained Group, none of the Companies nor any of their respective agents, officers or employees have given any such warranties, representations, covenants, undertakings, indemnities or other statements that are not included in this Agreement.

20.5	Each of the Warranties and each of the Warranties deemed to be repeated five Business Days prior to Completion shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted or widened or extended by reference to or inference from the terms of any other Warranty or (as the case may be) any Warranty deemed to be repeated five Business Days prior to Completion.

20.6	The Sellers irrevocably waive all rights and claims which they may have against any Company or any of the Assumed Employees in respect of any misrepresentation, inaccuracy or omission in or from any information or advice given by any of the Companies or Assumed Employees to the Sellers to enable them to give any of the Warranties or to prepare the Disclosure Letter or to assume any of the obligations assumed or to be assumed pursuant to any of the Purchase Documents.

21.	Inter-Company Trading Balances

Following Completion, the Sellers and the Purchasers agree and will procure that any Inter-Company Trading Balances will be settled in accordance with the normal terms of trading between the companies concerned or (if earlier), within 30 days of Completion.

22.	The Purchasers’ and the Purchasers’ Guarantors’ warranties

22.1	Each Purchaser and the Purchasers’ Guarantor severally warrants to each Seller that each of the warranties set out in this clause 22 is accurate at the date of this Agreement (or in the case of the French Company and the Italian Company referred to in Clause 12.4 and 12.5, at the date of the relevant deed of adherence) and each such warranty shall be deemed to be repeated immediately prior to Completion by reference to the facts and circumstances then existing, save that any such warranty which is given by reference to the facts and circumstances at a particular date shall not be deemed to be repeated by reference to the facts and circumstances at any other date.

22.2	Each Purchaser and the Purchasers’ Guarantor has the requisite power and authority to enter into and perform this Agreement and the other Purchase Documents to which it is a party.

22.3	Each Purchaser and the Purchasers’ Guarantor is duly incorporated, in existence and duly registered and, where the Purchaser or Purchasers’ Guarantor is incorporated in the United States, is in good standing under the laws of the jurisdiction of its incorporation.

22.4	The obligations of each Purchaser and the Purchasers’ Guarantor under this Agreement constitute, and the obligations of each Purchaser and the Purchasers’ Guarantor under the other Purchase Documents to which it is a party will when delivered constitute, binding obligations of each such Purchaser and the Purchasers’ Guarantor in accordance with their respective terms.

22.5	The execution and delivery of, and the performance by each Purchaser and the Purchasers’ Guarantor of their respective obligations under, this Agreement and the other Purchase Documents to which they are a party will not:

(A)	result in a material breach of any provision of the memorandum or articles of association or (as the case may be) constitutional documents of any Purchaser or the Purchasers’ Guarantor;

(B)	result in a material breach of, or constitute a default under, any instrument to which any Purchaser or the Purchasers’ Guarantor is a party or by which any Purchaser or the Purchasers’ Guarantor is bound;

(C)	result in a material breach of any law, order, regulation, judgment or decree of any court or governmental agency to which any Purchaser or the Purchasers’ Guarantor is a party or by which any Purchaser or the Purchasers’ Guarantor is bound other than anti-trust law or regulation; or

(D)	require the consent of its shareholders (other than to the extent expressly contemplated by Schedule 1 (Conditions to Completion)).

22.6	The obligations of the Purchasers under the Purchase Documents shall be several.

22.7	Each Purchaser at Completion will have immediately available on an unconditional basis the necessary cash resources to pay the Purchase Price in accordance with this Agreement and meet its other obligations under this Agreement and the other Purchase Documents.

22.8	No agent, broker, investment banker or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by the Purchasers, except for each firm, or person, if any, whose fees and expenses will be paid by the Purchasers.

23.	The Purchasers’ and the Purchasers’ Guarantors’ undertakings

23.1	The Purchasers’ Guarantor undertakes on behalf of itself and each member of the Purchasers’ Group that, until the fifth anniversary of Completion, subject to sub-clause clause 39.6 (Confidentiality) each member of the Purchasers’ Group will treat as strictly confidential and not disclose to any person any ACI Confidential Information. The Purchasers’ Guarantor acknowledges that, save as otherwise provided in this Agreement, any future use of ACI Confidential Information is without representation, warranty or liability on the part of any member of the Retained Group.

23.2	Notwithstanding the provisions of clause 23.1, any member of the Purchasers’ Group may disclose ACI Confidential Information:

(A)	if and to the extent required: (i) by applicable law; or (ii) for the purpose of any Proceedings;

(B)	if and to the extent required by the SEC or requested by any securities exchange or regulatory or governmental body or any Tax Authority to which that party is subject or submits, wherever situated, including (amongst other bodies) the NYSE, whether or not the requirement for information has the force of law;

(C)	if and to the extent the information is provided to the member by a third party not bound by a duty of confidentiality;

(D)	if and to the extent the member is able to prove (through supporting documentation or otherwise) that the information was lawfully and independently developed by the Purchasers’ Group without reference to the confidential information;

(E)	if and to the extent the information has come into the public domain through no fault of that member;

(F)	to an insurer in connection with a claim under this Agreement provided that such disclosure is essential for these purposes and made on a confidential basis;

(G)	if and to the extent the other parties to this Agreement have given prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed.

Any information to be disclosed pursuant to sub-paragraph (A) or (B) shall be disclosed only after consultation with the other parties to this Agreement (to the extent reasonably practicable and permitted by applicable law or regulation).

23.3	The Purchasers’ Guarantor shall procure that, for a period of 36 months after Completion, each of the Companies and the Purchasers of the Asset Sellers Business shall prepare, where reasonably requested to do so by the Sellers and subject to reimbursement by the Sellers of all reasonable out-of-pocket expenses of the Companies or the Purchasers of the Asset Sellers Business incurred in connection with the preparation of the same, financial data in relation to all periods beginning prior to Completion and ending prior to, on or after Completion required for financial accounts, management accounts or statutory accounts and any data to the extent required for compliance with any reporting requirements of any stock exchange or securities or other Relevant Authority or under any applicable law, rule or regulation which shall each be delivered to the Sellers as soon as reasonably practicable following the relevant request.

23.4	No Purchaser nor the Purchasers’ Guarantor shall exercise any right of set off or counter claim against or otherwise withhold payment of any sums stated to be payable by any Purchaser or the Purchasers’ Guarantor to the Sellers (A) under this Agreement; or (B) under any other agreement subsisting between them in respect of any matter connected with the Purchase Documents.

24.	Restrictions on the Sellers’ business activities

24.1	The provisions of this clause 24 are entered into with the intention of assuring to the Purchasers the full benefit and value of the goodwill, know-how and connections of the IWC Business and as a constituent part of this Agreement and the consideration for them is included in the Purchase Price. Accordingly the Sellers agree that the restrictions in this clause 24 are reasonable and necessary for the protection of the legitimate interests of the Purchasers and do not operate harshly on the Sellers.

24.2	The Sellers undertake to and covenant with each Purchaser that they shall not, and shall procure that the Retained Group shall not, do any of the following things without the consent of the Purchasers’ Representative:

(A)	within three years after the Completion Date (or such shorter period as may be required by applicable law or regulation), be engaged or interested (whether directly or indirectly) in any trade or business or part of a business which competes with the IWC Business as carried on at any time during the 12 month period immediately preceding the date of this Agreement, but so that:

(i)	nothing in this clause shall prevent the holding of shares by a member of the Retained Group in a listed company for investment purposes only where the relevant member of the Retained Group does not exercise, directly or indirectly, any management function in the company concerned or any material influence in that company, which shall be taken to be the case if the shares do not confer more than three per cent. of the votes which could normally be cast at a general meeting of the company; or

(ii)	this clause shall not prevent the acquisition of any business or part of a business by a member of the Retained Group which it would otherwise be prevented from acquiring by this clause (the “Prohibited Business”) as part of a larger acquisition or series of related acquisitions PROVIDED THAT the acquisition of the Prohibited Business is not the sole or main purpose of such larger acquisition or series of related acquisitions, and either:

(a)	the Prohibited Business has an annual turnover of less than 20 per cent. of the turnover of the larger business as a whole; or

(b)	where the Prohibited Business has an annual turnover of more than 20 per cent. of the turnover of the larger business as a whole, the Purchasers have provided their prior written consent to the relevant member or members of the Retained Group completing the acquisition of the Prohibited Business;

(iii)	this clause shall not prevent or restrict the Sellers or any other member of the Retained Group from carrying on anywhere in the world:

(a)	the Retained Business as it is carried on by such Sellers or such member of the Retained Group at the date of this Agreement including, for the avoidance of doubt, the manufacture, distribution and sale of the Hickson Décor, Hickson Décor Ensele, Ensele, Restol, Canopy Wood Stain or similar wood coating products of ACI’s wood protection business;

(b)	for the avoidance of doubt, the business of researching, developing, manufacturing and selling fire retardant treatments and other protective materials, including coatings or treatments and materials that are used in industrial wood and other coatings, as part of the Retained Business; and

(c)	for the avoidance of doubt, the business of researching, developing, manufacturing and selling biocides and similar materials, including those used in industrial wood and other coatings, as part of the Retained Business;

(B)	within three years after Completion, solicit persons who were customers of the IWC Business in any part of the world during the six months before the Completion Date, with a view to providing goods or services equivalent to the type which were so provided by the IWC Business (excluding, for the avoidance of doubt, any goods or services covered by sub-clause 24.2(A)(iii)); or

(C)	within two years after Completion, solicit or entice away from the employment of any of the Companies or Purchasers any Assumed Employee who is a Senior Employee (except for those who (i) answer a general public advertisement which is not specifically directed at any such employee, such general public advertisement to include a posting on a website or a general public advertisement made by a recruitment agency in the ordinary course of their activities, and/or (ii) are approached when they are no longer employed by any of the Companies or Purchasers).

24.3	If any restrictions in this clause 24 shall be found to be invalid or unenforceable but would be valid or enforceable if part of the wording of the restriction were deleted or the period for which it applies were reduced or the range of activities or area dealt with by it were reduced in scope, the restriction concerned shall apply with such modifications as may be necessary to make it valid and enforceable.

25.	The Purchasers’ remedies and the Sellers’ limitations on liability

25.1

The Purchasers shall not be entitled to claim that any fact, matter or circumstance causes any of the Warranties to be breached to the extent fairly disclosed in the Disclosure Letter, or in any document delivered with the Disclosure Letter. The parties acknowledge that references to a section of the Data Room that is reasonably related to an item being disclosed against in the Disclosure Letter (for example a reference to the “financial” section of the Data Room is a disclosure against the warranties contained in paragraph 4 (Accounts) of Schedule 3 (Warranties), or a reference to the “Environmental” and “Health and Safety” sections of the Data Room is a disclosure against the warranties contained in paragraph 22 (The Environment) of Schedule 3 (Warranties) shall be considered disclosure of the contents of such section of the Data Room against such item and the fact that the contents of any such relevant section of the Data Room are not reproduced in full in the Disclosure Letter shall not of itself make any such disclosure unfair.

25.2	The Sellers shall not be liable in damages for the fact that any of the Warranties which are deemed to be repeated five Business Days prior to Completion pursuant to sub-clause 20.2 (The Sellers’ Warranties) are untrue or inaccurate at the time they are deemed to be so repeated, other than (but subject to sub-clauses 25.4 and 25.6(B) below) in respect of the Title Warranties.

25.3	The Sellers shall disclose to the Purchasers in a Supplemental Disclosure Letter any event, matter or thing occurring during the period between the date of this Agreement and the date of the Supplemental Disclosure Letter, of which any Seller becomes aware which would result in any of the Warranties which are deemed to be repeated pursuant to sub-clause 20.2 (The Sellers’ Warranties) being untrue or inaccurate five Business Days prior to Completion (if they were actually to be repeated five Business Days prior Completion).

25.4	If the matters disclosed in the Supplemental Disclosure Letter together with any other matters of which the Purchasers’ Group becomes aware, are sufficient, in aggregate, to constitute a Material Adverse Change in respect of the period since the date of this Agreement, then the Purchasers’ Representative may:

(A)	prior to Completion, terminate this Agreement by giving written notice to the Sellers’ Representative (in which case, for the avoidance of doubt and without prejudice to sub-clause 25.2, the Purchasers will not be entitled to bring any claim in damages against the Sellers for the fact that any of the Warranties (including the Title Warranties) deemed to be repeated pursuant to sub-clause 20.2 (The Sellers’ Warranties) are untrue or inaccurate); or

(B)	elect not to terminate this Agreement and proceed with the transactions contemplated herein (in which case, for the avoidance of doubt and without prejudice to sub-clause 25.2, the Purchasers will not be entitled to bring any claim in damages against the Sellers for the fact that any of the Warranties (excluding the Title Warranties) deemed to be repeated pursuant to sub-clause 20.2 (The Sellers’ Warranties) are untrue or inaccurate) provided that the Purchasers will not be entitled to claim that any fact, matter or circumstance causes any of the Title Warranties which are deemed to be repeated five Business Days prior to Completion pursuant to sub-clause 20.2 (The Sellers’ Warranties), to be breached to the extent fairly disclosed in the Supplemental Disclosure Letter.

25.5	If this Agreement is terminated in accordance with sub-clause 25.4(A), all obligations of the Sellers and the Purchasers under this Agreement shall cease to apply (except for the provisions of clause 39 (Confidentiality)) but, subject to the provisions of clause 10 (Termination) and this clause 25, all rights and liabilities of the parties to this Agreement which have accrued before termination shall continue to exist, except that no rights or liabilities in respect of the Warranties shall subsist following such termination (whether or not such rights have accrued before termination).

25.6	If the matters disclosed in the Supplemental Disclosure Letter, together with any other matters of which the Purchasers’ Group becomes aware, are not sufficient, in aggregate, to constitute a Material Adverse Change in respect of the period since the date of this Agreement, then the Purchasers:

(A)	will not be entitled to terminate this Agreement and will be obliged to proceed with the transactions contemplated herein; and

(B)	will not be entitled to claim that any fact, matter or circumstance causes any of the Title Warranties which are deemed to be repeated five Business Days prior to Completion pursuant to sub-clause 20.2 (The Sellers’ Warranties), to be breached to the extent fairly disclosed in the Supplemental Disclosure Letter.

25.7	No liability shall attach to any of the Sellers in respect of claims under the Warranties, Specific Indemnities, the LTIP Indemnity, the Environmental Covenant or the Tax Covenant, as the case may be, if and to the extent that the limitations set out in Schedule 4 (Basis of, and limitations on, the Sellers’ liability) apply.

26.	Release of the Sellers

The Purchasers may release, or compromise the liability of, any Seller or grant time or other indulgence to any Seller without releasing or reducing the liability of any other Seller.

27.	Restrictions on the Purchasers’ use of the Retained Marks

27.1	Subject to sub-clauses 27.4 and 27.5, each of the Purchasers acknowledges and agrees that nothing in this Agreement shall transfer or license, or shall operate as an agreement to transfer or license, any right, title or interest in or to the Retained Marks.

27.2	Following Completion, the Purchasers shall not, and shall procure that no member of the Purchasers’ Group shall, hold themselves out as being part of or in any way connected with the Retained Group.

27.3	Without prejudice to the provisions of sub-clause 27.1 or the trade mark rights of the Retained Group and subject to sub-clauses 27.4 and 27.5 the Purchasers shall procure that for:

(A)	a minimum period of 5 years following Completion; and

(B)	thereafter for so long as any member of the Retained Group continues to retain an interest in any of the Retained Marks,

no member of the Purchasers’ Group (or its successors in title) shall use the Retained Marks or any confusingly similar name or mark.

27.4	Subject to sub-clause 27.2, the Companies, whose corporate names contain the Retained Marks, are authorised to use those corporate names as corporate names in the manner and to the extent currently used, for six months following Completion. The Purchasers shall procure that the Companies, whose corporate names contain the Retained Marks, as soon as reasonably practicable following Completion and in any event by the date falling six months after Completion, pass all necessary resolutions and take all other necessary corporate actions to change their corporate names to names which do not include any of the Retained Marks or any confusingly similar names and shall procure the prompt registration of the new names with the appropriate court or registry. Upon receipt of confirmation from the appropriate court or registry that such name changes have been effected, the Purchasers shall provide the Sellers with written proof that each such name change has been effected. The Purchasers shall indemnify each member of the Retained Group in respect of any losses, liabilities or costs (including legal cost) which they may incur as a consequence of the continued use of such names by the Companies.

27.5	If any inventory, stocks or sales literature and stationary or buildings, signage or vehicles are delivered or supplied to the Purchasers under this Agreement and bear the Retained Marks, the Purchasers are authorised to sell or otherwise dispose of such items in the ordinary course, provided that the Purchasers’ Representative shall procure that the members of the Purchasers’ Group shall by the last day of the sixth month following the Completion Date (or such other date as may be agreed by the Sellers’ Representative and the Purchasers’ Representative), destroy, delete from or cover existing inventory, stocks or sales literature and stationery or buildings, signage or vehicles the names “Arch” and “Hickson” and any associated marks or logos.

28.	Intellectual Property

28.1	Each of: (i) the Purchasers; and (ii) the Sellers shall procure that all licences of any Intellectual Property owned by any member of (respectively) (a) the Retained Group (or to be owned by the Sellers or their nominee pursuant to sub-clause 17.1 (Wrong pockets)) granted to any of the Companies, or (b) the Companies (or to be owned by any Purchaser pursuant to this Agreement) granted to any member of the Retained Group, terminate at Completion.

28.2	The operation of this clause 28 in relation to the Asset Sellers Contracts shall be subject to clause 11 (Asset Sellers Contracts).

28.3

Each Seller hereby grants, and shall procure the grant by each relevant member of the Retained Group, (with effect from Completion) to the Purchasers a non-exclusive, perpetual, worldwide, royalty-free licence of all Intellectual Property (excluding trade marks and brand names) owned by the Sellers or a member of the Retained Group immediately prior to Completion, which is utilised in part (but not primarily) to the IWC Business but not including the Retained Marks, the Retained IT and other Excluded Assets.

28.4	Each Purchaser hereby grants, and shall procure the grant by each relevant member of the Purchasers’ Group, (with effect from Completion) to the Sellers a non-exclusive, perpetual, worldwide, royalty-free licence of all Intellectual Property (excluding trade marks and brand names) owned by the Purchasers or a member of the Purchasers’ Group at Completion, which does not relate exclusively to the IWC Business.

29.	Employment

(i)	Assumed AS European IWC Employees

29.1	The Regulations will apply to the transfer of the Asset Sellers Business under this Agreement, so that the contracts of employment (where applicable) of those of the Assumed AS European IWC Employees who are employed by the Asset Sellers or any other member of the Retained Group immediately prior to Completion (except, to the maximum extent permitted by applicable law, in respect of terms relating to benefits for old age, invalidity or survivors provided under occupational pension arrangements) will have effect from Completion as if originally made between the relevant employing Purchaser and the Assumed AS European IWC Employees.

29.2

(A)	If for any reason the contract of employment (where applicable) of any individual who is not an Assumed AS European IWC Employee is found or alleged to have effect after the Completion Date as if originally made with the Purchaser as a result of the sale of the Asset Sellers Business pursuant to the terms of the Agreement, the relevant Asset Seller or the other relevant member of the Retained Group, in consultation with the relevant Purchaser, will, within 14 days of being so requested by the Purchaser, make to that person an offer in writing to employ him under a new contract of employment, to take effect upon the termination referred to in sub-clause 29.2(B), identical in all respects to that person’s contract of employment immediately before Completion. However, the relevant Purchaser must make the request no later than 15 days after becoming aware of the finding or allegation.

(B)

Once the offer referred to in sub-clause 29.2(A) has been made (or after the expiry of 14 days after it has been requested), the relevant Purchaser may terminate the employment of the person concerned and, so long as that termination is effected within 14 days after the date of the offer referred to in sub-clause 29.2(A) being made (or after the expiry of 28 days of it being requested) and, in any event, within three months after the Completion Date, the relevant Asset Seller will indemnify and keep indemnified the relevant Purchaser against the costs of that person’s employment after Completion, the termination of that employment and any liabilities or costs relating to that person which transferred to the relevant Purchaser under the Regulations, save to the extent that such liabilities or costs arise out of a failure by the relevant Purchaser or other member of the Purchasers’ Group to comply with all relevant statutory procedures in connection with such termination.

29.3

(A)	If the contract of employment (where applicable) of any Assumed AS European IWC Employee is found or alleged not to have effect after the Completion Date as if originally made with any Purchaser (other than, in the United Kingdom, by virtue of Regulations 4(7), 4(9) or 4(11) of the Transfer of Undertakings (Protection of Employment) Regulations 2006 or, in any other jurisdiction, the relevant domestic provisions having equivalent effect), the Purchasers’ Representative in consultation with the relevant Asset Seller or the other relevant member of the Retained Group, will, within 14 days of being so requested by the relevant Asset Seller or the other relevant member of the Retained Group, make to that Assumed AS European IWC Employee an offer in writing to employ him under a new contract of employment, to take effect upon the termination referred to in sub-clause 29.3(B), on terms and conditions which (other than the identity of the employer and any terms and conditions relating to an occupational pension scheme) are no less favourable than the corresponding provisions of the Assumed AS European IWC Employee’s contract of employment immediately before Completion. However, the relevant Asset Seller or other relevant member of the Retained Group must make the request no later than 15 days after becoming aware of such finding or allegation.

(B)	Once the offer referred to in sub-clause 29.3(A) has been made (or after the expiry of 14 days after it has been requested), the relevant Asset Seller or other relevant member of the Retained Group may terminate the employment of the Assumed AS European IWC Employee concerned and, so long as that termination is effected within three months after the Completion Date, the relevant Purchaser shall indemnify the relevant Asset Seller or other relevant member of the Retained Group against the costs of that Assumed AS European IWC Employee’s employment after Completion, the termination of that employment and any liabilities or costs relating thereto, save to the extent that such liabilities or costs arise out of a failure by the relevant Asset Seller or other relevant member of the Retained Group to comply with all relevant statutory procedures in connection with such termination.

29.4	(A)	Subject to sub-clause 29.4(C) all wages, salaries, employer’s liabilities in respect of the Tax system and social security contributions and other periodic outgoings in respect of the Assumed AS European IWC Employees which relate to a period:

(i)	after the Completion Date, shall be borne or discharged by the relevant Purchaser; and

(ii)	on or before the Completion Date, shall be borne or discharged by the relevant Seller; and

(B)	all Asset Sellers Retention Bonuses shall be borne or discharged by the Seller, whether such bonuses relate to a period before or after the Completion Date; and

(C)	the French TFR, Italian TFR, and, to the extent provided for in the Completion Statement, any provision or accrual in respect of the Accrued Liability Amount, shall be borne or discharged by the Purchasers whether such amounts relate to a period before or after the Completion Date.

29.5	Without prejudice to clause 8 (Covenant by the Sellers in respect of certain matters), the relevant Asset Seller shall, and ACI shall procure that the Relevant Other Employer (which shall, for the purposes of this Clause 29.5 be treated as an Asset Seller) shall, indemnify and keep indemnified the relevant Purchaser against any costs, claims, damages, compensation awards, penalties or expenses in respect of :

(A)	the employment of any of the Assumed AS European IWC Employees during the period on or before the Completion Date;

(B)	subject to sub-clause 29.6(C), any failure by an Asset Seller to comply with its obligations to inform and/or consult with any applicable works council or representatives of the Assumed AS European IWC Employees including, without limitation, in the United Kingdom, under Regulation 13 of the Transfer of Undertakings (Protection of Employment) Regulations 2006, and, in any other jurisdiction under the relevant Regulations having equivalent effect; and

(C)	any claim by any employee of the Retained Group who is not an Assumed Employee;

(D)	any breach of sub-clauses 29.4(A) or 29.4(B).

29.6	The relevant Purchaser shall indemnify and keep indemnified the relevant Seller and any other relevant member of the Retained Group against any costs, claims, damages, compensation awards, penalties or expenses in respect of:

(A)	the employment of any Assumed AS European IWC Employees during the period after Completion, including (without limitation) in relation to any changes to terms and conditions of employment by any Purchaser;

(B)	any termination of the employment of any Assumed AS European IWC Employees by any Purchaser after Completion;

(C)	any failure by any Purchaser to comply with its obligations to provide information to the Asset Sellers for the purposes of the information and consultation process with representatives of the Assumed AS European IWC Employees, including, without limitation, in the United Kingdom, under Regulation 13(4) of the Transfer of Undertakings (Protection of Employment) Regulations 2006 and, in any other jurisdiction, under the relevant Regulations having equivalent effect;

(D)	any breach of sub-clauses 29.4(A)(ii) or 29.4(C); and

(E)	any resignation by an Assumed AS European IWC Employee, or individual who would have been an Assumed AS European IWC Employee but for the termination of his employment before Completion where the reason for such resignation is that the transfer of his employment would involve a substantial change in working conditions to his material detriment or there is a repudiatory breach by any Purchaser (whether anticipatory or not) of his employment contract, including (without limitation), in the United Kingdom, under the circumstances specified in Regulation 4(9) and/or 4(11) of the Transfer of Undertakings (Protection of Employment) Regulations 2006.

in all cases save to the extent that any claim relates to, or arises out of, the right of any Assumed AS European IWC Employee to benefits arising by reason of a transfer contemplated by this Agreement and that employee’s rights prior to that transfer to benefits under the Pension Schemes that are available other than for old age, disability or death.

29.7	All payments made by the Purchasers to the Sellers or vice versa under this clause 29 shall be treated as an adjustment to the consideration payable by the Purchasers under this Agreement.

29.8	The Sellers shall co-operate with the Purchasers in good faith and notify the employees of Arch Coatings España, S.L. of the proposed transaction prior to Completion. For the avoidance of doubt, this obligation shall not be a condition to Completion.

(ii)	US Employees

29.9	Effective from the day after the Completion Date, the relevant Purchaser or a member of the Purchasers’ Group shall offer employment to all Assumed AS US IWC Employees who on the immediately preceding business date were actively employed with regard to the IWC Business, except for (i) Assumed AS US IWC Employees with whom the relevant Purchaser or a member of the Purchasers’ Group have entered into written employment agreements prior to Completion that provide for the Purchasers’ employment of such Assumed AS US IWC Employees effective immediately after the Completion and (ii) Assumed AS US IWC Employees set forth in Schedule 13 (Excluded employees). The terms and conditions (including employee benefit plans, pension plans, retirement benefits, and health and welfare plans) of any such offer of employment will be on terms substantially similar to the terms and conditions offered to similarly situated employees of the Purchasers’ Group in the United States.

29.10	For the purposes of clause 29.9, an Assumed AS US IWC Employee will be treated as “actively employed” if as of the Completion Date such person is actively at work, or on vacation, holiday, jury leave, military duty or sick leave (not including short-term or long-term disability).

29.11	Each Assumed AS US IWC Employee who as of the day after the Completion Date is not actively employed but is on an approved leave of absence or is on short-term or long-term disability, and who within 180 days following the Completion Date presents himself or herself to the Purchasers or a member of the Purchasers’ Group as ready and able to commence active employment with the Purchasers, shall at such time also be offered employment on an at-will basis except as otherwise required by applicable law or contractual agreement.

29.12	For the purposes of this Agreement, each Assumed AS US IWC Employee who becomes employed by the relevant Purchaser or a member of the Purchasers’ Group in accordance with the foregoing provisions shall be considered a “US Transferred Participant” as of the time such Assumed AS US IWC Employee continues or commences such employment with that Purchaser.

29.13	Effective as of the beginning of business on the day after the Completion Date, each US Transferred Participant shall cease to participate in or accrue benefits under the Business Benefit Plans. ACI and members of the Retained Group shall retain sponsorship of, and retain all liabilities under or in connection with, the Business Benefit Plans.

29.14	Effective as of the beginning of business on the day after the Completion Date, the US Transferred Participants shall cease active participation in the Business Benefit Plans other than rights under COBRA with respect to medical, dental, vision and FSA plans.

29.15	The provisions relating to the benefit arrangements of any US Transferred Participant are set out in Schedule 17 (Covenants in respect of US Transferred Participants)].

(iii)	Assumed AS Other IWC Employees

29.16	(A)	If in any jurisdiction (other than the US) it is reasonably believed that the Regulations will not operate automatically so as to transfer the employment of the relevant Assumed AS Other IWC Employee to the relevant Purchaser, then the Purchasers’ Representative, in consultation with the relevant Asset Seller or other relevant member of the Retained Group, will make to that Assumed AS Other IWC Employee an offer in writing to employ him under a new contract of employment, on terms and conditions which (other than the identity of the employer and any terms and conditions relating to an occupational pension scheme) will not be less favourable, taken as a whole, than the corresponding provisions of the Assumed AS Other IWC Employee’s contract of employment immediately before Completion, to take effect immediately after Completion. If any Assumed AS Other IWC Employee exercises any termination or severance rights against a member of the Retained Group on the termination contemplated under clause 29.16(B) below, and within 12 months of such termination that Assumed AS Other IWC Employee enters into any employment, consultancy or advisory relationship with any member of the Purchaser’s Group, the Purchaser’s Representative shall pay to the member of the Retained Group who made any termination or severance payment to that Assumed AS Other IWC Employee an amount equal to such termination or serverance payment.

(B)	Once the offer referred to in sub-clause 29.16 has been made, the relevant Asset Seller or other relevant member of the Retained Group may terminate the employment of the Assumed AS Other IWC Employee concerned effective as at Completion or as soon as possible after Completion according to the required legal procedures, if any, and where that offer is accepted by the Assumed AS Other IWC Employee, the relevant Purchaser shall indemnify the relevant Asset Seller or other relevant member of the Retained Group against the costs of that Assumed AS Other IWC Employee’s employment after Completion, the termination of that person’s employment with the relevant Purchaser and any liabilities or costs relating thereto. Provided that the relevant Purchasers have complied with their obligations at 29.16(A), to the extent that the termination (whether by an Asset Seller, a member of the Retained Group or by the relevant Assumed AS Other IWC Employee) of an Assumed As Other IWC Employee’s employment for the purposes of accepting an offer of employment with the relevant Purchaser under this clause 29.16(B) results in or is alleged to result in the payment of a termination payment, such payment and any associated costs will be entirely at the relevant Asset Seller or member of the Retained Group’s costs.

(C)	Any Assumed AS Other IWC Employee shall be considered an Assumed AS European IWC Employee for the purposes of clauses 29.4 to 29.7 above.

(iv)	All Employees

29.17	Notwithstanding the foregoing, the provisions of this clause 29 are for the sole benefit of the parties to this Agreement and their respective Groups and nothing herein, express or implied, is intended or shall be construed to:

(A)	constitute a guarantee of employment with respect to any Assumed Employees;

(B)	constitute an amendment or other modification of any of the compensation and benefits plans maintained for or provided to Assumed Employees prior to or following the Completion Date;

(C)	limit the right of the Sellers or Purchasers to amend, terminate or otherwise modify any employee benefit plan or arrangement relating to an Assumed Employee following the Completion Date; or

(D)	create any third-party beneficiary or other rights in any other person, including any current or former employee of the Sellers, any participant in any existing plan or arrangement, or any dependent or beneficiary thereof.

30.	Access to, and transfer of, Books and Records

30.1	The Purchasers shall make available to the Sellers any Books and Records of any of the Companies or in relation to the Asset Sellers Business (or, if practicable, the relevant parts of those Books and Records) which relate to the period prior to Completion and which are reasonably required by the Sellers (other than in connection with the determination of the Completion Statement which shall be governed by the provisions of Schedule 10 (Completion Statement) and other than in connection with matters relating to the Specified Indemnities, the Excluded Company Liabilities and the Excluded Asset Seller Liabilities to the extent governed by the provisions of clause 18 (Mutual assistance and co-operation) and paragraph 6 of Schedule 4 (Basis of, and limitations on, the Sellers’ liability)) in connection with the Retained Business and the affairs of the Retained Group or, prior to Completion, the IWC Business and the affairs of the Companies (including, without limitation, in relation to the preparation of any statutory accounts and Tax returns) and, accordingly, the Purchasers shall, upon being given reasonable notice by the Sellers, procure that such Books and Records are made available to the Sellers for inspection and copying (during Working Hours), at the Sellers’ expense, for and only to the extent necessary for such purpose for a period of six years from Completion for all matters related to Taxation, and such shorter period as required by statute for all other matters. The Purchasers shall also permit, and shall procure that each of the Companies and the Asset Sellers Business shall permit, each member of the Retained Group to have reasonable access (on reasonable prior notice and at mutually convenient times) to personnel with specific information or knowledge in respect of the Retained Business, where such information or knowledge is not reasonably obtainable from such Books and Records, for a period of five years after Completion.

30.2	Notwithstanding the provisions of sub-clause 30.1, the Purchasers shall not be required to make available to the Sellers any personal data unless such personal data is required by the Sellers in order to comply with a legal or regulatory obligation or can otherwise be lawfully provided in accordance with relevant data protection legislation.

30.3	To the extent that any Books and Records which relate primarily to the Retained Business or contain ACI Confidential Information have been retained by any of the Companies after Completion, the Purchasers covenant to procure that (to the extent it controls such Books and Records) such Books and Records are promptly transferred to such member(s) of the Retained Group as the Sellers’ Representative may specify.

30.4	In addition to any rights of inspection given under clause 7 (UK VAT), the Sellers shall make available to the Purchasers any Books and Records of the Retained Group (or, if practicable, the relevant parts of those Books and Records) which are reasonably required by the Purchasers (other than in connection with the determination of the Completion Statement which shall be governed by the provisions of Schedule 10 (Completion Statement) in connection with the IWC Business and the affairs of the Companies (including, without limitation, in relation to the preparation of any statutory accounts and Tax Returns) and, accordingly, the Sellers shall, upon being given reasonable notice by the Purchasers’ Representative and subject to the Purchasers giving such undertaking as to confidentiality as the Sellers shall reasonably require, procure that such Books and Records are made available to the Purchasers for inspection and copying (during Working Hours), at the Purchasers’ expense, for and only to the extent necessary for such purpose and for a period of six years from Completion. The Sellers shall also permit, and shall procure that each member of the Retained Group shall permit, the Purchasers and each of the Companies to have reasonable access (on reasonable prior notice and at mutually convenient times) to personnel with specific information or knowledge in respect of the IWC Business, where such information or knowledge is not reasonably obtainable from such Books and Records, for a period of five years after Completion.

30.5	To the extent that any Books and Records which relate primarily to the IWC Business have been retained by any member of the Retained Group after Completion, each Seller covenants to procure that (to the extent it controls such Books and Records) such Books and Records are promptly transferred to such Companies as the Purchasers’ Representative may specify.

30.6	The UK Asset Sellers shall use reasonable endeavours to provide the UK Purchaser with notice in writing prior to Completion of:

(A)

the capital expenditure incurred by the UK Asset Sellers during the period beginning on 1st January 2002 on each Asset Sellers Business Asset used in the UK Asset Seller Business which constitutes a fixture (as that term is defined in section 173(1) of the Capital Allowances Act 2001); and

(B)

the disposal values most recently brought into account with respect to all Asset Sellers Business Assets used in the UK Asset Seller Business which were acquired on or after 1st January 2002 which are plant and machinery for the purposes of Part 2 Capital Allowances Act 2001 and which are fixtures (as that term is defined in section 173(1) of that Act).

31.	Sellers’ Guarantee and Purchasers’ Guarantee

31.1	(A)	In consideration of each of the Purchasers entering into this Agreement, ACI hereby unconditionally and irrevocably guarantees to each of the Purchasers, the due and punctual performance and observance by each of the Sellers and the other members of the Retained Group of that party’s obligations, commitments and undertakings under or pursuant to the Purchase Documents

(and, for the purposes of this sub-clause 31.1, any obligations that ACI is obliged, pursuant to this Agreement, to procure that any member of the Retained Group that is not a party to this Agreement shall perform, shall be treated as an obligation of such member of the Retained Group) (together “Sellers’ Guaranteed Obligations”) and agrees to indemnify each of the Purchasers and/or Companies against all costs and expenses (including legal costs and expenses) and other losses which any of the Purchasers and/or Companies may suffer or incur as a result of any failure or delay by any of the Sellers or any of the other members of the Retained Group in the performance of their Sellers’ Guaranteed Obligations. The liability of ACI under this sub-clause 31.1 shall not be released, reduced or diminished by any variation of the terms of this Agreement or any other Purchase Document (whether or not agreed by ACI), any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

(B)	If and whenever a Seller or any relevant member of the Retained Group (excluding for these purposes only, ACI) defaults for any reason whatsoever in the performance of any obligation, commitment or undertaking undertaken or expressed to be undertaken by it under or pursuant to this Agreement or any other Purchase Document, ACI shall immediately upon demand unconditionally perform (or procure performance of) and satisfy (or procure satisfaction of) the obligation, commitment or undertaking in regard to which such default has been made in the manner prescribed by this Agreement or any other Purchase Document so that the same benefits shall be conferred on the Purchasers and/or Companies as would have been received if such obligation, commitment or undertaking had been duly performed and satisfied by the relevant Seller or any relevant member of the Retained Group.

(C)	The guarantee in this sub-clause 31.1 is a continuing guarantee and accordingly is to remain in full force and effect until all the obligations of the Sellers and all members of the Retained Group shall have been performed or satisfied in full regardless of the legality, validity or enforceability of any provisions of this Agreement and notwithstanding the winding-up, liquidation, dissolution or other incapacity of any of the Sellers or any member of the Retained Group or any change in the status, control or ownership of any of the Sellers or any member of the Retained Group. This guarantee is in addition to, without limiting and not in substitution for, any rights or security which the Purchasers’ Group may now or after the date of this Agreement have or hold for the performance and observance of the obligations, commitments and undertakings of the Sellers and the members of the Retained Group under or in connection with this Agreement or any other Purchase Document.

(D)

As a separate and independent stipulation, ACI agrees that any obligation, commitment or undertaking expressed to be undertaken by the Sellers or any member of the Retained Group (including, without limitation, any moneys expressed to be payable under this Agreement) which is not or may not be enforceable against or recoverable from the Sellers or any relevant member of the Retained Group by reason of any legal limitation, disability or incapacity on or of a Seller or member of the Retained Group or any fact or circumstance (other than any limitation imposed by this Agreement) shall nevertheless be enforceable against and recoverable from ACI as though the same had been incurred by ACI and ACI were the sole or principal obligor in respect thereof and shall be performed or paid by ACI on demand.

(E)	For the avoidance of doubt, the limitations set out in Schedule 4 (Basis of, and limitations on, the Sellers’ liability) hereto shall serve (so far as Schedule 4 applies to the relevant Sellers’ Guaranteed Obligation) to limit the liability of ACI under this sub-clause 31.1 as if ACI were the primary obligor in relation to the relevant Sellers’ Guaranteed Obligations.

(F)	Notwithstanding this sub-clause 31.1, the Purchasers agree that they shall first make a claim against the Sellers or member of the Retained Group and that they shall not make a demand for payment or performance or observance of any obligation for which a Seller or member of the Retained Group is liable or otherwise exercise any right, power or remedy against ACI under this guarantee unless it has first made a demand in writing for performance against the Sellers or member of the Retained Group and the Seller or member of the Retained Group has not complied with such demand within 10 Business Days of them having received such demand for payment or performance from the Purchasers.

31.2	(A)	In consideration of each of the Sellers entering into this Agreement, the Purchasers’ Guarantor hereby unconditionally and irrevocably guarantees to each of the Sellers, the due and punctual performance and observance by each of the Purchasers and the other members of the Purchasers’ Group of that party’s obligations, commitments and undertakings under or pursuant to the Purchase Documents (together “Purchasers’ Guaranteed Obligations”) and agrees to indemnify each of the Sellers against all costs and expenses (including legal costs and expenses) and other losses which any of the Sellers may suffer or incur as a result of any failure or delay by any of the Purchasers or any of the other members of the Purchasers’ Group in their performance of their Purchasers’ Guaranteed Obligations. The liability of the Purchasers’ Guarantor under this sub-clause 31.2 shall not be released, reduced or diminished by any variation of the terms of this Agreement or any other Purchase Document (whether or not agreed by the Purchasers’ Guarantor), any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

(B)

If and whenever a Purchaser or any relevant member of the Purchasers’ Group (excluding for these purposes only, the Purchasers’ Guarantor) defaults for any reason whatsoever in the performance of any obligation, commitment or undertaking undertaken or expressed to be undertaken by it under or pursuant to this Agreement or any other Purchase Document, the Purchasers’ Guarantor shall immediately upon demand unconditionally perform (or procure performance of) and satisfy (or procure satisfaction of) the obligation, commitment or undertaking in regard to which such default has been made in the manner prescribed by this Agreement or any other Purchase Document so that the same benefits shall be conferred on the Sellers as would have been received if such obligation, commitment or undertaking had been duly performed and satisfied by the relevant Purchaser or any relevant member of the Purchasers’ Group.

(C)	The guarantee in this sub-clause 31.2 is a continuing guarantee and accordingly is to remain in full force and effect until all the obligations of the Purchasers and all members of the Purchasers’ Group shall have been performed or satisfied in full regardless of the legality, validity or enforceability of any provisions of this Agreement and notwithstanding the winding-up, liquidation, dissolution or other incapacity of any of the Purchasers or any member of the Purchasers’ Group or any change in the status, control or ownership of any of the Purchasers or any member of the Purchasers’ Group. This guarantee is in addition to, without limiting and not in substitution for, any rights or security which the Retained Group may now or after the date of this Agreement have or hold for the performance and observance of the obligations, commitments and undertakings of the Purchasers and the members of the Purchasers’ Group under or in connection with this Agreement or any other Purchase Document.

(D)	As a separate and independent stipulation, the Purchasers’ Guarantor agrees that any obligation, commitment or undertaking expressed to be undertaken by the Purchasers or any member of the Purchasers’ Group (including, without limitation, any moneys expressed to be payable under this Agreement) which is not or may not be enforceable against or recoverable from the Purchasers or any relevant member of the Purchasers’ Group by reason of any legal limitation, disability or incapacity on or of a Purchaser or member of the Purchasers’ Group or any fact or circumstance (other than any limitation imposed by this Agreement) shall nevertheless be enforceable against and recoverable from the Purchasers’ Guarantor as though the same had been incurred by the Purchasers’ Guarantor and the Purchasers’ Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Purchasers’ Guarantor on demand.

(E)	Notwithstanding this sub-clause 31.2, the Sellers agree that they shall first make a claim against the Purchasers or member of the Purchasers’ Group and that they shall not make a demand for payment or performance or observance of any obligation for which a Purchaser or member of the Purchasers’ Group is liable or otherwise exercise any right, power or remedy against the Purchasers’ Guarantor under this guarantee unless it has first made a demand in writing for performance against the Purchasers or member of the Purchasers’ Group and the Purchaser or member of the Purchasers’ Group has not complied with such demand within 10 Business Days of them having received such demand for payment or performance from the Sellers.

32.	Effect of Completion

Any provision of this Agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion, and all warranties and covenants and other undertakings contained in or entered into pursuant to this Agreement, shall remain in full force and effect notwithstanding Completion.

33.	Remedies and waivers

33.1	Except as provided in Schedule 4 (Basis of, and limitations on, the Sellers’ liability), no delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver thereof.

33.2	Except as provided in Schedule 4 (Basis of, and limitations on, the Sellers’ liability), the single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

33.3	Except as otherwise expressly provided in this Agreement, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

34.	Assignment

No party to this Agreement shall:

(A)	assign, nor purport to assign, all or any part of the benefit of, or its rights or benefits under, this Agreement or the other Purchase Documents (together with any causes of action arising in connection with any of them);

(B)	make a declaration of trust in respect of, nor enter into any arrangement whereby it agrees to hold in trust for any other person, all or any part of the benefit of, or its rights or benefits under, this Agreement or the other Purchase Documents; or

(C)	sub-contract or enter into any arrangement whereby another person is to perform any or all of its obligations under this Agreement or the other Purchase Documents,

except:

(i)	pursuant to the terms of this Agreement or any of the Purchase Documents;

(ii)	where the other parties to this Agreement have given their consent in writing to such assignment, declaration of trust, sub-contract or other arrangement (as the case may be); or

(iii)	where, upon giving written notice to the other parties to this Agreement, the assignment, declaration of trust, sub-contract or other arrangement (as the case may be) is made by a party to a member of their Group provided that no cost or increased liability shall as a result be incurred by the other parties to this Agreement.

35.	Further assurance

35.1	The Sellers shall and shall procure that each other member of the Retained Group shall, for no additional consideration or payment do, execute and deliver any such further acts, documents and things as the Purchasers’ Group may reasonably require to vest in the Purchasers’ Group (or as the Purchasers’ Representative shall direct) the beneficial ownership of the Shares and the Asset Sellers Business as more particularly described in clause 3.1 (Sale and purchase of the Asset Sellers Business), in accordance with the terms of this Agreement, save for the Asset Sellers Business Intellectual Property which will be subject to the provisions of sub-clause 35.2.

35.2	Each of the Sellers shall and shall procure that each other member of the Retained Group shall, at the Purchasers’ reasonable request and cost, for no additional consideration or payment, execute and deliver such documents, deeds and things prepared by the Purchasers as the Purchasers’ Representative may reasonably require after Completion to where applicable effect recordal of the Purchasers as the registered owners of all Asset Sellers Business Intellectual Property on the relevant registries.

35.3	The Purchasers shall and shall procure that each other member of the Purchasers’ Group shall, for no additional consideration or payment do, execute and deliver any such further acts, documents and things as the Retained Group may reasonably require to give full effect to this Agreement and securing to the Sellers the full benefit of the rights, powers and remedies conferred upon the Sellers in this Agreement.

36.	Entire agreement

36.1	The Purchase Documents constitute the whole and only agreement between the parties to this Agreement relating to the sale and purchase of the Shares and the Asset Sellers Business.

36.2	In entering into the Purchase Documents, each party to this Agreement acknowledges that it is not relying upon any Pre-Contractual Statement which is not expressly set out in them.

36.3	Except in the case of fraud, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any Pre-Contractual Statement (except to the extent that it is repeated in the Purchase Documents).

36.4	For the purposes of this clause 36, “Pre-Contractual Statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of the Purchase Documents made or given by any person at any time prior to the date of this Agreement.

36.5	This Agreement may only be varied in writing signed by each of the parties to this Agreement.

37.	Notices

37.1	Except as otherwise provided in this Agreement, a notice under this Agreement shall only be effective if it is in writing. Faxes are permitted. Email is not permitted.

37.2	Notices under this Agreement shall be sent to the parties to this Agreement at the address or number and for the attention of the individual as set out below:

Party and title of individual		Address	Facsimile No.

(A)	The Sellers, the Company Secretary of ACI	Attn: Corporate Secretary Arch Chemicals, Inc Corporate Headquarters 501 Merritt 7 Norwalk CT 06856-5204	+1 203.229.2613

(B)	The Purchasers and the Purchasers’ Guarantor, the Senior Vice President- Corporate Planning and Development	The Sherwin-Williams Company 101 West Prospect Avenue Cleveland, Ohio 44115	+1 216 566 2947

with a copy to the Senior Vice President, General Counsel and Secretary		The Sherwin-Williams Company 101 West Prospect Avenue Cleveland, Ohio 44115	+1 216 566 1708

provided that a party to this Agreement may change its notice details on giving notice to the other parties to this Agreement of the change in accordance with this clause 37. That notice shall only be effective on the day falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

37.3	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(A)	if delivered personally or by internationally-recognised courier, on delivery;

(B)	if sent by registered post, five clear Business Days after the date of posting; and

(C)	if sent by facsimile, when a confirmation of effective transmission is printed.

37.4	The Sellers’ Representative and the Purchasers’ Representative shall have full authority to send and receive all notices and other communications in respect of the Purchase Documents on behalf of the Sellers and the Purchasers respectively, and to bind the Sellers and the Purchasers respectively for the purposes of all provisions of the Purchase Documents.

37.5	The provisions of this clause 37 shall not apply in relation to the service of Service Documents.

38.	Announcements

38.1	No announcement concerning the transactions contemplated by the Purchase Documents or any ancillary matter shall be made by any party to this Agreement or any member of their respective Groups without the prior written approval of the Purchasers’ Representative or the Sellers’ Representative (as the case may be), such approval not to be unreasonably withheld or delayed. This sub-clause does not apply in the circumstances described in sub-clause 38.2.

38.2	Any party to this Agreement or any member of their respective Groups may make an announcement concerning the transactions contemplated by the Purchase Documents or any ancillary matter if required by:

(A)	applicable law; or

(B)	any securities exchange or regulatory or governmental body or any Tax Authority to which that party is subject, wherever situated, including (amongst other bodies) the NYSE and the SEC whether or not the requirement has the force of law, in which case the party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the other parties to this Agreement before making such announcement.

38.3	The restrictions contained in this clause 38 shall cease on Completion or termination of this Agreement.

39.	Confidentiality

39.1	Each party to this Agreement shall treat as confidential all information obtained as a result of entering into or performing this Agreement which relates to:

(A)	the provisions of the Purchase Documents;

(B)	the negotiations relating to the Purchase Documents;

(C)	the subject matter of the Purchase Documents; or

(D)	the other parties to this Agreement.

39.2	Without prejudice to the provisions of clause 18 (Mutual assistance and co-operation) each Seller hereby severally undertakes to and with each Purchaser that, until the fifth anniversary of Completion, it shall not disclose to any person firm or corporation (save in accordance with sub-clause 39.3) any confidential information in its possession to the extent that it relates to the business or other affairs of the IWC Business.

39.3	Notwithstanding the other provisions of this clause 39, any party to this Agreement may disclose confidential information:

(A)	if and to the extent required: (i) by applicable law; or (ii) for the purpose of any Proceedings;

(B)	if and to the extent required by the SEC or requested by any other regulatory or governmental body or any securities exchange or any Tax Authority to which that party is subject or submits, wherever situated, including (amongst other bodies) the NYSE, whether or not the requirement for information has the force of law;

(C)	if and to the extent required to vest the full benefit of this Agreement in that party;

(D)	to the extent that it is necessary to disclose such information to any of its professional advisers, auditors and bankers or prospective funding parties (whether debt or equity), its direct or indirect investors, together with their directors, officers, advisers or agents who are, in each case, subject to a duty of confidentiality to the disclosing party and who are made aware of the confidential nature of the information disclosed;

(E)	to the extent that it is necessary to disclose such information to any of its employees, directors or officers, or the employees, directors or officers of other members of it’s Group who are, in each case, subject to a duty of confidentiality to the disclosing party and who are made aware of the confidential nature of the information disclosed;

(F)	if and to the extent the information is provided to the party by a third party not bound by a duty of confidentiality;

(G)	if and to the extent the party is able to prove (through supporting documentation or otherwise) that the information was lawfully and independently developed by its Group without reference to the confidential information;

(H)	if and to the extent the information has come into the public domain through no fault of that party;

(I)	to an insurer in connection with a claim under this Agreement provided that such disclosure is essential for these purposes and made on a confidential basis;

(J)	to the extent necessary to enable the Sellers to conduct confidential pre-action and settlement discussions in relation to Excluded Company Liabilities and Excluded Asset Seller Liabilities; or

(K)	if and to the extent the other parties to this Agreement have given prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed.

Any information to be disclosed pursuant to sub-paragraph (A), (B), (C) or (D) shall be disclosed only after consultation with the other parties to this Agreement (to the extent reasonably practicable and permitted by applicable law or regulation).

39.4	The parties acknowledge that the Non-Disclosure Agreement remains in full force and effect except that, to the extent the terms of such Non-Disclosure Agreement are expressly inconsistent with the terms of this Agreement, the terms of this Agreement will prevail.

39.5	The parties acknowledge that, notwithstanding the other provisions of this clause 39, ACI may file a copy of this Agreement and other Purchase Documents with the SEC following signing of this Agreement if ACI (in its sole discretion) determines that such filing is required.

39.6	Except as otherwise stated, the restrictions contained in this clause 39 shall continue to apply for 6 years after Completion or termination of this Agreement.

40.	Costs and expenses

40.1	Except as otherwise stated in any other provision of this Agreement or the Purchase Documents, each party to this Agreement shall pay its own costs and expenses in relation to the negotiations leading up to the transactions contemplated by the Purchase Documents, and the preparation, execution and carrying into effect of this Agreement, the Purchase Documents and all other documents referred to in this Agreement.

40.2	All stamp, transfer, registration, sales (including local sales Taxes), value added and other similar Taxes, duties and charges and all notarial fees payable in any jurisdiction in connection with the transfer, sale or purchase of the Shares and the Asset Sellers Business under the Purchase Documents, or the assumption of any of the Assumed Obligations under any Purchase Document, shall be paid by the Purchasers (together with any amounts in respect of VAT in relation to the sale of the Asset Sellers Business to the extent that transfer as a going concern treatment cannot be achieved in accordance with the provisions of clause 7 (UK VAT) or clause 6.4(b) of the French Asset Transfer Agreement).

41.	Counterparts

41.1	This Agreement may be executed in any number of counterparts, and by the parties to this Agreement on separate counterparts, but shall not be effective until each party to this Agreement has executed at least one counterpart.

41.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

42.	Invalidity

Without limitation to clause 24.3 (Restrictions on the Sellers’ business activities), if at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

43.	Contracts (Rights of Third Parties) Act 1999

43.1	Save as expressly provided in sub-clauses 43.2 and 43.3, the parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

43.2	Subject to sub-clause 43.3, each member of the Retained Group, the Companies, and each of the individuals to whom sub-paragraph 3(E) of Schedule 4 ((Basis of, and limitations on, the Sellers’ liability) applies, shall be entitled to enforce the rights and benefits which are expressed to be conferred on them by this Agreement.

43.3	Where:

(A)	any term of this Agreement is expressed to be made in favour of or is capable of applying for the benefit of a member of the Purchasers’ Group such person shall be entitled, with the prior written consent of the Purchasers’ Representative to enforce that term in accordance with the Contracts (Rights of Third Parties) Act 1999 but may not assign the benefit of their rights under it; and

(B)	any term of this Agreement is expressed to be made in favour of or is capable of applying for the benefit of a member of the Retained Group such person shall be entitled, with the prior written consent of the Sellers’ Representative to enforce that term in accordance with the Contracts (Rights of Third Parties) Act 1999 but may not assign the benefit of their rights under it.

43.4	Notwithstanding sub-clauses 43.2 and 43.3, the parties to this Agreement shall be entitled to amend, vary, modify or waive any term of it without the consent of any person who is not a party to this Agreement.

44.	Choice of governing law

This Agreement shall be governed by and construed in accordance with English law.

45.	Jurisdiction

45.1	The courts of England are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement. Any Proceedings shall be brought in the English courts.

45.2	Each party to this Agreement waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of Proceedings in the English courts. Each party to this Agreement also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

45.3	Each party to this Agreement irrevocably submits and agrees to submit to the jurisdiction of the English courts.

46.	Agents for service

46.1	Each of the Non-UK Sellers irrevocably appoints Hickson Limited of Wheldon Road, Castleford, West Yorkshire WF10 2JT to be its agent for the receipt of service of process in England and Wales, and each of the Non-UK Purchasers and the Purchasers’ Guarantor irrevocably appoints the UK Purchaser to be its agent for the receipt of service of process in England and Wales. Each such party to this Agreement agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its relevant agent.

46.2

Any Service Document shall be deemed to have been duly served if: (i) in the case of the Non-UK Sellers, it is marked for the attention of The Company Secretary, Hickson Limited, Wheldon Road, Castleford, West Yorkshire WF10 2JT, or such other address within England and Wales as may be notified to the other parties to this Agreement wishing to serve the Service Document; or (ii) in the case of the Non-UK Purchaser and the Purchasers’ Guarantor, it is marked for the attention of the Directors, RPG Acquisition Limited, Thorncliffe Park, Chapeltown, Sheffield S35 2YP, or such other address within England and Wales as may be notified to the other parties to this Agreement wishing to serve the Service Document, and:

(A)	left at the specified address; or

(B)	sent to the specified address by registered post or internationally-recognised courier.

In the case of sub-clause (A) above, the Service Document will be deemed to have been duly served when it is left. In the case of sub-clause (B) above, the Service Document shall be deemed to have been duly served two clear Business Days after the date of posting or despatch.

46.3	If an agent at any time ceases for any reason to act as such, the parties to this Agreement who no longer have an agent (the “Affected Parties”) shall appoint a replacement agent having an address for service in England or Wales and shall notify the other parties to this Agreement of the name and address of the replacement agent. Failing such appointment and notification, the other parties to this Agreement shall be entitled (by notice to the Affected Parties) to appoint a replacement agent for the receipt of service of process in England and Wales. The provisions of this clause 46 applying to service on an agent apply equally to service on a replacement agent.

46.4	A copy of any Service Document served on an agent shall be sent by post to the parties who have appointed such agent. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

46.5	“Service Document” means a claim form, application notice, order or judgment or other document relating to any Proceedings.

Schedule 1

(Conditions to Completion)

The conditions referred to in clause 4 (Conditions) are as follows:

1.	The Sellers shall have completed in relation to the “Délégation Unique du Personnel – DUP” in France, (the “Employee Body”):

(A)	notification of the proposed transaction in respect of the French Asset Seller Business; and

(B)	any required consultations with such Employee Body in connection with the proposed transaction in respect of the French Asset Seller Business, and delivered motivated opinions from the same in connection therewith.

2.	The French Asset Seller shall have adhered to this Agreement in the manner contemplated by sub-clause 4.3(C)(ii) (Conditions) provided the Purchasers’ Representative has not unreasonably withheld or delayed its consent on the deed of adherence referred to in such sub-clause.

3.	The French Asset Seller shall have filed a pre-emption notice (“declaration d’intention d’aliéner”) in respect of the transfer of the French Real Property with the relevant local authority and the pre-emptive right to acquire the French Real Property shall have expired or been waived by the relevant local authority either through (i) the non-exercise of the pre-emption right in the two month period commencing the date of the filing of the pre-emption notice, or (ii) the relevant local authority providing written notice of such waiver to the French Asset Seller, such notice to be provided by the French Asset Seller to the Purchasers’ Representative.

4.	The Sellers shall have obtained, and provided to the Purchaser’s Representative, the consent of Caddick Developments Limited (or its successors in title) to the assignment of the Knottingley Lease to the UK Purchaser in accordance with Schedule 8 (Properties) or a court declares that such consent is being unreasonably withheld or delayed.

5.	No Material Adverse Change shall have occurred between the date of this Agreement and the Completion Date.

Schedule 2

(Completion arrangements)

Part A (Sellers’ obligations)

General

1.	At Completion, the Sellers shall deliver to the Purchasers’ Representative or the Purchasers’ Solicitors (or procure the delivery to the Purchasers’ Representative or the Purchasers’ Solicitors of):

(A)	counterparts of the Tax Covenant (appropriately completed to contain details of the Italian Purchaser), the French Asset Transfer Agreement, French Real Property Transfer Agreement and the Transitional Services Agreement in the agreed form duly executed by the relevant member(s) of the Retained Group; and

(B)	a true and accurate copy of the resolution of the directors, or the resolution of the shareholder(s) (as the case may be), of each Seller authorising the execution by such Seller of each of the Purchase Documents to which it is a party and the performance of its obligations thereunder, in each case to the extent not already provided.

Share transfers

(i)	General

At Completion, the Share Sellers shall:

2.	unless the Purchasers’ Representative notifies the Sellers’ Representative (not less than 10 Business Days prior to Completion) that it wishes any of the directors, secretaries or similar officers of any of the Companies which is not an Assumed Employee to remain in office after Completion, procure the present directors, secretaries and similar officers of each Company to resign their offices as such, such resignations to be tendered at the board meetings or shareholders’ meetings (as applicable under local law) referred to in this Schedule 2 (Completion arrangements), and to relinquish any rights which they may have for loss of office (without prejudice to their rights to any accrued but unpaid remuneration and other accrued benefits) and, failing such resignations, to dismiss those directors, secretaries and similar officers from office and indemnify the Purchasers against any associated claims;

(ii)	Matters specific to certain jurisdictions

Spain

At Completion, the Sellers’ Representative shall:

3.	procure the execution of a notarial transfer deed between Hickson Nederland BV and the Lux Purchaser before a Spanish notary to give effect to the transfer of the entire issued share capital of Arch Coatings España S.L. to the Lux Purchaser, such deed to be consistent with the terms of this Agreement and to be executed by Hickson Nederland BV through an attorney properly appointed pursuant to the formalities applicable in Spain (i.e. notarised and apostilled);

4.	deliver to the Notary Public a duly executed form D-1B (declaration of the sale of the shares) which shall be attached to the notarial deed referred to in paragraph 3 above;

5.	procure the delivery of the resignation letters of the directors and secretary of Arch Coatings España, S.L. contemplated by paragraph 2 of Part (A) of this Schedule 2 (Completion arrangements) tendered so as to take effect at Completion;

6.	make available to the Purchasers’ Representative, at the offices of Arch Coatings España S.L. or its agents, the statutory books (as updated immediately prior to Completion) and any documents of title held by Hickson Nederland BV in respect of the shares of Arch Coatings España S.L. (including but not limited to, the original title deeds to the shares in Arch Coatings España S.L.); and

7.	deliver to the Purchasers’ Representative a certificate issued by the secretary of the board of directors of Arch Coatings España S.L., with the approval of the chairman of the board of directors of Arch Coatings España S.L., (whose signatures shall be legalised), which confirms that all of the by-laws in relation to the transfer of the shares in Arch Coatings España S.L. to the relevant Purchaser have been complied with.

Italy

At Completion the Sellers’ Representative shall;

8.

procure the execution of notarial transfer deeds between Arch UK Biocides Limited and the Italian Purchaser before a duly sworn and commissioned notary public in Milan, Italy, as the Purchasers’ Representative may select (and which notary is reasonably acceptable to the Sellers’ Representative) to give effect to the transfer of the entire quota capital of Arch Color S.R.L. and Arch Sayerlack Coatings S.R.L. to the Italian Purchaser (together, the “Italian Transfer Deeds”), such Italian Transfer Deeds to be consistent with the terms of this Agreement and to be executed by Arch UK Biocides Limited through an attorney properly appointed pursuant to the formalities applicable in Italy (i.e. through a power of attorney notarised and, where required, legalised or apostilled (as the case may be)), for registration by such notary public at the Companies Register. The provisions of the Italian Transfer Deeds shall not affect or novate the agreement, covenants and undertakings contained in this Agreement which shall continue to be fully valid and enforceable between the parties to this Agreement and shall prevail in the event of any inconsistency with the terms of the Italian Transfer Deeds;

9.	procure that the quota transfer be filed with the Italian Companies Register so that the transfer is recorded there;

10.	procure that a quotaholders’ meeting of each of Arch Color S.R.L. and Arch Sayerlack Coatings S.R.L. be held, at which matters including the following shall be carried out:

(A)	each of the persons nominated by the Purchasers’ Representative shall be appointed as directors, as the Purchasers’ Representative shall direct, such appointments to take effect immediately after Completion; and

(B)	the resignations of the directors of Arch Color S.R.L. and Arch Sayerlack Coatings S.R.L. contemplated by paragraph 2 of Part (A) of this Schedule 2 (Completion arrangements) shall be tendered and accepted so as to take effect at the close of the relevant meeting (or, if later, Completion);

11.	make available to the Purchasers’ Representative, at the offices of each of Arch Color S.R.L. and Arch Sayerlack Coatings S.R.L., or their agents, the statutory books (as updated) of Arch Color S.R.L. and Arch Sayerlack Coatings S.R.L.

Singapore

At Completion the Sellers’ Representative shall:

12.	deliver to the Purchasers’ Representative or the Purchasers’ Solicitors (or procure the delivery to the Purchasers’ Representative or the Purchasers’ Solicitors of):

(A)	a duly executed share transfer instrument in respect of the entire issued share capital of Arch Sayerlack Coatings Singapore Pte Ltd (executed by or on behalf of Hickson Investments Limited) in favour of the Lux Purchaser, together with the share certificates for Arch Sayerlack Coatings Singapore Pte Ltd in the name of Hickson Investments Limited in respect of such shares (the “Old Arch Sayerlack Singapore Share Certificates”);

(B)	any power of attorney under which any transfer is executed on behalf of Hickson Investments Limited; and

(C)	a duly executed power of attorney vesting all voting and related rights in the entire issued share capital of Arch Sayerlack Coatings Singapore Pte Ltd in the Purchaser with effect from Completion;

13.	procure that a shareholders’ meeting of Arch Sayerlack Coatings Singapore Pte Ltd be held, at which matters including the following shall be carried out:

(A)	each of the persons nominated by the Purchasers’ Representative shall be appointed as directors and/or secretary, as the Purchasers’ Representative shall direct, such appointments to take effect immediately after Completion; and

(B)	(if applicable) the resignations of the directors and secretary of Arch Sayerlack Coatings Singapore Pte Ltd. contemplated by paragraph 2 of Part (A) of this Schedule 2 (Completion arrangements) shall be tendered and accepted so as to take effect at the close of the relevant meeting (of, if later, Completion);

14.	(if applicable) deliver to the Purchasers’ Representative or the Purchasers’ Solicitors (or procure the delivery to the Purchasers’ Representative or the Purchasers’ Solicitors of) the written resignation of the auditors of Arch Sayerlack Coatings Singapore Pte Ltd from their office as auditors, to take effect immediately after the later of: (i) Completion; and (ii) the passing of a resolution to that effect;

15.	make available to the Purchasers’ Representative at the offices of Arch Sayerlack Coatings Singapore Pte Ltd or its agents, the memorandum and articles of association, the statutory books (in electronic or paper form), the certificate of incorporation (and any certificate of incorporation on change of name), the common seal (if any), and the minute books of Arch Sayerlack Coatings Singapore Pte Ltd.

Asset Sellers Business transfer

At Completion, the Asset Sellers shall (and, in case of 17 only, ACI shall procure that relevant member of the Retained Group shall):

16.	deliver to the Purchasers’ Representative all of the Asset Sellers Business Assets which are capable of transfer by delivery with the intent that legal and beneficial title to such assets shall pass by and upon delivery and, in the case of the Asset Sellers Business Assets being sold by ACI, any bills of sale relating to such assets;

17.	deliver to the Purchasers’ Representative or the Purchasers’ Solicitors in respect of each of the Asset Sellers Business Properties (except for the French Real Property and any Asset Sellers Business Property in relation to which legal completion is to be delayed beyond the Completion Date in accordance with the provisions of Schedule 8 (Properties)) Property Transfers duly executed by the relevant member of the Retained Group;

18.	procure that all of the title deeds relating to the Asset Sellers Business Properties (other than the French Real Property) in each Asset Seller’s possession or under its control are either delivered to the Purchasers’ Representative or are held to the order of the Purchasers’ Representative at the offices of each relevant Asset Seller or its agents (to the extent that legal completion occurs on the Completion Date in accordance with Part C of Schedule 8 (Properties));

19.	deliver to the Purchasers’ Representative or the Purchasers’ Solicitors a countersigned assignment (in the agreed, form subject to amendments required for compliance with applicable laws and local registration requirements, and duly executed by each relevant Asset Seller as applicable) of all of the Asset Sellers Business Intellectual Property required to be assigned under sub-clause 3.2 (Sale and purchase of the Asset Sellers Business);

20.	make available to the Purchasers’ Representative, at the offices of the relevant Asset Seller, its agents or an agent for the Companies:

(A)	those Asset Sellers Business Records transferred under clause 3 (Sale and purchase of the Asset Sellers Business);

(B)	copies of all national insurance contributions and pay as you earn system records (insofar as they relate to the Asset Sellers Business);

21.	deal with the Asset Seller Contracts in accordance with clause 11 (Asset Sellers Contracts).

France

At Completion, the Sellers’ Representative shall:

22.	procure the execution of the French Real Property Transfer Agreement (which shall be in the form of a notarial transfer deed) between Arch Coatings France S.A. and the French Purchaser before a French notary in one original and two copies certified by the French notary;

23.	procure the execution of the French Asset Transfer Agreement between Arch Coating France S.A. and the French Purchaser in three originals;

24.	procure the execution between Arch Coatings France S.A. and the French Purchaser of a written list of the French Asset Seller’s accounting books relating to the last 3 years of operation of the French Asset Seller Business;

25.	appoint jointly with the Purchasers’ Representative the Escrow Legal Services of the Paris Bar (“Séquestre Juridique de L’Ordre des Acovats de Paris”) to act as escrow agent in accordance with the terms and conditions set forth in the French Asset Transfer Agreement;

26.	provide to the Purchasers’ Representative copies of the opinions of the French Employee Body in relation to the transfers contemplated by the Purchase Documents;

27.	provide to the Purchasers’ Representative copies of the personnel records of the Assumed AS European IWC Employees and Assumed AS Other IWC Employees that were retained by the relevant Asset Sellers or other members of the Retained Group prior to Completion in accordance with applicable law; and

28.	cause the French legal advisor of Arch Coatings France S.A. (Bredin Prat) to place in escrow, on the terms and conditions set forth in the French Asset Transfer Agreement the portion of the Initial Price corresponding to the amount allocated to the French Asset Seller Business and paid by cheque at Completion by the French Purchaser or the Purchasers’ Representative.

Part B (Purchasers’ and Purchasers’ Guarantors’ obligations)

General

1.	At Completion, the Purchasers’ Representative shall:

(A)	pay to the Sellers’ Representative (on behalf of the Sellers) by way of wire transfer the Initial Price, save for the portion of the Initial Price allocated to the French Asset Seller Business which is to be paid by cheque and remitted to the French legal advisor of Arch Coatings France S.A., such cheque to be placed in escrow in accordance with the terms of the French Asset Transfer Agreement. Payment of the Initial Price shall be deemed to satisfy any payment obligation to Arch Sayerlack Coatings S.A. in the French Transfer Agreements;

(B)	deliver to the Sellers’ Solicitors, duly executed by those of the Purchasers who are expressed to be parties thereto, counterparts of the Tax Covenant (appropriately completed to contain details of the Italian Purchaser), the French Asset Transfer Agreement, the French Real Property Transfer Agreement and the Transitional Services Agreement;

(C)	deliver to the Sellers’ Solicitors, duly executed by those of the Purchasers who are expressed to be counterparts thereto of the assignments referred to at paragraph 19 of Part A of this Schedule 2 (Completion arrangements);

(D)	deliver to the Sellers’ Solicitors a true and accurate copy of the resolution of the directors of each Purchaser authorising the execution by each such Purchaser of each of the Purchase Documents to which it is a party and performance of its obligations thereunder, to the extent not already provided.

2.	At Completion, the Purchasers’ Guarantor shall:

(A)	deliver to the Sellers’ Solicitors, duly executed by the Purchasers’ Guarantor, the Transitional Services Agreement; and

(B)	deliver to the Sellers’ Solicitors a true and accurate copy of the resolution of the directors of the Purchasers’ Guarantor authorising the execution by the Purchasers’ Guarantor of this Agreement and each of the relevant Purchase Documents and performance of its obligations thereunder, in each case to the extent not already provided.

Share transfers

Spain

At Completion, the Purchasers’ Representative shall:

3.	procure the execution of a notarial transfer deed between Hickson Nederland BV and the Lux Purchaser before a Spanish notary to give effect to the transfer of the entire issued share capital of Arch Coatings España S.L. to the Lux Purchaser, such deed to be consistent with the terms of this Agreement and to be executed by the Lux Purchaser through an attorney properly appointed pursuant to the formalities applicable in Spain (i.e. notarised and apostilled);

4.	deliver to the Notary Public a duly executed form D-1A (declaration of the acquisition of the shares) which shall be attached to the notarial deed referred to in paragraph 3 above;

5.	procure that a shareholders’ meeting (and, if necessary, a corresponding meeting of the board of directors) of Arch Coatings España S.L. be held, at which matters including the following shall be carried out and/or approved:

(A)	each of the persons nominated by the Purchasers’ Representative shall be appointed as directors and/or secretary, as the Purchasers’ Representative shall direct, such appointments to take effect immediately after Completion; and

(B)	the resignations of the directors and secretary of Arch Coatings España S.L. contemplated by paragraph 2 of Part A of this Schedule 2 (Completion arrangements) shall be accepted; and

(C)	powers of attorney granted in relation to the business of Arch Coatings España S.L. to the directors and officers referred to in paragraph 5(B) above shall be revoked; and

(D)	the name of Arch Coatings España S.L. shall be changed to a name which does not include the words Arch or Hickson, provided that such name change is permitted by law;

6.	procure that the transfer of Shares in Arch Coatings España S.L. from Hickson Nederland BV to the Lux Purchaser is recorded in the Registry Book of Shareholders;

7.	procure the execution of a notarial deed declaring the change of sole shareholder of Arch Coatings España S.L.

Italy

At Completion the Purchasers’ Representative shall:

8.

procure the execution of the Italian Transfer Deeds before a duly sworn and commissioned notary public in Milan, Italy, as the Purchasers’ Representative may select (and which notary is reasonably acceptable to the Sellers’ Representative) to give effect to the transfer of the entire quota capital of Arch Color S.R.L. and Arch Sayerlack Coatings S.R.L. to the Italian Purchaser, such Italian Transfer Deeds to be executed by the Italian Purchaser through an attorney properly appointed pursuant to the formalities applicable in Italy (i.e. through a power of attorney notarised and, where required, legalised or apostilled (as the case may be)) for registration by such notary public at the Companies Register. The provisions of the Italian Transfer Deeds shall not affect or novate the agreement, covenants and undertakings contained in this Agreement which shall continue to be fully valid and enforceable between the parties to this Agreement and shall prevail in the event of any inconsistency with the terms of the Italian Transfer Deeds;

Asset Sellers Business transfer

9.	At Completion, the Purchasers’ Representative shall accept from the Asset Sellers all of the Asset Sellers Business Assets which are capable of transfer by delivery with the intent that legal and beneficial title to such assets shall pass by and upon delivery;

10.	deal with the Asset Seller Contracts in accordance with clause 11 (Asset Sellers Contracts).

France

At Completion, the Purchasers’ Representative shall:

11.	procure the execution of the French Real Property Transfer Agreement (which shall be in the form of a notarial transfer deed) between Arch Coatings France S.A. and the French Purchaser before a French notary in one original and two copies certified by the French notary;

12.	procure the execution of the French Asset Transfer Agreement between Arch Coatings France S.A. and the French Purchaser in three originals;

13.	procure the execution between Arch Coatings France S.A. and the French Purchaser of a written list of the French Asset Seller’s accounting books relating to the last 3 years of operation of the French Asset Seller Business;

14.	procure the execution by the French Purchaser of 5 originals of the Cerfa forms n° 2672 and 2676 (French Tax Returns) in connection with the transfer of the French Asset Seller Business for registration purposes; and

15.	appoint jointly with the Purchasers’ Representative the Escrow Legal Services of the Paris Bar (“Séquestre Juridique de L’Ordre des Acovats de Paris”) to act as escrow agent in accordance with the terms and conditions set forth in the French Asset Transfer Agreement.

Appendix

(Post-Completion arrangements)

Share transfers

Spain

1.	As soon as reasonably practicable following Completion, the Purchasers’ Representative shall:

(A)	procure that the removal of former directors, appointment of new directors and revocation of powers of attorney is notarised and recorded with the Spanish Commercial Registry; and

(B)	procure the recording of the notarial deed declaring the change of ownership of Arch Coatings España S.L. with the Spanish Commercial Registry.

Without prejudice to the foregoing, the Purchasers’ Representative shall procure that the necessary documents to effect the actions in (A) and (B) above are filed at the Spanish Commercial Registry within 30 days of Completion.

Italy

2.	As soon as practicable following Completion (but in any event within five Business Days of Completion), the Purchasers’ Representative shall procure that the removal of former directors, and the appointment of new directors is filed with the Companies Register in Italy.

Singapore

3.	As soon as practicable following Completion (but in any event within 15 Business Days of Completion), the Purchasers’ Representative shall:

(A)	procure the passing of a board resolution of Arch Sayerlack Coatings Singapore Pte Ltd approving the registration of the share transfer referred to in paragraph 12 of Part A of this Schedule 2 (Completion arrangements) (subject only to it being duly stamped), the cancellation of the Old Arch Sayerlack Singapore Share Certificates and the issuance of a new share certificate in respect of the entire issued share capital of Arch Sayerlack Coatings Singapore Pte Ltd in the name of the Lux Purchaser (or such other person as the Purchasers’ Representative may nominate) under the common seal (if any) of Arch Sayerlack Coatings Singapore Pte Ltd; and

(B)	procure (where applicable) the lodging of documents at the Accounting and Corporate Regulatory Authority relating to the resignations and appointments of the directors, secretary and auditors and the transfer of the shares.

Asset Sellers Business transfer

France

4.	Following Completion, the Purchasers’ Representative shall:

(A)	within fifteen calendar days of Completion, procure the registration of the French language version of the French Asset Transfer Agreement together with the related Cerfa forms n° 2672 and 2676 (French Tax Returns) with the relevant Tax Authorities and the payment of any related registration duties; it being agreed that the Purchasers’ Representative shall forthwith procure the provision to the French Asset Seller of one copy of the French Asset Transfer Agreement and related Cerfa forms duly stamped by the Tax Authorities;

(B)	within fifteen calendar days of Completion, procure the publication of the transfer of the French Asset Seller Business in a legal gazette in the department where such business is operated;

(C)	within three calendar days following the publication referred to in paragraph 4(B) above, procure the notification to the clerk of the competent Commercial Court of Versailles of the French Asset Transfer Agreement and require the Commercial Court to publish without delay in the French Bulletin Officiel des Annonces Civiles et Commerciales (BODACC) an announcement relating to the transfer of the French Asset Seller Business to the French Purchaser;

(D)	within ten Business Days of Completion, procure the notification to each relevant creditor, in compliance with Article 1690 of the French Civil Code, of the transfer of the French Asset Seller Receivables transferred under the French Asset Transfer Agreement;

(E)	as soon as reasonably practicable following Completion, procure that relevant formalities be carried out with the competent DRIRE (Direction Régionale de l’Industrie, de la Recherche et de l’Environnement) in accordance with Article R.512-68 of the French Environmental Code as a result of the change in the operator of the French Asset Seller Business; it being agreed that the Purchasers’ Representative shall forthwith procure the provision to the French Asset Seller of evidence that such formalities have been duly and fully carried out;

(F)	as soon as reasonably practicable and no later than ten Business Days following Completion, procure that the registration of the French language version of the French Real Property Transfer Agreement with the relevant land registry and the payment of any related registration duties; it being agreed that the Purchasers’ Representative shall forthwith procure the provision to the French Asset Seller of evidence of such registration; and

(G)	as soon as reasonably practicable following Completion, procure that relevant formalities to be carried out with the competent Companies’ Registry with respect to the French Purchaser as a result of the transfer of the French Asset Seller Business are duly carried out; and

5.	As soon as reasonably practicable following Completion, the Sellers’ Representative shall procure that relevant formalities to be carried out with the competent Companies’ Registry and the relevant French tax office with respect to the French Asset Seller as a result of the transfer of the French Asset Seller Business, and in particular that the formalities set forth in Articles 201 and 1684-1 of the French Tax Code, are duly carried out in a timely manner.

6.	The parties shall take such other action as is required under the French Transfer Agreements.

Schedule 3

(Warranties)

Each Seller warrants severally to the relevant Purchaser:

(A)	in relation to the warranties in paragraph 2 of this Schedule 3 (Warranties), in respect of itself;

(B)	in relation of the warranties in paragraphs 4, 5(A), 5(B), 8, 15.3 and 17 of this Schedule 3 (Warranties), in respect of the IWC Business as a whole; and

(C)	save as provided in paragraphs (A) and (B) above, in respect of the relevant part of the Asset Sellers Business or Company or Companies (as the case may be) which it will sell to such Purchaser pursuant to this Agreement;

as follows:

1.	Ownership of the Shares

1.1	The Share Seller is the sole beneficial owner of the Shares set opposite its name in Part A of Schedule 5 (Ownership of the Shares and the Asset Sellers Business).

1.2	There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the Shares owned by the Share Seller and there is no agreement or commitment to give or create any, and no claim has been received by the Share Seller or Company (as the case may be) from any person that they are entitled to any.

2.	Capacity of the Sellers

2.1	The Seller is duly incorporated, in existence and duly registered and, where the Seller is incorporated in the United States, is in good standing under the laws of the jurisdiction of its incorporation.

2.2	The Seller has the requisite power and authority to enter into and perform this Agreement and the other Purchase Documents to which it is a party.

2.3	The obligations of the Seller under this Agreement constitute, and the obligations of the Seller under the other Purchase Documents to which it is party will when delivered constitute, binding obligations of the Seller in accordance with their respective terms.

2.4	The execution and delivery of, and the performance by the Seller of its obligations under, this Agreement and the other Purchase Documents will not:

(A)	result in a breach of any provision of the memorandum or articles of association or other constitutional documents of the Seller;

(B)	result in a breach of, or constitute a default under, any instrument to which the Seller is a party or by which the Seller is bound;

(C)	result in a breach of any law, regulation, order, judgment or decree of any court or governmental agency to which the Seller is a party or by which the Seller is bound (other than anti-trust law or regulation);

(D)	require the consent of its shareholders (other than to the extent expressly contemplated by Schedule 1 (Conditions to Completion); or

(E)	so far as the Seller is aware, give any government entity the right to revoke, withdraw, suspend, cancel or terminate any authorisation, certificate, approval, permit, licence, registration or consent held by any Company or which relates to the Asset Sellers Business (where such revocation, withdrawal, suspension, cancellation or termination would have a material adverse effect), excluding any right a government entity may have to so revoke, withdraw, suspend, cancel or terminate because the Purchaser does not satisfy the particular requirements of that government entity, where such breach has a material adverse effect or would prevent the Seller from complying with its material obligations hereunder.

3.	Group structure and corporate matters

3.1	The Shares owned by the Share Seller have, to the extent applicable as legal concepts, been duly authorised, validly issued and allotted and are each fully paid or credited as fully paid (in each case under the applicable legislation in the jurisdiction of incorporation of the relevant Company).

3.2	The Company is validly incorporated, in existence and duly registered and, to the extent it applies as a legal concept in the relevant jurisdiction, is in good standing under the laws of its jurisdiction of incorporation and has full power and authority under its memorandum and articles of association, or certificate of incorporation or equivalent constitutional documents in its jurisdiction of incorporation to conduct its business and to own, lease and operate its assets and properties.

3.3	There is no agreement or commitment outstanding (exercisable now or in the future and whether contingent or not) which calls or accords to any person the right to call, for the allotment, issue or conversion of, any shares or quota or any debentures in or securities of the Company.

3.4	With effect from completion, no third parties shall have any voting rights in relation to the Shares.

3.5	None of the Shares held by the Share Seller are subject to any rights of pre-emption or restrictions on transfer not waived.

3.6	The information given in Schedule 6 (Basic information about the Companies) is true and accurate in all material respects.

3.7	A current copy of the memorandum and articles of association or other like documents of the Company are contained in the Data Room.

3.8	So far as the Share Seller is aware, the statutory books or other like documents of the Company have been properly kept and contain a record which is accurate and complete in all material respects, and the Share Seller has not received any notice and, so far as the Share Seller is aware, no allegation has been made that any of them is incorrect or should be rectified.

4.	Accounts

The Accounts have been prepared from the books and records of ACI relating to the IWC Business and the Accounts have been prepared in conformity with US GAAP and fairly present in all material respects, the consolidated financial condition and results of operations of the IWC Business as at the respective dates of the Accounts and for the respective periods of the Accounts.

5.	Events since the Accounts Date

Since the Accounts Date and up to the date of this Agreement:

(A)	there has been no Material Adverse Change:

(B)	the IWC Business as a whole has been carried on, in all material respects, in the ordinary course and consistent with past practice during the 36 months prior to the Accounts Date;

(C)	no resolution in general meeting or written resolution of the shareholders or quotaholders of the Company has been passed, other than resolutions relating to the ordinary course of the IWC Business, the routine business of annual general meetings and those resolutions necessary or desirable to give effect to the transactions contemplated by this Agreement (including the Pre-Sale Reorganisation);

(D)	no change in the accounting reference period has been made;

(E)	no distribution of capital, income or return of funds or stock has been declared, made or paid by the Company, nor has there been any reduction of paid up share capital by the Company;

(F)	the Company or Asset Seller (as the case may be) has not entered into, or agreed to enter into, any unbudgeted capital commitments which when aggregated with the other capital commitments of the IWC Business exceed the total capital budget of the IWC Business;

(G)	no share or loan capital has been issued or agreed to be issued by the Company;

(H)	no Senior Employee has been dismissed or given or received notice of termination of employment (unless circumstances exists justifying summary dismissal) nor has any material change in the employment terms of such Senior Employee been made; and

(I)	neither the Company or Asset Seller (as the case may be) has acquired or disposed of any business or activity as a going concern.

6.	Contracts and commitments

6.1	The Data Room contains a copy (or a true and accurate summary of the material terms) of:

(A)	each outstanding contract entered into by the Company; and

(B)	each Asset Sellers Contract,

which: (i) is in force or effect at the date of this Agreement; and (ii) has an unexpired term of at least 12 months and a remaining attributed value in excess of €250,000 and is not a contract for a perpetual term which can be terminated by notice of 8 months or less, but which is not a purchase order pursuant to standard terms and conditions (each a “Material Contract”).

6.2	The Data Room contains a copy (or a true and accurate summary of the material terms) of any contract that is subsisting and operative as at the date of this Agreement between the Company and any member of the Retained Group, other than those arising in the ordinary course of business and consistent with past practice during the 36 months prior to the date of this Agreement, or any Asset Sellers Contract that is subsisting and operative as at the date of this Agreement between the Asset Seller and another member of the Retained Group, other than those arising in the ordinary course of business and consistent with past practice during the 36 months prior to the date of this Agreement.

6.3	The Data Room contains a copy of the present standard conditions of trading of the IWC Business.

6.4	The Company or Asset Seller (in respect of any Asset Sellers Contract) (as the case may be) is not party to any:

(A)	contract or arrangement which materially restricts the freedom of the Company or Asset Seller (as the case may be) to carry on its business in any part of the world in such manner as it may think fit;

(B)	joint venture, partnership or any related agreement or substantially similar arrangement;

(C)	offer or tender or the like given or made by the relevant Company or Asset Seller which is still outstanding and capable of giving rise to a contract that would be a Material Contract if it had been in force at the date of this Agreement, merely by the unilateral act of a third party;

(D)	Material Contract which relates to matters not within the ordinary business of the IWC Business and consistent with past practice during the 36 months prior to the date of this Agreement or is not on arm’s length terms; or

(E)	Material Contract which can be terminated in the event of (i) any change in the underlying ownership or control of the relevant Company or (ii) the disposal of all or a substantial part of the assets of the relevant Asset Seller Business of the Asset Seller (in either case as contemplated by the Purchase Documents) other than termination by the relevant Company or Asset Seller.

6.5	In relation to any Material Contract:

(A)	at the date of this Agreement, no written notice avoiding, rescinding, terminating or purporting to terminate any such contract has been received or given by the Company or Asset Seller (as the case may be); and

(B)	so far as the Seller is aware, the Company or Asset Seller or other party to such contract (as the case may be) is not in material breach of any such contract and, so far as the Seller is aware, there are no circumstances likely to give rise to any such breach.

6.6	Except for any guarantee or warranty implied by law or contained in its standard terms of business for a particular product, the Company or Asset Seller (as the case may be) has not given any guarantees or warranty in respect of goods or services supplied or contracted to be supplied by it in relation to the IWC Business.

6.7	So far as the Seller is aware, the Company or Asset Seller (as the case may be) has not, in the past 10 years, in respect of the IWC Business, manufactured or sold any product which does not in all material respects comply with applicable laws in the jurisdictions in which the relevant Company or Asset Seller conducts its business.

6.8	A list of all persons (or groups of connected persons) who bought more than ten per cent. of the products supplied to or by the IWC Business or who supplied more than ten per cent. of the raw materials used by the IWC Business during 2008 or 2009 is set out in the Disclosure Letter.

7.	Powers of attorney

The Company or the Asset Seller (in relation to its part of the Asset Sellers Business) (as the case may be) has not given any power of attorney or other written authority which is still outstanding or effective to any person to enter into any contract or commitment on its behalf (other than to its directors, officers and employees in the ordinary course of business).

8.	Insurances

A summary of the insurance cover provided exclusively in relation to the IWC Business (and, for the avoidance of doubt, this is comprised of policies which are provided to the Companies only, and does not include policies which also provide cover to the Retained Business notwithstanding that such policies may also provide cover to the IWC Business) is contained in the Data Room and, so far as the Seller is aware, such policies are in full force and effect and are not void or voidable, and no individual or related claims for amounts in excess of €50,000 (or its equivalent in local currency at exchange rates prevailing at the date of this Agreement) are outstanding.

9.	Bank borrowings

9.1	The total amount borrowed by the Company from its bankers does not exceed its financial facilities and the total amount borrowed from whatsoever source does not exceed any limitation on its borrowing contained in the Company’s articles of association or other equivalent document.

9.2	No material event of default under, or any material breach of any of the terms of, any loan capital, borrowing, debenture or financial facility of the Company (or which would entitle any third party to call for repayment prior to normal maturity) has occurred or been alleged that remains subsisting at Completion.

10.	Insolvency

10.1	No order has been made and no resolution has been passed by the Company for the winding up of the Company, and or for a provisional liquidator or manager to be appointed in respect of the Company and, so far as the Share Seller is aware, no petition has been presented and no meeting has been convened for the purpose of winding up the Company.

10.2	No notice has been received that an administration order has been made and no administrator has been appointed in respect of the Company and, so far as the Share Seller is aware, no petition or application for such an order has been made or presented, no administrator has been appointed and, so far as the Share Seller is aware, no procedure has been commenced with a view to the appointment of an administrator in respect of the Company.

10.3	So far as the Seller is aware no administrator or manager (which expression shall include an administrative receiver) has been appointed nor has any power of sale nor power to appoint a receiver or manager under the terms of any mortgage charge or other security becomes exercisable in respect of the Company or all or any of its assets or any Asset Sellers Business Assets.

10.4	No composition or similar arrangement with creditors (including, but not limited to, a voluntary arrangement) has been entered into or, so far as the Seller is aware, proposed under Part 1 of the Insolvency Act 1986 in respect of the Company.

10.5	The Company is not, nor has admitted itself to be, insolvent, or unable to pay its debts generally.

10.6	No statutory demand has been served on the Company which has not been paid in full or been withdrawn and no loan capital, borrowings or interest is overdue for payment by the Company.

10.7	In the two years before the date of this Agreement, the Company has not at a ‘relevant time’ (as that term is defined in section 240 of the Insolvency Act 1986 in respect of a transaction at undervalue or a preference, as the case may be) been a party to any transaction at an undervalue as defined in section 238 of the Insolvency Act 1986 given any preference as defined in section 239 of that Act in respect of which the court may make an order pursuant to section 238 and 239 of the Insolvency Act 1986.

10.8	So far as the Share Seller is aware no unsatisfied judgement in excess of €50,000 is outstanding against the Company.

10.9	No event analogous to those specified in sub-paragraphs 10.1 to 10.8 of this Schedule 3 (Warranties) or otherwise triggering the application of provisions analogous or similar to those referred to in sub-paragraphs 10.1 to 10.8 of this Schedule 3 (Warranties) under any applicable law, has occurred in relation to the Company in any jurisdiction outside the United Kingdom, provided that this sub-paragraph 10.9 shall be limited by the Seller’s awareness to the same extent as specified in sub-paragraphs 10.1 to 10.8.

11.	Licences

11.1	All regulatory licences, consents and other regulatory permissions and approvals (the absence of which would have a material adverse effect), required to carry on the IWC Business now being carried on by the Company or the Asset Seller (as the case may be) are in full force and effect and the Company or the Asset Seller (as the case may be) is in compliance with such licenses, consents, permissions and approvals except to the extent that non-compliance would not give rise to a material adverse effect.; and

11.2	No notice has been received by the Company or the Asset Seller (in respect of the Asset Sellers Business) (as the case may be) that any such regulatory licence, consent, permission or approval has been or is likely to be revoked or not renewed when due.

12.	Litigation

12.1	The Company or Asset Seller (in respect of that part of the IWC Business being sold by the Asset Seller) is not engaged in or the subject of any material litigation, arbitration or other dispute resolution process, or material administrative or criminal proceedings, whether as claimant, defendant or otherwise and, so far as the Seller is aware, no such proceedings are pending or threatened by or against the Company or Asset Seller or that part of the IWC Business being sold by the Seller (other than in respect of the collection of debts in the ordinary course of business) and so far as the Seller is aware, at the date of this Agreement, no circumstances exist which are likely to give rise to any such proceedings. For the purposes of this sub-paragraph 12.1 and sub-paragraphs 12.2 and 21.2 of this Schedule 3 (Warranties), a “material” claim, dispute or proceeding shall mean:

(A)	any civil matter which is likely to give rise, to a cost (excluding legal and other costs and expenses) to the Company or Asset Seller (as the case may be) in excess of €250,000; or

(B)	any criminal matter which is likely to give rise to a fine to the Company or Asset Seller (as the case may be) in excess of €50,000.

12.2	So far as the Seller is aware, no officer or employee (past or present) of the Company or Asset Seller (in relation to the IWC Business only) (as the case may be) and no Assumed AS Other IWC Employee is involved in any material proceedings as a result of any act or omission by him in the course of his duties to the Company or Asset Seller (in relation to the IWC Business only) or otherwise in connection with the IWC Business,, for which the Company or Asset Seller or any other member of the Retained Group may be vicariously liable to the extent that such liability is an Assumed Obligation.

12.3	So far as the Sellers are aware, no governmental or official investigation or inquiry concerning any Company or the part of the IWC Business being sold by the Seller is in progress or threatened.

13.	Data protection

13.1	The Company has not received a notice (including, without limitation, any information or enforcement notice), letter or written complaint from the Information Commissioner or similar authority in the relevant jurisdiction alleging breach by it of any Data Protection Legislation or requesting information relating to its data protection policies or practices other than routine correspondence.

13.2	No individual has been awarded material compensation from the Company under Data Protection Legislation;

13.3	Other than to correct minor administrative errors, no order has been made against the Company for the rectification, blocking, erasure or destruction of any data under Data Protection Legislation; and.

13.4	So far as the Seller is aware, no warrant has been issued under Data Protection Legislation authorising the Information Commissioner or similar authority in the relevant jurisdiction (or any of his officers or servants) to enter any of the premises of the Company.

13.5	No event analogous to those specified in paragraphs 13.2, 13.3 and, so far as the Seller is aware, 13.4 of this Schedule 3 (Warranties) has occurred in relation to the Company in any jurisdiction outside the United Kingdom.

14.	Competition

14.1	So far as the Seller is aware, the Company is not a party to any agreement which, and no Asset Sellers Contract relevant to the Seller:

(A)	infringes Article 101 or 102 of the Treaty on the functioning of the European Union; or

(B)	infringes section 2 or section 18 of the Competition Act 1998; or

(C)	infringes any other anti trust or similar legislation in any jurisdiction in which the IWC Business has assets or carries on business.

14.2	So far as the Seller is aware, the Company has not given (and the Asset Seller has not given in relation to its part of the Asset Sellers Business) an undertaking to, or is subject to any order of or investigation by, or has received any request for information from any person or body involved in the investigation and/or regulation of mergers or anti-competitive agreements or practices in any jurisdiction.

15.	Ownership of the Companies’ assets and the Asset Sellers Business Assets

15.1	Each of the assets (other than any Property) used by the Company which are necessary to carry on the IWC Business and/or are used in the ordinary course of business consistent with past practice as such practice was conducted during the 36 months prior to the date of this Agreement (other than, obsolete assets or redundant assets or cash disposed of as part of the ordinary running of the business and other assets which are the subject matter of operating or finance or capital leases), and each of the Asset Sellers Business Assets relevant to the Asset Seller (other than the Asset Sellers Business Properties), is owned beneficially and (so far as is material) legally by the Company or the Asset Seller (as the case may be) and each of those assets capable of possession is in the possession or under the control of the Company or the Asset Seller (as the case may be) (save where in the possession of a third party in the ordinary course of business), free from encumbrances and not the subject of any factoring arrangement, conditional sale agreement, discounting or credit agreement save, in each case, in the ordinary course of business or arising by operation of law.

15.2	No option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law in the ordinary course of trading) or other right exercisable by third parties or other form of security or encumbrance or equity on, over or affecting the whole or any part of the undertaking or assets of the Company or any part of the Asset Sellers Business Assets relevant to the Asset Seller, other than an encumbrance arising by operation of law or in the ordinary course of business, is outstanding and there is no agreement or commitment to give or create any and, so far as the relevant Seller is aware, no claim has been made by any person to be entitled to any.

15.3	Except for the Excluded Company Assets, the Excluded Company Contracts and the Excluded Asset Seller Business Assets, the assets of the Companies and the Asset Sellers Business Assets together comprise all of the assets (other than Intellectual Property, Information Technology, insurance policies and books and records) which are necessary to carry on the IWC Business in the manner it has been carried on by the Sellers during the 36 months prior to the date of this Agreement

16.	Affiliate Transactions

None of the Seller or members of the Retained Group (excluding the Companies) nor any officer, manager or director of the Seller or any member of the Retained Group (excluding the Companies) is a party to any agreement with the Company which is material to the Company or the IWC Business, nor do they have any material interest in any assets or property owned by the Company which is used in the conduct of the IWC Business.

17.	Plant and Machinery

The plant and machinery owned or used by the Companies together with the Asset Sellers Business Plant and Machinery taken as a whole is in reasonable condition (having regard to its age, fair wear and tear excepted) and complies with all applicable legal requirements and restrictions except where non-compliance would have no material adverse effect.

18.	Intellectual Property

18.1	A list of all registered and material unregistered: (i) Intellectual Property owned by the Company; or (ii) Asset Sellers Business Intellectual Property (as the case may be), in each case as at the date of this Agreement, are set out in the Data Room. All such listed Intellectual Property and Asset Sellers Business Intellectual Property is owned beneficially and (so far as is material) legally by the Company or the Asset Seller (as the case may be) free from Encumbrances

18.2	All renewal fees due as at the date of this Agreement in respect of the rights disclosed pursuant to paragraph 18 of this Schedule 3 (Warranties) have been paid.

18.3	A list of all material written agreements and licences of: (i) Intellectual Property granted to or by the Company; or (ii) Asset Sellers Business Intellectual Property (as the case may be), save in respect of agreements relating to the Retained IT or Retained Marks, in each case as at the date of this Agreement, is set out in the Data Room.

18.4	So far as the Seller is aware, (i) the Company; or (ii) the Seller (as the case may be) is not in material breach of any of the written agreements or licences disclosed pursuant to sub-paragraph 18.3 of this Schedule 3 (Warranties).

18.5	So far as the Seller is aware, no third party is materially infringing or making material unauthorised use of: (i) any Intellectual Property owned by the Company; or (ii) any Asset Sellers Business Intellectual Property (as the case may be).

18.6	So far as the Seller is aware, none of the activities of the Company or the relevant part of the Asset Sellers Business conducted by the relevant Asset Seller materially infringe or make material unauthorised use of the Intellectual Property of any third party.

18.7	So far as the Seller is aware, the Asset Sellers Business Intellectual Property and the Intellectual Property owned by the Company together with the Intellectual Property licensed to the Company under the agreements listed at 18.3 intended to be provided pursuant to the Transitional Services Agreement and licensed under sub-clause 28.3 comprise all of the material Intellectual Property (other than the Retained Marks and Retained IT) necessary to carry on the IWC Business in the ordinary course of business and consistent with past practice during the 36 months prior to the date of this Agreement.

19.	Information Technology

19.1	The Data Room contains a copy or summary of the material terms in respect of Information Technology (excluding for the avoidance of doubt any shrink wrap licences) to which the Company or Asset Seller (as the case may be) is a party as at the date of this Agreement, or to which any other member of the Retained Group is a party as at the date of this Agreement and which relates to the IWC Business, but excluding any such agreements relating to Retained IT.

19.2	So far as the Seller is aware the Information Technology disclosed under sub-paragraph 19.1 of this Schedule 3 (Warranties), along with the Retained IT, comprises all material Information Technology which is used in the operation of the IWC Business in the ordinary course of business consistent with the past practice during the 36 months prior to the date of this Agreement.

19.3	So far as the Seller is aware, there has been no material disruption to the commercial activities of the IWC Business in the twelve months prior to the date of this Agreement which has been caused by any failure or breakdown of any material Information Technology which is: (i) used by the Company; (ii) comprised in the Asset Sellers Business Plant and Machinery; (iii) used under any of the Asset Sellers Contracts relevant to the Asset Seller; or (iv) which is the subject of the Transitional Services Agreement.

20.	Property

20.1	As far as the Seller is aware:

(A)	the Relevant Properties are the only Properties owned, used or occupied by the Companies (as the case may be); and

(B)	the Relevant Properties are the only Properties which are used by the part or parts of the IWC Business relating to the relevant Company or Asset Seller (as the case may be).

20.2	In relation to each Relevant Property:

(A)	the Property Owner is legally and beneficially entitled to such Relevant Property; and

(B)	except by virtue of the Lettings, no person has or will have any right to possession, occupation or use of any Relevant Property.

20.3	Other than security interests arising in the ordinary course of business or by operation of law, there are no mortgages or charges, legal or equitable, fixed or floating, affecting any of the Relevant Properties, and no person has or claims any lien or liens on such Relevant Properties or the documents of title, where such lien or liens, individually or in aggregate materially impair or are reasonably likely materially to impair, the continued use and operation of the Relevant Property to which they relate in the conduct of the IWC Business as currently conducted.

20.4	Each Relevant Property is presently used for the Current Use, and such use is permitted in all material respects under current applicable planning or zoning laws.

20.5	None of the Relevant Properties is subject to the payment of any material outgoings other than local business property taxes (and in the case of leaseholds the rents, insurance and service charge reserved by the Lease).

20.6	In relation to each of the Relevant Properties which is leasehold:

(A)	the Relevant Property is held under the terms of the lease (the “Lease”) briefly referred to in Schedule 8 (Properties); and

(B)	there are no arrears of rent or other sums payable under the Lease and no Property Owner has received a subsisting written notice of a material breach of any covenants and conditions contained in the Lease.

20.7	The information in respect of each of the Relevant Properties contained in Schedule 8 (Properties) is true, complete and accurate.

20.8	So far as the Seller is aware, no material action, claim, demand, dispute or liability in respect of the Relevant Properties is outstanding, and no notice of such material action, claim, demand, dispute or liability has been given or received.

21.	Products

21.1	The Disclosure Letter contains a complete list and brief description of all product liability and product warranty claims received by the Seller for amounts exceeding €50,000 of related claims of a similar nature since January 1, 2008.

21.2	So far as the Seller is aware, the Company or the Asset Seller (as the case may be) has not in the past 5 years, manufactured, sold or distributed any products containing lead pigment or asbestos in connection with the IWC Business nor any predecessor thereof and no material claims or litigation have been made against the Company or the Asset Seller (as the case may be) in connection with the IWC Business nor any predecessor thereof, concerning any products containing lead pigment or asbestos allegedly manufactured, sold or distributed thereby.

22.	The Environment

22.1	All material Environmental Permits relating to that part of the IWC Business conducted by the Company or the Asset Seller (as the case may be) have been obtained, are in full force and effect and have for the period of three years prior to the date of this Agreement been complied with in all material respects and, so far as the Seller is aware, there is no outstanding written notice relating to compliance with such Environmental Permits.

22.2	No written notice has been received for the period of three years prior to the date of this Agreement by the Company or the Asset Seller (as the case may be) from any relevant authority under Environmental Laws alleging any material liability under Environmental Laws in respect of Environmental Matters in relation to that part of the IWC Business conducted by the Company or the Asset Seller (as the case may be).

22.3	Copies of all material environmental audits, assessment, reports and other documents of a similar nature relating to the Relevant Property and/or the IWC Business prepared in the period of three years prior to the date of this Agreement which:

(A)	are within the ownership or possession of the Seller or which the Seller can readily obtain from third party environmental consultants who prepared them; and

(B)	identify any Environmental Matter which has or is likely to give rise to a material liability under Environmental Laws of the relevant Company or Asset Seller (as the case may be), have been provided in the Data Room.

For the purposes of this sub-paragraph 22.3 of Schedule 3 (Warranties) a liability under Environmental Laws is material if it has or is likely to give rise to a cost to the Company or Asset Seller (as the case may be) in excess of €250,000.

22.4	So far as the Seller is aware, the Company has not given or received any Material warranties or indemnities (or has otherwise attempted to apportion) any liabilities, duties or obligations that arise under any Environmental Laws.

23.	Employment

23.1	In relation to the Current Employees:

(A)	copies of the contracts (where applicable) of every Current Employee who is a general manager of the IWC Business in the United Kingdom, France or Spain or is a member of the Dirigenti of Arch Sayerlack Coatings S.R.L. (“Senior Employees” who are, for the avoidance of doubt, listed at Part C of Schedule 12), in force or effect at the date of this Agreement, are set out in the Data Room;

(B)	a list is set out in the Disclosure Letter of the job title, employer, salary, and date of commencement of employment of all Current Employees and with respect to all Assumed Employees, the Seller will comply before Completion in full in the UK with Regulation 11 of the Transfer of Undertakings (Protection of Employment) Regulations 2006 and, in any other jurisdiction, with the relevant Regulations having equivalent effect;

(C)	summary details of any material benefit received by more than 5 per cent. of Employees or by any Senior Employee prior to the date of this Agreement otherwise than in cash, and of any benefit received by more than 5 per cent. of Current Employees or by any Senior Employee in cash which is related to sales, profits, turnover or performance, or which is otherwise variable (other than normal overtime), are set out in the Disclosure Letter;

(D)	no number of Current Employees material to the relevant facility operated as part of the IWC Business have and no Senior Employee has, as at the date of this Agreement, given notice terminating their or his contract of employment or is/are under notice of dismissal;

(E)	there is no amount due to or in respect of any Current Employee or any former employee of the Company or Asset Seller (as the case may be) which is in arrears and unpaid other than current pay period base compensation and accrued bonuses and commission payments not yet due and payable according to the normal pay practices applicable to that employee;

(F)	details of the collective bargaining agreements or formal recognition agreements with any trade union or other organisation formed for a similar purpose to which the Company or Asset Seller (as the case may be) is a party are provided in the Data Room;

(G)	there is, at the date of this Agreement, no strike or work stoppage material to the relevant facility operated as part of the IWC Business or so far as the Seller is aware no other dispute, grievance or claim of unfair labour practice between the relevant Company (or Asset Seller in respect of that part of the IWC Business conducted by it) and any trade union or other organisation formed for a similar purpose existing, pending or threatened in writing to the Company or Asset Seller (as the case may be) which is in each case material to the relevant facility operated by the IWC Business;

(H)	there is no severance payment due or promised to any Current Employee in connection with the termination of his employment (in excess of the terms of his contract or as required by applicable law) and no such payment has been agreed in the 12 months prior to Completion which in either case is in arrears or due and payable as of the date of this Agreement.

(I)	except as required by law, the Company or Asset Seller (as the case may be) has not entered into any arrangement regarding any future variation in any contract of employment or any agreement imposing an obligation on the Company or Asset Seller (as the case may be) to materially increase the basis and/or rate of remuneration and/or the provision of other benefits to or on behalf of more than 5 per cent. of Current Employees or by any Senior Employees at any future date;

(J)	the Company or Asset Seller (as the case may be) (or an Affiliate, as appropriate) has, in relation to each of the Current Employees, complied in all material respects with all legislation, regulations and legally binding collective bargaining agreements and terms and conditions of employment relevant to the Current Employees or any recognised body representing the Current Employees;

(K)	the Company or Asset Seller (as the case may be) has disclosed in the Data Room full details of any enhanced redundancy policy, (in excess of that required by applicable law and whether contractual or implied by custom and practice) applicable to any of the Current Employees; and

(L)	there are no agreements between any of the Company or Asset Seller (as the case may be), relevant Affiliates or third parties in relation to the operation of the IWC Business in France which could qualify as illicit lending of personnel and/or trafficking of manpower.

23.2	In relation to the Current Employees who are part of the IWC Business in the US:

(A)	the Disclosure Letter sets forth a list as of the date of this Agreement of each material Business Benefit Plan.

The following warranties do not relate to workers’ compensation, US social security and non-US government plans and arrangements:

(B)	a copy of the following has been made available to the Purchasers:

(i)	each written Business Benefit Plan, including all amendments thereto; and

(ii)	the current summary plan description of each Business Benefit Plan (if applicable).

(C)	Each Business Benefit Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all laws, including ERISA and the Code, that are applicable to such Business Benefit Plan, except to the extent any failure would not result in a liability to any member of the Purchasers’ Group following Completion. No events have occurred with respect to any Business Benefit Plan that would result in a payment or assessment by or against any member of the Purchasers’ Group following Completion of any excise taxes under the Code.

(D)	No Business Benefit Plan subject to ERISA is or was a multiemployer plan within the meaning of section 3(37) of ERISA.

(E)	No event has occurred with respect to any “pension plan” (as defined in section 3(2) of ERISA) to which ACI, any Company or any ERISA Affiliate is required to contribute that would result in (i) a liability to any member of the Purchasers’ Group following Completion under Title IV of ERISA or (ii) a lien being imposed on (a) any Asset Sellers Business Asset or (b) any asset of a Company, in each case following Completion under section 412 of the Code.

(F)	The Internal Revenue Service has issued a favourable determination letter with respect to the Seller 401(k) Plan and no event has occurred (either before or after the date of the letter) that is reasonably likely to result in the disqualification of the Seller 401(k) Plan.

23.3	The Seller is not engaged or involved in any claim or legal proceedings (whether arising under contract, common law or statute) with any Current Employee or any person formerly employed by any Company which is in each case material in the context of the relevant facility operated as part of the IWC Business

24.	Pensions

24.1	Other than the pension schemes which have been disclosed to the Purchasers in the Data Room (the “Pension Schemes”) the French TFR, the Italian TFR and any state schemes including, but not limited to, any mandatory pension, retirement, death and invalidity schemes (together the “State Schemes”), there is no obligation, agreement or arrangement (whether funded or unfunded) to which the Company, Seller or other member of the Retained Group (as the case may be) in respect of the IWC Business contributes or may become liable to contribute under or participate in which benefits of any kind are payable to or in respect of the Assumed Employees, or for the widow, widower, child or dependant of any Assumed Employee on retirement (whether at or after normal retirement date or on early retirement by reason of incapacity or death) and neither the Company, the Seller or any member of the Retained Group will enter into such arrangement which will bind the Purchaser on or following Completion.

24.2	So far as the Seller is aware, the Pension Schemes have at all times complied with and been duly administered in all material respects in accordance with all applicable laws, regulations and requirements.

24.3	All contributions and premiums due under the Pension Schemes and the State Schemes in relation to any Assumed Employee and all contributions due from any Assumed Employees payable by way of payroll, which fall due for payment before the date of this Agreement have been paid within such period as was and is necessary to ensure that no penalties or interest are incurred in respect of those premiums and contributions and that no insurer or an insurance policy which insures benefits of the Assumed Employees may avoid liability under that policy as a result of the late payment of any such premiums or contributions.

24.4	The Companies have in all material respects complied with all applicable legislation which requires them to provide any benefit of a kind described in sub-clause 24.1 above.

24.5	None of the Pension Schemes, the Companies, the Sellers or any member of the Retained Group (as the case may be) is engaged or involved in any material proceedings which relate to or are in connection with the Pension Schemes, the State Schemes or the benefits thereunder in respect of any Assumed Employee and so far as the Sellers are aware there are no such proceedings pending or threatened or any facts likely to give rise to such proceedings. So far as the Sellers are aware, no notice has been received by the Companies, the Sellers or any member of the Retained Group (as the case may be), in relation to any of the Pension Schemes, the State Schemes or the benefits thereunder, of any current material actions, suits or claims (other than routine claims for benefits) before any court. In this sub-clause 24.5, “proceedings” includes any litigation or arbitration and also includes any investigation or determination by any government or regulatory institution, any notice or order issued or threatened by such institution or any complaint under any internal dispute resolution procedure established in connection with the Pension Schemes.

24.6	Neither the Companies, the Sellers or any member of the Retained Group (as the case may be) has given any legally enforceable undertaking or assurance as to the continuance, introduction, improvement or increase of any benefit of a kind described in sub-clause 24.1 above, or as to the rights of any Assumed Employee or any widow, widower, child or dependant of any Assumed Employee to receive such benefits which will bind any of the Purchasers on or following Completion.

24.7

Neither the Companies, the Sellers or any member of the Retained Group (as the case may be) in respect of the IWC Business has, in relation to the Assumed AS European IWC Employees, been involved in any transaction to which the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006, as applicable, apply where the Assumed AS European IWC Employees had the right to membership of an occupational pension arrangement that provided some benefits that were available other than at old age, invalidity or death which has resulted in such employees being entitled to such equivalent rights as a result of the operation of the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006, as applicable to which the Purchaser will become subject.

24.8	The present rates of contributions and premiums to the Pension Schemes made by or on behalf of employers and employees have been provided in the Data Room or will be provided to the Buyer no later than Completion and no increase in the rates of any contribution to the Pension Schemes by the Companies, Sellers or any member of the Retained Group (as the case may be) for any Assumed Employee is agreed or proposed or advised or envisaged (other than as required by any applicable laws or regulations) to the extent that it will be legally binding on any of the Purchasers on or following Completion.

24.9	Other than under the Arch Pension Plan in the US, the Hickson Limited Group Pension Plan in the UK, the Hickson Limited Senior Employee Pension Scheme in the UK, the Arch Chemicals BV Employee Benefits Plan in Ireland (the “Defined Benefit Plans”) and the State Schemes, none of the Assumed Employees are accruing benefits calculated in accordance with a formula which takes account of the service of the employee to retirement, death or withdrawal and the present or historic remuneration of the employee (“Defined Benefits”) in respect of their employment in the Companies, the Sellers, any member of the Sellers’ Group or any member of the Retained Group. Other than under any Defined Benefit Plan or any State Scheme none of the Companies have at any time provided their employees with access to, or benefits accrued under, a pension scheme providing Defined Benefits which would give rise to any future liabilities for such Companies.

24.10	No liability for past accrual of benefits under any Defined Benefit Plan will transfer to the Purchasers on Completion unless otherwise required by relevant laws and regulations.

24.11	All death benefits payable under the Pension Schemes or pursuant to any legally enforceable obligation are fully insured, details of which have been provided in the Data Room and the Disclosure Letter. So far as the Sellers are aware no changes to the terms and conditions of such policies have been made. The current trust deed and rules and member communications of any life assurance scheme have been provided in the Data Room.

25.	Taxation relating to the Companies

The Accounts and Tax

25.1	At the Accounts Date, the Company had no liability in respect of Taxation (whether actual or contingent) that was not fully disclosed or provided for in the Accounts and, in particular, had no outstanding liability for:

(A)	Taxation in any part of the world assessable or payable by reference to profits, gains, income or distributions earned, received or paid or arising or deemed to arise on or at any time prior to the Accounts Date or in respect of any period starting before the Accounts Date; or

(B)	purchase, value added, sales or other similar tax in any part of the world referable to transactions effected on or before the Accounts Date,

that was not provided for in full in the Accounts.

Tax returns, disputes, records and claims, etc.

25.2	The Company has made or caused to be made all proper returns required to be made, and has supplied or caused to be supplied all information required to be supplied, to the relevant Tax Authority under applicable Tax laws by the due date, and each document so filed was and remains true and accurate in all material respects. The Companies have timely paid all Taxes due.

25.3	There is no dispute or disagreement outstanding nor is any contemplated at the date of this Agreement with any Tax Authority regarding liability or potential liability to any Tax (including in each case penalties or interest) recoverable from the Company or regarding the availability of any relief from Tax to the Company and there are no circumstances which make it likely that any such dispute or disagreement will commence.

25.4	The Company has sufficient records relating to past events, including any elections made, to calculate the Tax liability or relief which would arise on any disposal or on the realisation of any asset owned at the Accounts Date by that Company or acquired by that Company since that date but before Completion.

25.5	The Company has duly submitted all claims and disclaimers or withdrawals of claims which have been assumed to have been made for the purposes of the Accounts.

25.6	The amount of Tax chargeable on the Company during any accounting period ended on or within 4 years before the Accounts Date has not, to any material extent, depended on any concession, agreement or other formal or informal arrangement with any Tax Authority.

25.7	The Company has not received any notice from any Tax Authority which required or will or may require the Company to withhold Tax from any payment made since the Accounts Date or which will or may be made after the date of this Agreement.

Tax Status

25.8	The Company does not benefit from any preferential Tax regime, granted by law or by special authorisation issued by any Tax Authority or by any other authority, which could in whole or in part be affected by the entering into of this Agreement.

Value added tax

25.9	The Company has complied with any obligations to register for the purpose of VAT and has complied in all material respects with its obligations under any Tax legislation relating to VAT.

25.10	The Company has made, given, obtained and kept full, complete, correct and up-to-date records, invoices and other documents appropriate or required for the purposes of any Tax legislation relating to VAT and is not in arrears with any payments or returns due.

25.11	The Company has not made any exempt supplies in its current or preceding VAT periods.

25.12	Full details of any claim made by any the Company for bad debt relief under any Tax legislation relating to VAT has been disclosed in the Disclosure Letter.

Duties, etc.

25.13	All import duty and other taxes or charges payable to any Tax Authority upon the importation of goods and all excise duties payable to any Tax Authority in respect of any assets (including trading stock) imported, owned or used by the Company have been paid in full.

Stamp Duty

25.14	Each document which Arch Sayerlack Coatings Singapore Ltd has been required to stamp or mark to denote that:

(A)	any duty, Tax or fee required to be paid in order to register title to any asset or to be able to rely on the document (in any proceedings or otherwise) has been paid; or

(B)	a duty, Tax or fee referred to in paragraph 25.14(A) above is not required to be paid or that the document in question or the event evidenced by it qualifies from a relief or exemption from such duty, Tax or fee; or

(C)	the document has been produced to the appropriate authority,

has been properly stamped or marked, as required by applicable laws, and no such document which is outside the jurisdiction of the Company would attract stamp duty if it were to be brought into the jurisdiction of the Company.

25.15	Each document which the Italian Companies have been required to stamp or mark to denote that any duty, Tax or fee required to be paid in order to register title to any asset or to be able to rely on the document (in any proceedings or otherwise) has been paid or the document has been produced to the appropriate authority, has been properly stamped or marked, as required by applicable laws.

25.16	Each document which Arch Coatings Espana SL has executed denotes that:

(A)	any duty, Tax or fee required to be paid by applicable laws in order to register title to any asset or to be able to rely on the document (in any proceedings or otherwise) has been paid; or

(B)	a duty, Tax or fee referred to in paragraph 25.16(A) above is not required to be paid or that the document in question or the event evidenced by it qualifies from a relief or exemption from such duty, Tax or fee.

Non deductible revenue outgoings

25.17	The Company is not under any obligation to make any future payment which will be prevented (whether on the grounds of being a distribution or for any other reason) from being deductible for the purposes of any Tax that is imposed on net income or profits.

Deductions and withholdings

25.18	The Company has made all deductions and withholdings in respect, or on account, of any Tax from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted.

Residence

25.19	The country which is given in Schedule 6 (Basic information about the Companies) is the jurisdiction of tax residence of the Company and the Company has never paid Tax on income profits or gains to any Tax Authority in any other country except that mentioned in Schedule 6 (Basic information about the Companies).

Tax Grouping

25.20	The Company does not have its Tax affairs dealt with on a consolidated basis nor has the Company entered into any Tax sharing arrangement (including without limitation any arrangement under which Tax losses or Tax reliefs are surrendered or agreed to be surrendered or claimed) in respect of the profits, gains or losses of that Company with any company not being another of the Companies.

Non arm’s length transactions

25.21	The Company is not aware of any transaction or arrangement under which it may be required to pay for any asset or services or facilities of any kind an amount which is in excess of the market value of that asset or services or facilities or will receive any payment for any asset or services or facilities of any kind that it has supplied or provided or is liable to supply or provide which is less than the market value of that asset or services or facilities. There are no circumstances which will cause any Tax Authority to make or require any material adjustment for Tax purposes to any provision made by means of such transaction or arrangement. This sub-paragraph does not include transactions or arrangements between the Company and the Retained Group or between the Company and any other Company.

26.	Taxation relating to assets

Tax returns, disputes, records and claims etc.

26.1	In respect of that part of the Asset Sellers Business conducted by the relevant Asset Seller, the Asset Seller has made all proper returns required to be made, and has supplied or caused to be supplied all information required to be supplied, to any Tax Authority.

26.2	There is no dispute or disagreement outstanding at the date of this Agreement with any Tax Authority regarding the proper method of computing the profits of that part of the Asset Sellers Business conducted by the relevant Asset Seller (or any part of it) for Tax purposes or the proper treatment for VAT purposes of any supplies of goods or services made (or treated as made) in the course of the relevant part of the Asset Sellers Business and there are no circumstances which make it likely that any such dispute or disagreement will commence.

26.3	The amount of Tax chargeable on the Asset Seller in respect of that part of the Asset Sellers Business conducted by the Asset Seller during any accounting period ending on or within six years before the Accounts Date has not, to any material extent, depended on any concession, agreement or other formal or informal arrangement with any Tax Authority.

26.4	There is no outstanding charge over any of the assets of the Asset Sellers Business in favour of any Tax Authority.

Duties etc.

26.5	All Taxes payable to any Tax Authority upon the importation of the Asset Sellers Business Assets owned by the relevant Asset Seller have been paid in full, and none of the Asset Sellers Business Assets owned by the relevant Asset Seller is liable to confiscation or forfeiture (whether by virtue of non-payment or underpayment of any Tax or by virtue of non-compliance with any legislation or regulation relating to any Tax).

Stamp duty

26.6	All documents, other than the Purchase Documents, which are required to be stamped and which relate to the Asset Sellers Business Assets owned by the relevant Asset Seller and in the enforcement of which any Purchaser may be interested have been duly stamped.

26.7	The relevant UK Asset Seller has properly paid all stamp duty land tax due in respect of each Asset Sellers Business Property owned by that UK Asset Seller.

Option to tax

26.8	An option to tax (or application to HMRC to opt to tax) has been exercised (or made) under Part 1 of Schedule 10 to the VATA 1994, or will before Completion be so exercised (or made), in relation to the Asset Sellers Business Property at the A1 Business Park, Knottingley Road, Knottingley, West Yorkshire, WF11 0BU .

Capital Allowances

Long life assets

26.9	Neither Chapter IVA of Part II of the Capital Allowances Act 1990 nor Chapter 10 of Part 2 of the Capital Allowances Act 2001 applies or has applied to any of the Asset Sellers Business Assets used in the UK Asset Seller Business or would apply (for this purpose, disregarding sections 38C and 38D of the Capital Allowances Act 1990 and sections 97 to 100 of the Capital Allowances 2001) to any expenditure which is or may become due pursuant to any of the Asset Sellers Contracts to which any of the UK Asset Sellers is a party.

Special Rate Expenditure

26.10	No special rate expenditure (as that term is defined in section 104A of the Capital Allowances Act 2001) has been incurred by the UK Asset Sellers on any of the Asset Sellers Business Assets used in the UK Asset Seller Business.

27.	Corruption and Trade Regulation

27.1	The Company or Asset Seller (as the case may be), nor any of their respective subsidiaries or, so far as the Seller is aware, any of the Company or Asset Seller’s respective officers, directors, employees, consultants, representatives or agents (nor, so far as the Seller is aware, any person or entity acting on behalf of any of the foregoing) has not (i) made any direct or indirect unlawful payment to any officer or employee of any Governmental Authority from corporate funds; (ii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 of the USA; or (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person.

27.2	The operations of the Company or Asset Seller (as the case may be) and their respective subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970 of the USA, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any Governmental Authority involving the Company or Asset Seller (as the case may) or any of their respective subsidiaries with respect to the Money Laundering Laws is pending or, so far as the Seller is aware, threatened.

27.3	Neither the Company or Asset Seller (as the case may be), nor any of their respective subsidiaries or, so far as the Seller is aware, any of the Company or Asset Seller’s respective officers, directors, employees, consultants, representatives or agents (nor, so far as the Seller is aware, any person or entity acting on behalf of any of the foregoing) is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and no action, suit or proceeding by or before any Governmental Authority involving the Company or Asset Seller (as the case may be) or any of their respective subsidiaries with respect to any such sanctions is pending or, so far as the Seller is aware, threatened.

Schedule 4

(Basis of, and limitations on, the Sellers’ liability)

1.	Basis of Sellers’ liability

(A)	The obligations of the Sellers under the Purchase Documents shall be several and not joint obligations.

(B)	The total aggregate liability of the Sellers under or in relation to the Purchase Documents (including all legal and other costs and expenses) in relation to the Warranties (but excluding the Title Warranties), and in relation to Environmental Matters (but excluding the Identified Issues) shall not in any event exceed an amount equal to €5 million.

(C)	None of the limitations in this Schedule 4 (Basis of, and limitations on, the Sellers’ liability) shall apply to any claim under the Purchase Documents which arises (or to the extent that it is increased) as a consequence of any fraudulent act or omission of the Sellers.

(D)	In the event of any conflict or inconsistency between this Schedule 4 (Basis of, and limitations on, the Sellers’ liability) and any other provisions of this Agreement, save for clause 8.7, this Schedule 4 (Basis of, and limitations on, the Sellers’ liability) shall prevail.

(E)	No claim may be made by the Purchasers against the Sellers under this Agreement or any of the other Purchase Documents for the Italian TFR, or the French TFR.

2.	Purchasers’ remedies

(A)	Subject to clause 10 (Termination) and clause 25 (The Purchasers’ remedies and the Sellers’ limitations on liability), the Purchasers’ only remedy for any breach of the Warranties (including the warranties in clause 7.1 of the French Asset Transfer Agreement and the warranties in the French Real Property Transfer Agreement) shall be to claim damages.

(B)	Save as provided in clause 4 (Conditions), clause 9 (Completion), clause 10 (Termination), clause 25 (The Purchasers’ remedies and the Sellers’ limitations on liability) and Schedule 1 (Conditions to Completion), the Purchasers shall not be entitled to terminate or rescind this Agreement (whether before or after Completion).

(C)	Where a warranty or indemnity is given by a particular Seller in favour of a particular Purchaser and the Company which it has acquired pursuant to the terms of this Agreement, the Purchasers acknowledge that the relevant Purchaser and the relevant Company may only recover once between them from the particular Seller, in relation to the same underlying loss in respect of which a claim is made.

3.	Thresholds

(A)	The Purchasers shall not be entitled to damages or any other payment in respect of any claim or claims under any of the Warranties (including the warranties in clause 7.1 of the French Asset Transfer Agreement and the warranties in the French Real Property Transfer Agreement), or the Environmental Covenant (but excluding the Identified Issues), in respect of any individual claim (or series of related claims with respect to related facts or circumstances):

(i)	for less than €10,000 (excluding interest and costs); and

(ii)	unless and until the aggregate amount of all such claims for which the Sellers are liable under sub-paragraph 3(C) below (taking no account of those referred to in sub-paragraph 3(A)(i) above) exceeds €500,000 and, in each case, once the aggregate amount of all such claims has exceeded such sum, the Sellers shall be liable under the Warranties or the Environmental Covenant in respect of only the amount by which such sum is exceeded. If a Title Warranty is untrue or breached at the date of this Agreement, the Purchasers shall not be entitled to bring a separate claim for the same loss when such Title Warranty is deemed to be repeated immediately prior to Completion.

For the purposes of establishing whether any claim falls to be notified under paragraph 4 below, all amounts available for set off or otherwise liable to be deducted from the amount of such claim by virtue of the operation of the subsequent paragraphs of this Schedule 4 (Basis of, and limitations on, the Sellers’ liability) shall first be taken into account in order to determine whether the amount of the claim exceeds the thresholds in this sub-paragraph 3(A).

(B)	The Purchasers shall not be entitled to claim for any loss of profit or indirect or consequential loss or for any loss of goodwill or possible business after Completion.

(C)	The Sellers shall only be liable in respect of any claim if and to the extent that such claim is admitted by the Sellers or proven in a court of competent jurisdiction, or a settlement or compromise is reached between the parties to this Agreement in respect of such claim.

(D)	Each provision of this Schedule 4 (Basis of, and limitations on, the Sellers’ liability) shall be read and construed without prejudice to each of the other provisions of this Schedule 4 (Basis of, and limitations on, the Sellers’ liability).

(E)

The Purchasers, the Purchasers’ Guarantor and the Companies agree and undertake that (in the absence of fraud by the relevant person) they shall not make any claim against any employee, director, agent, officer or adviser of the Sellers or the Retained Group, any Company or any employee of any Company on whom they may have relied before agreeing to any term of this Agreement and any other Purchase Document or entering into this Agreement or any other Purchase Document. The Sellers agree and undertake that (in the absence of fraud by the relevant person) they shall not make any claim against any employee, director or officer of the Sellers or the Retained Group, any Company or any employee of any Company on whom they may have relied before agreeing to any term of this Agreement and any other Purchase Document or entering into this Agreement or any other Purchase Document. The parties to this Agreement agree that this sub-paragraph 3(E) shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by any of the persons referred to above.

(F)	The only Warranties given:

(i)	in respect of Property are those contained in paragraph 20 (Property) and paragraph 4 (Accounts), sub-paragraphs 5(A), 5(B), 5(F) and 5(I) (Events since the Accounts Date), sub-paragraphs 6.5 (Contracts and commitments), paragraph 7 (Powers of Attorney), sub-paragraph 8 (Insurance), sub-paragraph 12.1 (Litigation) and paragraph 16 (Affiliate transactions) of Schedule 3 (Warranties), and none of the other Warranties shall or shall be deemed to be, whether directly or indirectly, a Warranty in respect of Property and the Purchasers acknowledge and agree that the Sellers make no other warranty as to Property;

(ii)	in respect of Intellectual Property and Information Technology are those contained in paragraph 18 (Intellectual property), paragraph 19 (Information Technology) and paragraph 4 (Accounts), sub-paragraphs 5(A) and 5(B) (Events since the Accounts Date), sub-paragraphs 6.4(A) and 6.4(E) Contracts and commitments), paragraph 7 (Powers of Attorney), sub-paragraph 12.1 (Litigation) and paragraph 16 (Affiliate transactions) of Schedule 3 (Warranties), and none of the other Warranties shall or shall be deemed to be, whether directly or indirectly, a Warranty in respect of Intellectual Property or Information Technology and the Purchasers acknowledge and agree that the Sellers make no other warranty as to Intellectual Property or Information Technology;

(iii)	in respect of Environmental Matters are those contained in paragraph 22 (The Environment) and paragraph 4 (Accounts), sub-paragraphs 5(A) and 5(B) (Events since the Accounts Date) and sub-paragraph 12.1 (Litigation) of Schedule 3 (Warranties), and none of the other Warranties shall or shall be deemed to be, whether directly or indirectly, a warranty in respect of Environmental Matters and the Purchasers acknowledge and agree that the Sellers make no other warranty as to Environmental Matters;

(iv)	in respect of pensions and employment matters are those contained in paragraph 23 (Employment) and paragraph 24 (Pensions), respectively,

and paragraph 4 (Accounts), sub-paragraphs 5(A) and 5(B), (Events since the Accounts Date), paragraph 7 (Powers of Attorney) and sub-paragraph 12.1 (Litigation) of Schedule 3 (Warranties), and none of the other Warranties shall or shall be deemed to be, whether directly or indirectly, a Warranty in respect of pensions or employment matters, respectively, and the Purchasers acknowledge and agree that the Sellers make no other warranty as to pensions or employment matters; and

(v)	in respect of Tax are the Tax Warranties and those contained in paragraph 4 (Accounts) and paragraph 5 (Events since the Accounts Date) of Schedule 3 (Warranties), and none of the other Warranties shall or shall be deemed to be, whether directly or indirectly, a Warranty in respect of Tax and the Purchasers acknowledge and agree that the Sellers make no other warranty as to Tax.

(G)	The financial limitations contained in sub-paragraphs 1(B) and 3(A) above shall not apply in relation to any claim in relation to Title Warranties, the Specific Indemnities, the Identified Issues in respect of Environmental Matters and the Tax Covenant.

(H)	No claim shall lie against any of the Sellers under the Warranties to the extent that, within 30 days following receipt of notification thereof under paragraph 4 below, the matter giving rise to such claim is remedied to the reasonable satisfaction of the Purchasers without cost or disruption to the Purchasers’ Group.

(I)	Nothing in this Agreement shall or shall be deemed to relieve or abrogate the Purchasers of any common law or other duty to mitigate any loss or damage, including (without limitation) enforcing against any person (other than the Sellers) any rights any member of the Purchasers’ Group has or may have in respect of the fact, matter or circumstance giving rise to the claim.

(J)	The Purchasers shall, upon reasonable notice during normal business hours, give to the Sellers access to all such information and documentation within the possession or control of the Purchasers’ Group as the Sellers may reasonably require to enable them to satisfy themselves as to whether any breach of the Warranties notified pursuant to paragraph 4 below shall have occurred provided however that the Purchasers shall not be required to make available any information which would cause the loss of legal privilege in respect of such information.

(K)

Where it is necessary to determine whether a monetary limit or threshold set out in sub-paragraphs 1(B) and 3(A) has been reached or exceeded (as the case may be) and the value of the relevant claim is expressed in a currency other than Euro, the value of each such claim, as the case may be, shall be translated into Euro at the Exchange Rate on the date of receipt by the Seller of written notification from the Purchaser in accordance with paragraph 4 below of the existence of such claim or, if such day is not a Business Day, on the Business Day immediately preceding such day.

4.	Time limits for bringing claims

4.1	No claim shall be brought against any Seller in respect of any of the Warranties (other than the Title Warranties), or under the Specific Indemnities in sub-clause 8.1 or the Tax Covenant or the LTIP Indemnity unless the relevant Purchaser shall have given to the Sellers’ Representative written notice of such claim specifying (in reasonable detail) the matter which gives rise to the claim, the nature of the claim and the amount claimed in respect thereof (detailing the Purchasers’ Representative’s good faith calculation of the loss thereby alleged to have been suffered by them or the relevant member of the Purchasers’ Group):

(A)	subject to sub-paragraphs 4.1(B) and 4(C) below, in the case of the Warranties, on or before 11.59 p.m. (London time) on the date which falls 18 months after the Completion Date; or

(B)	in the case of any claims under any of the Warranties set out in paragraph 22 (The Environment) and paragraph 12 (Litigation) (so far as each relates to Environmental Matters) of Schedule 3 (Warranties), on or before 11.59 p.m. (London time) on the third anniversary of the Completion Date; or

(C)	in respect of any claims under the Specific Indemnities in sub-clause 8.1 on or before 11.59 p.m. (London time) on the tenth anniversary of the Completion Date; or

(D)	in respect of any claims under the Tax Covenant or the Tax Warranties or the LTIP Indemnity, on or before 11.59 p.m. (London time) on the date falling 60 days after the expiration of the limitation period provided by the applicable statute of limitation for the claim against the member of the Purchasers’ Group which has given rise to the claim under the Tax Covenant or the Tax Warranties or the LTIP Indemnity.

5.	No liability for contingent or non-quantifiable claims

If any breach or claim in respect of the Warranties arises which, at the time such breach or claim is notified to the Sellers, is contingent only or otherwise not capable of being quantified, then the Sellers shall not be under any obligation to make any payment in respect of such breach or claim unless and until such liability ceases to be contingent or becomes capable of being quantified.

6.	Third party claims

(A)	Upon any Purchaser or any member of the Purchasers’ Group becoming aware of any claim, action or demand by a third party against it or any other matter likely to give rise to any claim in respect of any of the Warranties (other than the Tax Warranties) or the matters set out in sub-clause 8.1 (Covenant by the Sellers in respect of certain matters), the Purchasers shall and shall procure that the appropriate member of the Purchasers’ Group shall:

(i)	promptly notify the Sellers by written notice in accordance with paragraph 4 above;

(ii)	promptly take such action and give such information and access to personnel, premises, chattels, documents and records (which the Purchasers shall procure are preserved) to the Sellers and their professional advisers and allow the Sellers to take copies of the documents and records and photograph the premises and chattels as the Sellers may reasonably request (at the Sellers’ cost) and the relevant member of the Purchasers’ Group shall take such action and give such information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect thereof or adjudication with respect thereto as the Sellers may reasonably request;

(iii)	at the request of the Sellers, subject as provided in sub-paragraph 6(A)(ii) above, allow the Sellers to take the sole conduct, subject always to sub-paragraph 6(B) below, of such actions as the Sellers may deem appropriate in connection with any such assessment or claim in the name of the relevant Purchaser or any relevant member of the Purchasers’ Group and in that connection the relevant Purchaser shall give or cause to be given to the Sellers all such assistance as they may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim and shall instruct such solicitors or other professional advisers as the Sellers may nominate to act on behalf of the relevant Purchaser or any relevant member of the Purchasers’ Group, as appropriate, but to act solely in accordance with the Sellers’ instructions, PROVIDED THAT neither the relevant Purchaser nor the relevant member of the Purchasers’ Group shall be required to commence any legal proceedings where either:

(a)	the relevant Purchaser or the relevant member of the Purchasers’ Group has validly assigned all of its rights in relation to the relevant claim to the Sellers in a manner which entitles the Sellers to the same benefits in respect of such rights as the relevant Purchaser or the relevant member of the Purchasers’ Group had; or

(b)	if sub-paragraph 6(A)(iii)(a) above does not apply, the Sellers have not notified the relevant party against whom such proceedings are brought that such proceedings are being brought at the instruction of the Sellers;

(iv)	make no admission or any statement of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication without the prior written consent of the Sellers; and

(v)	take all reasonable action to mitigate any loss suffered by them or any member of the Purchasers’ Group in respect of which a claim could be made under the Warranties or the Specific Indemnities, including (without limitation) enforcing against any person (other than the Sellers) any rights any member of the Purchasers’ Group has or may have in respect of the fact, matter or circumstance giving rise to the claim.

(B)	The Sellers shall be entitled at any stage and at their absolute discretion to settle any such third party assessment or claim, but shall consult with the relevant Purchaser prior to doing so and shall not make any admission statement or settlement of liability on behalf of a Purchaser or Company without the consent of the Purchasers’ Representative (such consent not to be unreasonably withheld or delayed).

7.	No liability if loss is otherwise compensated for

(A)	No Purchaser shall be entitled to recover any loss from the Sellers by reason of any breach of any of the Warranties, the Environmental Covenant, the Tax Covenant, the LTIP Indemnity or the Specific Indemnities to the extent that the same loss has been recovered by any Purchaser or any other member of the Purchasers’ Group under any other Warranty, the Specific Indemnities, the Environmental Covenant or other term of this Agreement or any other Purchase Document (including the Tax Covenant and the French Transfer Agreements) and, accordingly, the Purchasers and those deriving title from the Purchasers may only recover once in respect of the same loss.

(B)	The Sellers shall not be liable for breach of any of the Warranties, the LTIP Indemnity the Specific Indemnities or in respect of any claim under the Environmental Covenant or Tax Covenant, to the extent that the underlying loss that is the subject of the claim has been or is made good or is otherwise compensated for without cost to the Purchasers or any other member of the Purchasers’ Group or has been taken into account in the Completion Statement.

8.	Recovery from Insurers and other third parties

8.1	If in respect of any matter which would give rise to a claim against any member of the Retained Group under any Purchase Document (including, without limitation, under the Specific Indemnities but excluding any claim under the Tax Covenant, LTIP Indemnity or in respect of a breach of the Tax Warranties) any member of the Purchaser’s Group is entitled to claim under any policy of insurance:

(A)	pursuant to which any Company had insurance cover at any time prior to Completion, but under the terms of which that Company is not entitled to bring new claims in respect of events occurring after Completion; or

(B)	that transferred, directly or indirectly, to the Purchaser’s Group as a result of the transactions implemented by the Purchase Documents,

then no member of the Retained Group shall have any liability in respect of such matter under that Purchase Document (without prejudice to the Purchaser’s right to notify the Sellers of such claim) unless and until the appropriate member of the Purchaser’s Group shall have made a claim against such insurers and taken all reasonable and necessary steps to pursue such claim and any such insurance claim shall then extinguish or reduce by the amount so recovered any such claims against any member of the Retained Group under that Purchase Document less all reasonable costs of recovery.

8.2	The Purchasers shall, and shall procure that any relevant member of the Purchasers’ Group shall, take all actions reasonably requested by the Sellers’ Representative in relation to any insurance claim referred to in sub-paragraph 8.1 above, including (where possible under the terms of the relevant insurance policy):

(A)	validly assigning all of its rights in relation to the relevant claim against the insurer to a member of the Retained Group in a manner which entitles that member of the Retained Group to the same benefits in respect of such insurance claim as the relevant member of the Purchasers’ Group had; or

(B)	appointing a member of the Retained Group as its agent in relation to that insurance claim,

provided that any such action shall not prejudice the provision in sub-paragraph 8.1 above that the matter that is the subject of the insurance claim shall not be the subject of a claim against any member of the Retained Group under any Purchase Document unless and until all reasonable and necessary steps to pursue such claim against the insurer have been taken.

8.3	The Purchasers shall not, and shall procure that any relevant member of the Purchasers’ Group shall not, take any action to terminate any policy of insurance or release any claim referred to in sub-paragraph 8.1 above (without the consent of the Sellers’ Representative), provided that no member of the Purchasers’ Group shall be under any obligation to renew any such insurance policy once it expires in accordance with its terms.

8.4

Where any member of the Purchasers’ Group is at any time entitled to recover from some other person (other than an insurer under an insurance policy referred to under sub-paragraph 8.1 above) any sum in respect of any matter giving rise to a claim against any member of the Retained Group under any Purchase Document (including, without limitation, under the Specific Indemnities but excluding any claim under the Tax

Covenant, LTIP Indemnity or in respect of a breach of the Tax Warranties) which has been paid or settled by the relevant Seller, the Purchasers shall, and shall procure that the relevant member of the Purchasers’ Group concerned shall, where possible and upon the request of the Sellers’ Representative, validly assign all of its rights in relation to the relevant claim to a member of the Retained Group in a manner which entitles that member of the Retained Group to the same benefits in respect of such rights as the Purchaser or the relevant member of the Purchasers’ Group had.

8.5	If any of the Sellers pays at any time to any Purchaser an amount pursuant to a claim in respect of the Warranties (other than the Tax Warranties), the Specific Indemnities, the Environmental Covenant or under any other provision of this Agreement (or any other Purchase Document except the Tax Covenant) and the relevant Purchaser subsequently recovers from some other person any sum in respect of any matter giving rise to such claim, the relevant Purchaser shall forthwith repay to the relevant Seller the lesser of: (i) the amount paid by the relevant Seller to the relevant Purchaser; and (ii) the sum (including interest, if any) recovered from such other person less all reasonable costs of recovery.

9.	Acts of the Purchasers

(A)	No claim shall lie against the Sellers under or in relation to the Warranties (other than the Tax Warranties) or the Specific Indemnities in sub-clause 8.1 to the extent that such claim is attributable to:

(i)	any act, omission, transaction or arrangement:

(a)	carried out at the specific request of any member of the Purchasers’ Group before Completion;

(b)	carried out under or in accordance with the terms of any Purchase Document; or

(c)	not carried out due to the Purchasers’ failure to consent to a reasonable request by the Sellers for such consent;

(ii)	any voluntary act, omission, transaction or arrangement carried out by any Purchaser or on its behalf or by persons deriving title from any Purchaser or by a member of the Purchasers’ Group on or after Completion other than acts, omissions, transactions or arrangements:

(a)	in the ordinary course of the IWC Business (provided that the closure of any operations of the Purchaser’s Group or any redundancies shall not be treated as being outside the ordinary course of the IWC Business for the purposes of the application of this sub-paragraph 9(A)(ii) of the Specific Indemnities in sub-clause 8.1);

(b)	carried out under the terms of any Purchase Document;

(c)	carried out at the specific request of any member of the Retained Group; or

(d)	which a member of the Purchasers’ Group is committed to do by virtue of an obligation assumed or transferred under the Purchase Documents;

(iii)	any admission of liability made in breach of the provisions of this Schedule 4 (Basis of, and limitations on, the Sellers’ liability) after the date hereof by any Purchaser or on its behalf or by persons deriving title from any Purchaser or by a member of the Purchasers’ Group on or after Completion.

(B)	The Sellers shall not be liable for any breach of any Warranty (other than the Tax Warranties) where such breach or claim would not have arisen but for any reorganisation (including a cessation of the whole or part of any trade) or redevelopment, change of use or closure of any Relevant Property, or change in ownership of any member of the Purchasers’ Group after Completion or change in any accounting basis on which any member of the Purchasers’ Group values its assets or any accounting basis, method, policy or practice of any member of the Purchasers’ Group which is different from that adopted or used in the preparation of the Accounts, the Completion Statement other than where such change is to correct an improper accounting policy or practice.

10.	The Accounts and the Completion Statement

10.1	No matter shall be the subject of a claim under this Agreement (or any other Purchase Document) to the extent that it has been taken into account in the Completion Statement.

10.2	No matter shall be the subject of a claim under the Warranties to the extent that allowance, provision or reserve in respect of such matter shall have been made in the Accounts.

11.	Future legislation

No liability shall arise in respect of any breach of any of the Warranties (other than the Tax Warranties) to the extent that liability for such breach occurs or is increased directly or indirectly as a result of:

(A)	any legislation not in force on or prior to the date of this Agreement;

(B)	the withdrawal of any extra-statutory concession or other agreement or arrangement currently granted by or made with any governmental authority or Tax Authority (whether or not having the force of law); or

(C)	any change after the date of this Agreement of any generally accepted interpretation or application of any legislation or in the enforcement policy or practice of the relevant authorities.

12.	Knowledge

Without prejudice to paragraph 13 below, the Sellers shall not be liable under the Warranties in relation to any matter forming the basis of a claim where any Purchaser were aware of the facts or circumstances relating to such matter at the date of this Agreement.

13.	Disclosure

The Purchasers shall not be entitled to claim that any fact, matter or circumstance causes any of the Warranties to be breached if fairly disclosed (as defined in sub-clause 25.1 of this Agreement).

14.	Taxation

(A)	Without prejudice to the generality of paragraph 11 above, the Sellers shall not be liable in any event in respect of any breach of the Warranties (other than the Tax Warranties) if such breach or claim would not have occurred or arisen but for any change in the basis of, method of calculation of, or increase in the rate or rates of Tax or changes in the published practice of any Tax Authority announced (or if not so announced in advance, being made) after the date of this Agreement or the withdrawal of any extra-statutory concession currently granted by any Tax Authority.

(B)	The Sellers shall not be liable for any claim (other than a claim under the Tax Warranties) to the extent that it arises wholly or partly out of or is increased by virtue of a voluntary disclaimer by any of the Companies after Completion.

15.	Tax Warranties

(A)	The Sellers shall not be liable in respect of any breach of the Tax Warranties or a claim under the LTIP Indemnity if such liability (or any Tax liability giving rise to or which may result from such breach) would have been excluded under the provisions of clause 3 of the Tax Covenant (treating such liability (or Tax liability) as if, for the purposes of clause 3 of the Tax Covenant, it were a Tax Liability (as defined in the Tax Covenant)).

(B)	Tax Warranties Claims Procedure

(i)

Upon any of the Purchasers becoming aware of a claim by a Tax Authority which is relevant to the Tax Warranties, or the LTIP Indemnity such Purchaser shall immediately give written notice of that claim to the relevant Seller, and such Purchaser shall, or shall procure that any relevant Company shall (if such Seller shall indemnify such Purchaser and/or the relevant Company to their reasonable satisfaction against all losses, costs, damages and expenses, including interest on overdue Tax, which may be incurred thereby) take such action and give such information and assistance in connection with the affairs of the Purchaser and any relevant Company as such Seller may reasonably and promptly by written notice request to avoid, resist, appeal or compromise the claim PROVIDED THAT such Purchaser shall not be obliged to appeal, nor shall it be obliged to procure that any relevant Company appeals, against any Tax assessment if, such Seller having been given written notice of the receipt of that Tax assessment in accordance with the preceding provisions of this sub-paragraph, the relevant Purchaser has not within 15 days thereafter received instructions in writing from such Seller, in accordance with the preceding provisions of this sub-paragraph, to make that appeal; AND PROVIDED FURTHER THAT such Purchaser shall not be obliged to take any action, nor shall it be obliged to procure that any relevant Company takes any action, which involves contesting any Tax assessment before any court or other appellate body (excluding the authority or body demanding the Tax in question) unless the relevant Seller furnishes the relevant Purchaser or relevant Company with the written opinion of Tax counsel, provided after disclosure to the Tax counsel of all relevant information and documents, to the effect that, having regards to the circumstances, this is a reasonable course of action to take.

(ii)	The actions which the Seller may reasonably request under sub-paragraph 15(B)(i) above shall include (without limitation) applying to postpone (so far as legally possible) the payment of any Tax and/or allowing such Seller to take on or take over at its own expense the conduct of all or any proceedings of whatsoever nature arising in connection with the claim in question.

(iii)	If a Seller takes on or takes over the conduct of proceedings, the Purchaser shall provide, and if applicable shall procure that any relevant Company provides such information and assistance as such Seller may reasonably require in connection with the preparation for and conduct of those proceedings, and the relevant Company or the relevant Purchaser shall be kept fully and promptly informed of all matters relating to the proceedings and shall on written request be entitled to see copies of the relevant part of all relevant correspondence and related documentation.

(C)	Tax Warranties Recovery From Other Persons

If, in the event of any payment becoming due from any of the Sellers in respect of a Tax Warranty, or the LTIP Indemnity a Purchaser or Company is immediately entitled at the due date for the making of that payment to recover from any person (not being any of the Companies or a Purchaser, but including any Tax Authority) any sum in respect of the Tax liability that has resulted in that payment becoming due from such Seller, or at some subsequent date becomes entitled to make such a recovery, then the Purchaser shall, or shall procure that the relevant Company shall, promptly notify such Seller of the entitlement and shall, if requested by the Seller and at the Seller’s sole expense, take all reasonable steps to enforce that recovery (keeping the Seller fully and promptly informed of the progress of any action taken), and if such Seller has made a payment in respect of the Tax liability in question to a Purchaser, such Purchaser shall account to the relevant Seller for whichever is the lesser of:

(i)	any sum so recovered in respect of that Tax liability (including any interest or equivalent amount paid by the Tax Authority or other person on or in respect thereof less any Tax chargeable in respect of that interest); and

(ii)	the amount paid by such Seller in respect of that Tax liability pursuant to the relevant Tax Warranty or LTIP Indemnity.

16.	Claim to be reduction of consideration, etc.

Any payment other than a payment of interest or other income made by the Sellers or any other person in respect of any claim under the Warranties, the Specific Indemnities, the Environmental Covenant, the LTIP Indemnity or the Tax Covenant or otherwise under this Agreement or any other Purchase Document shall be deemed to be a reduction of the Purchase Price. Any payment by the Purchasers or the Purchasers’ Guarantor under clause 22 (The Purchasers’ and the Purchasers’ Guarantors’ warranties), clause 23 (The Purchasers’ and the Purchasers’ Guarantors’ undertakings) and sub-clause 31.2 (Sellers’ Guarantee and Purchasers’ Guarantee) shall be deemed to be an increase of the Purchase Price.

Schedule 7

(Conduct of business before Completion)

The acts referred to in sub-clause 5.1 (Conduct of business before Completion) are as follows:

(A)	the acquisition or disposal of legal or beneficial ownership of any real property for a consideration in excess of €250,000 or outside the ordinary course of the IWC Business;

(B)	discontinuing or ceasing to operate all or a material part of the IWC Business, or making any material change to the nature of the IWC Business;

(C)	the entering into of any contract (which includes, amongst other things, any agreement, arrangement or commitment) or the making of any material amendment to an existing contract outside the ordinary course of business or that would have a material adverse effect;

(D)	the making of any individual unbudgeted capital commitment exceeding €100,000 or which, when taken together with all other unbudgeted capital commitments entered into between the date of this Agreement and Completion exceeds the sum of €500,000 in aggregate;

(E)	the disposal outside the ordinary course of business of assets for a consideration in excess of €100,000 in aggregate;

(F)	any offer by any of the Companies or Asset Sellers or members of the Retained Group to engage a new Senior Employee other than to fill a vacant position due to the departure of the individual formerly in such position provided that the Sellers’ Representative shall consult with the Purchaser’s Representative in respect of any such proposed appointment prior to making such appointment;

(G)	any offer by any of the Companies or Asset Sellers or member of the Retained Group to engage any new employee or consultant that would not be a Senior Employee outside the ordinary course of business consistent with past practice during the 12 months prior to the date of this Agreement other than to fill a vacant position due to the departure of the individual formerly in such position;

(H)	the dismissal of any Senior Employee or any other employee (other than a lawful summary termination of employment by the relevant Seller, in accordance with its rights under the relevant employment contract and in the ordinary course of business consistent with practice during the 12 months prior to the date of this Agreement);

(I)	any material amendment, (including any increase in emoluments) to the terms of employment of Assumed Employees (save for any amendment made as required under applicable law, the terms of any employee benefit plan, collective bargaining agreement or other agreement or arrangement in effect on the date of this Agreement or in accordance with the past practice of the IWC Business during the 12 months prior to the date of this Agreement);

(J)	the reassignment of employees between the IWC Business and the Retained Group;

(K)	any declaration, authorisation, making or payment of a dividend in cash or in specie or other distribution of a similar nature or taxed in the same way as a dividend or any reduction of capital;

(L)	any grant of any material guarantee or indemnity for the obligations of any person (other than any Company or Asset Seller) other than in the ordinary course of business and consistent with past practice during the 36 months prior to the date of this Agreement;

(M)	any creation, allotment or issue or any grant of any option over or other right to subscribe or purchase, or any redemption or purchase of, any share or loan capital or securities of any Company or securities convertible into any of the foregoing;

(N)	acquiring or agreeing to acquire any share capital or other equity or ownership interest in any company, partnership or other venture;

(O)	changing the residence for Tax purposes of any Company;

(P)	the entering into of any transaction with any member of the Retained Group other than in the ordinary course of business which will continue in effect after Completion except as necessary to effect the transactions contemplated by this Agreement and the Purchase Documents;

(Q)	any creation or grant of any option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law or in the ordinary course of business) or other form of security or encumbrance or equity on, over or affecting the whole or any material part of the undertaking or assets of the IWC Business (other than rights arising under non-exclusive licences of Intellectual Property or Information and retention of title clauses in the ordinary course of business, or customs bonds or similar arrangements entered into for normal trading purposes);

(R)	the making of any loan (other than the granting of trade credit in the ordinary course of business in accordance with the relevant Company’s normal practice) to any person (other than between one Company and another Company);

(S)	any borrowing (other than the receipt of trade credit in the ordinary course of business or pursuant to and in accordance with the limits subsisting at the date of this Agreement or borrowings from a member of the Retained Group or between one Company and another Company);

(T)	failing to renew any insurance policy held by any of the Companies (unless they are Excluded Company Contracts) or which is included in the Asset Sellers Business Assets or failing to take commercially reasonable steps to comply with the terms of such policies or to notify any claims under such policies to the insurers promptly upon becoming aware of such claim; and

(U)	the entering into of any agreement, conditional or otherwise, to do any of the foregoing.

Schedule 9

(Initial Price)

1.	Amount payable at Completion

1.1	The aggregate amount payable by the Purchasers to the Sellers’ Representative (on behalf of the Sellers) at Completion in consideration of the sale and purchase of the Shares and the Asset Sellers Business (the “Initial Price”) shall be €39,861,000.

1.2	All payments to be made under this paragraph 1 shall be made in immediately available funds in Euros without any set-off, restriction or condition by way of wire transfer to the account of the Sellers’ Representative notified in advance to the party making the payment by the Sellers’ Representative.

2.	Apportionment of the Initial Price

2.1	The Initial Price shall be allocated between the Shares and the Asset Sellers Business according to the categories and sub-categories of Shares and Asset Seller Business Assets set out in sub-paragraph 2.2 below prior to Completion, pursuant to the procedure set out in sub-paragraphs 2.2 to 2.9 (inclusive) below.

2.2	The Sellers’ Representative will prepare or procure the preparation of a Draft Allocation Statement (as defined below), specifying the proposed allocation (and calculation) of the Initial Price for the sale of the Shares as between the following categories of Shares:

(A)	the issued quota in the capital of Arch Sayerlack Coatings S.R.L.;

(B)	the issued quota in the capital of Arch Color S.R.L.;

(C)	the issued shares in the capital of Arch Coatings España S.L.; and

(D)	the issued shares in the capital of Arch Sayerlack Coatings Singapore Pte Ltd; and

(the “Draft Allocation Statement”).

2.3	The Draft Allocation Statement shall be delivered to the Purchasers’ Representative by the Sellers’ Representative, on behalf of the Sellers, in accordance with clause 37 (Notices), within 20 Business Days of the date of this Agreement.

2.4	The Purchasers’ Representative may object to the Draft Allocation Statement by notice in writing (the “Objection Notice”) delivered to the Sellers’ Representative in accordance with clause 37 (Notices) within 10 Business Days of receiving the Draft Allocation Statement. The Objection Notice shall specify the allocation of the Initial Price proposed by the Purchaser, and shall specify in reasonable detail the basis on which the Purchaser has objected to the allocation of the Initial Price proposed in the Draft Allocation Statement.

2.5	If the Purchasers’ Representative does not serve an Objection Notice in accordance with sub-paragraph 2.4 above, the Draft Allocation Statement shall become final and binding on the parties at the end of the period referred to in that sub-paragraph, and the parties agree to use such price allocation for the purposes of sub-paragraph 2.9 below.

2.6	Within 10 Business Days of the delivery of any Objection Notice, the Sellers’ Representative and the Purchasers’ Representative will each procure that a person authorised to agree the allocation of the Initial Price on behalf of the Retained Group and on behalf of the Purchasers’ Group respectively be available to meet to discuss the allocation of the Initial Price proposed by the Sellers in the Draft Allocation Statement and by the Purchasers in the Objection Notice, and the parties will use their reasonable endeavours to agree such allocation prior to Completion. For the avoidance of doubt, agreement of such allocation shall not be a condition precedent to Completion.

2.7	If the parties reach mutual agreement on the allocation of the Initial Price on any category or sub-category of Shares or Asset Sellers Business Assets outlined in sub-paragraph 2.2 above prior to Completion, then the Sellers and the Purchasers agree to use such mutually agreed price as the price allocation for the purposes of sub-paragraph 2.9 below.

2.8	If the parties are unable to reach mutual agreement prior to Completion on the amount of the Initial Price to be allocated to the French Asset Seller Business, the Sellers and the Purchasers agree that the amount allocated to the French Asset Seller Business shall be the value of the French Asset Seller Business as determined by a third party valuer appointed by the Seller’s Representative and the Sellers and the Purchasers agree to use such price allocation for the French Asset Seller Business for the purposes of sub-paragraph 2.9 below.

2.9	The Initial Price allocation and apportionment in sub-paragraphs 2.2 to 2.8 (inclusive) above shall be adopted by the Sellers and the Purchasers for the purpose of the French Transfer Agreement, Tax and stamp duty, subject to such adjustments as may be made pursuant to Schedule 10 (Completion Statement).

IN WITNESS of which the parties or their duly authorised representatives have executed this agreement

Signed by /s/ Steven Giuliano for and on behalf of HICKSON NEDERLAND BV	) ) ) ) Steven Giuliano

Signed by /s/ Sarah O’Connor for and on behalf of HICKSON INVESTMENTS LIMITED	) ) ) ) Sarah O’Connor

Signed by /s/ Steven Giuliano for and on behalf of ARCH UK BIOCIDES LIMITED	) ) ) ) Steven Giuliano

Signed by /s/ Joseph Shaulson for and on behalf of ARCH CHEMICALS, INC.	) ) ) ) Joseph Shaulson

Signed by /s/ Joseph Shaulson for and on behalf of ARCH COATINGS UK LIMITED	) ) ) ) Joseph Shaulson

Signed by /s/ Sarah O’Connor for and on behalf of HICKSON LIMITED	) ) ) ) Sarah O’Connor

Signed by /s/ Timothy Knight for and on behalf of RPG ACQUISITION LIMITED	) ) ) ) Timothy Knight

Signed by /s/ Timothy Knight for and on behalf of THE SHERWIN-WILLIAMS COMPANY	) ) ) ) Timothy Knight

Signed by /s/ Timothy Knight for and on behalf of SHERWIN-WILLIAMS COATINGS S.A R.L.	) ) ) ) Timothy Knight